Exhibit 99.13

2025 BRITISH COLUMBIA
FINANCIAL AND ECONOMIC REVIEW

85TH EDITION
APRIL 2024 – MARCH 2025

BRITISH COLUMBIA | StrongerBC for everyone

2025 BRITISH COLUMBIAFINANCIAL AND ECONOMIC REVIEW  85TH EDITIONAPRIL 2024 – MARCH 2025

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2025
British Columbia Financial and Economic Review

85th Edition
(August 2025)

British Columbia
Ministry of Finance

2025 British Columbia Financial and Economic Review  85th Edition (August 2025)

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Table of Contents 2025 Financial and Economic Review

2025 Financial and Economic Review

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Part 1 — Economic Review	1
2024 Overview	3
British Columbia Economy	4
External Trade and Commodity Prices	5
Population	8
Labour Market	8
Consumer Spending, Inflation and Wages	9
Housing	10
Tourism	12
Global Economy	13
United States	14
Canada	14
Asia	15
Europe	16
Financial Markets	16

Charts
1.1	Provincial Economic Growth	3
1.2	British Columbia Real GDP Growth by Industry	4
1.3	Composition of British Columbia GDP by Industry	5
1.4	International Export Shares by Market	6
1.5	Lumber and Natural Gas Prices	7
1.6	Housing Starts	11
1.7	Home Sales and Price	12
1.8	Visitor Entries to British Columbia	12
1.9	Global Economic Growth	13
1.10	Canadian Dollar	17

Map
1.1	Net Interprovincial and International Migration in B.C., 2024	8

Tables
1.1	British Columbia Population and Labour Market Statistics	9
1.2	British Columbia Price and Earnings Indicators	10

Topic Box

Historical Data Volatility		18

Part 2 — Financial Review	21
2024/25 Overview	21
Revenue	24
Expense	35
Provincial Capital Spending	39
Provincial Debt	50
Pension Plans	54
Contractual Rights	55
Contractual Obligations	56
2024/25 Public Accounts Audit Qualification	57

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Charts
2.1	2024/25 Deficit – Major Changes from Budget 2024	23
2.2	Revenue Changes from Budget 2024	24
2.3	Expense Changes from Budget 2024	35
2.4	Total Capital Spending by Sector	39
2.5	Capital Spending Changes from Budget 2024	41
2.6	Financing Taxpayer-Supported Capital Spending	43
2.7	Total Provincial Debt by Sector	51
2.8	Change in Ending Debt Level from Budget 2024	51
2.9	Reconciliation of Surplus/Deficit to Change in Debt	52

Tables
2.1	2024/25 Fiscal Summary	22
2.2.1	Personal Income Tax Revenue Changes from Budget 2024	24
2.2.2	Corporate Income Tax Revenue Changes from Budget 2024	25
2.2.3	Consumption Tax Revenue Changes from Budget 2024	25
2.2.4	Property Tax Revenue Changes from Budget 2024	26
2.2.5	Other Tax Revenue Changes from Budget 2024	26
2.2.6	Energy and Mineral Revenue Changes from Budget 2024	27
2.2.7	Forest Revenue Changes from Budget 2024	28
2.2.8	Other Revenue Changes from Budget 2024	29
2.2.9	Federal Government Transfer Changes from Budget 2024	29
2.3	Revenue by Source	32
2.4	Expense by Ministry, Program and Agency	33
2.5	2024/25 Operating Results by Quarter	34
2.6	Capital Spending	40
2.7	Capital Expenditure Projects Greater Than $50 Million	44
2.8	Provincial Debt Summary	50
2.9	Key Debt Indicators	53
2.10	Interprovincial Comparison of Credit Ratings, July 2025	54
2.11	Pension Plan Balances	55
2.12	Taxpayer-Supported Contractual Obligations	57

Part 3 — Supplementary Information	59
General Description of the Province	60
Constitutional Framework	61
Provincial Government	62
Annual Financial Cycle	64
Government’s Financial Statements	66

Charts
3.1	Financial Planning and Reporting Cycle Overview	65
Tables
3.1	Provincial Taxes (as of July 2025)	68
3.2	Interprovincial Comparisons of Tax Rates – 2025	74

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Appendix 1 — Economic Review Supplementary Tables	75

Tables
A1.1A	Aggregate and Labour Market Indicators	76
A1.1B	Prices, Earnings and Financial Indicators	78
A1.1C	Other Indicators	80
A1.1D	Commodity Production Indicators	82
A1.2	British Columbia Real GDP at Market Prices, Expenditure Based	84
A1.3	British Columbia GDP at Basic Prices, by Industry	86
A1.4	British Columbia GDP, Income Based	88
A1.5	Employment by Industry in British Columbia	90
A1.6	Capital Investment by Industry	91
A1.7	British Columbia International Goods Exports by Major Market and Selected Commodities, 2024	92
A1.8	British Columbia International Goods Exports by Market Area	93
A1.9	Historical Commodity Prices (in US Dollars)	94
A1.10	British Columbia Forest Sector Economic Activity Indicators	95
A1.11	Historical Value of Mineral, Petroleum and Natural Gas Shipments	96
A1.12	Petroleum and Natural Gas Activity Indicators	97
A1.13	Supply and Consumption of Electrical Energy in British Columbia	98
A1.14	Components of British Columbia Population Change	99

Appendix 2 — Financial Review Supplementary Tables		101

Tables
A2.1	Operating Statement – 2013/14 to 2024/25	103
A2.2	Statement of Financial Position – 2013/14 to 2024/25	104
A2.3	Changes in Financial Position – 2013/14 to 2024/25	105
A2.4	Revenue by Source – 2013/14 to 2024/25	106
A2.5	Revenue by Source Supplementary Information – 2013/14 to 2024/25	107
A2.6	Expense by Function – 2013/14 to 2024/25	108
A2.7	Expense by Function Supplementary Information – 2013/14 to 2024/25	109
A2.8	Full-Time Equivalents (FTEs) – 2013/14 to 2024/25	110
A2.9	Capital Spending – 2013/14 to 2024/25	111
A2.10	Provincial Debt – 2013/14 to 2024/25	112
A2.11	Provincial Debt Supplementary Information – 2013/14 to 2024/25	113
A2.12	Key Provincial Debt Indicators – 2013/14 to 2024/25	114
A2.13	Historical Operating Statement Surplus (Deficit)	115
A2.14	Historical Provincial Debt Summary	116

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Part 1 Economic Review1 1 Reflects information available as of June 26, 2025.

2025 Financial and Economic Review

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Part 1 – Economic Review

2024 Overview

After several years of strong growth that outpaced most other provinces, including a robust post-pandemic rebound, economic activity in British Columbia expanded at a more moderate pace in 2024. Last year, the B.C. economy faced relatively high interest rates, persistent price pressures, and ongoing global economic uncertainty, which weighed on growth.

Statistics Canada published 2024 real dollar GDP by industry at basic prices in the preliminary release of its Provincial Economic Accounts in May 2025. The following analysis refers to these real GDP figures, as opposed to the commonly reported income and expenditure market prices data released late in the year.2

In 2024, B.C.’s real GDP growth of 1.2 per cent ranked eighth (tied with Ontario) among the provinces and below the national average. The province’s economy expanded at a slower pace last year than the 2.4 per cent increase in 2023, which ranked first in Canada.

Chart 1.1  Provincial Economic Growth

Per cent change,

real GDP at basic prices

Sources: Statistics Canada (Tables 36-10-0402-01 and 36-10-0434-03 – May 2025 Preliminary Industry Accounts)

Employment in B.C. rose by 2.3 per cent in 2024, and wages and salaries increased by 6.3 per cent. While home construction activity in 2024 was lower than the record levels in 2023, it remained above the ten-year historical average. Elevated interest rates, rising construction costs, and ongoing labour shortages weighed on the homebuilding sector. Meanwhile, home sales increased by 2.1 per cent, and the average home sale price rose by 1.0 per cent, despite ongoing affordability challenges and elevated interest rates.

[2]	Provincial and national real GDP by industry estimates are based on Statistics Canada’s preliminary industry accounts, released in May 2025. Further information on British Columbia’s economic performance is expected to be available in November 2025, when Statistics Canada releases revised GDP by industry data for 2024 and previous years, together with the full income and expenditure accounts for 2024.

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Part 1 – Economic Review

Consumer spending on goods increased by just 0.6 per cent in 2024 amid elevated interest rates. Meanwhile, inflation in B.C. continued to broadly moderate, though shelter price growth remained elevated. Overall, B.C.’s inflation rate averaged 2.6 per cent last year, down from 3.9 per cent in 2023. At the same time, weaker global demand and lower commodity prices contributed to a 2.7 per cent decline in B.C.’s goods exports relative to 2023.

British Columbia Economy

B.C.’s real GDP grew by 1.2 per cent in 2024 following growth of 2.4 per cent in 2023. The growth in 2024 was driven by B.C.’s service-producing industries while activity in goods-producing industries decreased compared to the previous year.

Service-producing industries grew by 2.5 per cent in 2024, supported by strong population growth. The service sector saw broad-based annual gains, led by real estate, rental and leasing (+3.0 per cent) and health care and social assistance services (+4.3 per cent). Transportation and warehousing (+4.1 per cent), public administration (+3.4 per cent), and educational services (+3.3 per cent) sectors also contributed to overall growth. In contrast, accommodation and food services declined slightly (-0.3 per cent), reflecting ongoing pressures from subdued consumer demand and elevated costs.

B.C.’s goods-producing industries declined by 2.9 per cent in 2024, following a modest 0.4 per cent increase in 2023. In 2024, activity declined in B.C.’s construction industry (-5.7 per cent), while manufacturing output contracted (-6.2 per cent) for the third consecutive year. Meanwhile, mining, quarrying and oil and gas extraction (+3.9 per cent); utilities (+3.9 per cent); and agriculture, forestry, fishing and hunting (+0.3 per cent) sectors contributed to annual economic growth.

Chart 1.2  British Columbia Real GDP Growth by Industry

Per cent change,

real GDP at basic prices

Source: Statistics Canada (Table 36-10-0402-01 – May 2025 Preliminary Industry Accounts)

Note: Other includes industries such as transportation and warehousing, educational services, and professional, scientific and technical services

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In 2024, service-producing industries accounted for 77.7 per cent of B.C.’s economy, while goods-producing industries represented 22.3 per cent. Within the service-producing industries, the real estate and rental and leasing sector remained the largest contributor, followed by wholesale and retail trade. In the goods-producing industries, the construction industry continued to make up the largest share, followed by the manufacturing sector.

Chart 1.3  Composition of British Columbia GDP by Industry

Shares of B.C. GDP at basic prices by

major industry, 2024

Public Administration
5.9%
Health Care & Social Assistance
8.0%
Educational Services
4.9%
Professional, Scientific & Technical Services
8.0%
Other
12.8%
Finance & Insurance
5.7%
Real Estate, Rental & Leasing
19.2%
Transportation & Warehousing
6.1%
Construction
9.2%
Natural Resources
6.0%
Manufacturing
5.4%
Wholesale & Retail Trade
8.9%

Source: Statistics Canada (Table 36-10-0400-01 – May 2025 Preliminary Industry Accounts)
(numbers may not add to 100 per cent due to rounding)

External Trade and Commodity Prices

Exports by destination:

Subdued global demand and lower energy prices in 2024 contributed to a decline in the value of B.C.’s merchandise exports. B.C. merchandise exports to the U.S. (B.C.’s largest international trading partner) continued to decline, while exports to China, South Korea, and Australia saw increases. Overall, B.C. goods exports declined by 2.7 per cent last year compared to 2023.

B.C.’s merchandise exports to the U.S. fell by 5.0 per cent in 2024 compared to 2023, marking the second consecutive decline. The annual decline largely reflected a 30.2 per cent decrease in energy products, mainly from natural gas. Meanwhile, exports of machinery and equipment to the U.S. increased for a fourth consecutive year, up 11.8 per cent in 2024 compared to 2023.

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Part 1 – Economic Review

B.C.’s goods exports to China increased by 7.4 per cent in 2024, largely due to a rise in exports of energy products (+12.6 per cent) and metallic mineral products (+13.4 per cent). Meanwhile, B.C.’s goods exports to Japan decreased by 9.4 per cent following three years of consecutive growth. The decline in goods exports to Japan was concentrated in energy products (-15.4 per cent), while exports of machinery and equipment increased by 26.5 per cent. Exports to South Korea rose by 8.8 per cent in 2024, driven by a surge in copper exports (+67.7 per cent).

Appendix Tables A1.7 and A1.8 provide further detail on exports by major market and commodity groups.

In 2024, the share of B.C.’s international merchandise exports destined to the U.S. averaged 52.9 per cent, down from 54.1 per cent in 2023. Exports to China accounted for 15.6 per cent in 2024, up from 14.1 per cent in 2023, while exports to Japan represented 10.3 per cent, down from 11.1 per cent in 2023.

Chart 1.4  International Export Shares by Market

Source: BC Stats – accessed June 2025

Note: Other Asia includes Hong Kong, Taiwan, South Korea and India
(numbers may not add to 100 per cent due to rounding)

Exports by commodity and prices:

In 2024, the decline in B.C. merchandise exports largely reflected a 17.0 per cent decrease in exports of energy products, primarily natural gas and coal, which experienced substantial declines of 48.1 per cent and 16.5 per cent, respectively. Exports of wood products saw a small decline of 0.9 per cent, following a 30.9 per cent drop in 2023. Meanwhile, increases in exports of metallic mineral products (+11.2 per cent), machinery and equipment (+8.2 per cent) and pulp and paper products (+9.2 per cent) partly offset the decline in B.C. merchandise exports.

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Oil prices declined in 2024 for the second consecutive year as subdued domestic and global demand combined with rising global supplies, particularly from North American production, continued to put downward pressure on prices. The West Texas Intermediate (WTI) price averaged $76.55 US per barrel in 2024, down 1.4 per cent from 2023. Meanwhile, the plant inlet price of natural gas averaged $0.74 C/GJ in 2024, down 58.4 per cent from 2023, reflecting excess supply from lower domestic demand and increased drilling activity in anticipation of LNG Canada coming online.

The price of Western spruce-pine-fir (SPF) 2x4 lumber continued to trend near its historical average in 2024, increasing 3.7 per cent compared to 2023 and averaging $412 US/000 board feet.

Chart 1.5  Lumber and Natural Gas Prices

Sources: Ministry of Forests; Ministry of Energy and Climate Solutions.

The effects of slower global economic activity on industrial metal and mineral prices were mixed. In 2024, the annual average price for metallurgical coal declined compared to 2023, along with prices for molybdenum and lead. Meanwhile, prices rose for gold, silver, copper, and zinc.

Manufacturing shipments:

Like merchandise exports, B.C.’s manufacturing sector was affected by lower commodity prices and weaker global demand. Overall in 2024, the nominal value of B.C.’s manufacturing shipments fell by 1.3 per cent compared to 2023, largely due to declines in fabricated metal products (-10.7 per cent) and shipments of computer and electronic products (-19.4 per cent), which outweighed relatively broad-based gains across other industries.

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Population

Despite slowing international migration over the course of the year, B.C. saw strong population growth in 2024. The population reached 5.698 million people on July 1, 2024, an increase of 3.0 per cent from the same date in 2023. This was the province’s second-fastest population increase since 1994, supported by still-elevated levels of international migration. In 2024, net international migration rose by 100,303 persons, down 47.1 per cent from 2023, reflecting the phasing out of federal policies implemented during the COVID-19 pandemic, more restrictions on work permits for non-permanent residents and caps on international students. Meanwhile, net interprovincial migration to B.C. was negative (-5,912 persons) for the second consecutive year. Overall, B.C. welcomed a total of 94,391 net migrants in 2024, down from a record-high in 2023. Population growth was entirely due to international migration, as B.C. saw a slight natural decline (where total deaths outnumbered total births), consistent with an aging population.

Map 1.1  Net Interprovincial and International Migration in B.C., 2024

Net Population Movement For British Columbia

Jan 2024 to Dec 2024

Net Inflow : 94,391 Persons

Source: BC Stats

Labour Market

B.C.’s labour market continued to experience gains in 2024, supported by strong population growth. Employment grew by 66,100 jobs (+2.3 per cent) in 2024, following growth of 2.6 per cent in 2023. Employment gains consisted of 55,200 full-time jobs and 11,000 part-time jobs. The number of jobs created was concentrated in the private sector (+35,800 jobs), along with gains in the public sector (+24,900 jobs) and self-employment (+5,300 jobs).

Employment gains in 2024 were mainly driven by growth in the services-producing sector (+59,500 jobs), led by health care and social assistance (+27,000 jobs); professional, scientific and technical services (+11,000 jobs); as well as public administration (+10,300 jobs). Wholesale and retail trade (-12,900 jobs) and accommodation and food services (-10,800 jobs) partly offset employment gains. Meanwhile, employment in the goods-producing sector increased by 6,600 jobs compared to 2023, primarily driven by an increase in construction (+9,300 jobs), while a decline in agriculture (-7,300 jobs) offset some of the gains.

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B.C.’s labour force expanded by 2.7 per cent in 2024, down from 3.2 per cent growth in 2023. Labour force expansion was driven by more landed immigrants looking for jobs last year (+4.8 per cent), while the number of those born in Canada declined (-0.5 per cent). B.C.’s labour force participation rate averaged 65.2 per cent in 2024, declining from 65.8 per cent in 2023. The overall decline in the labour force participation rate in 2024 was driven by lower participation among both prime-age workers and youth aged 15 to 24. The participation rate for the prime-age group declined to 87.7 per cent in 2024 from 88.4 per cent in 2023, while participation among youth fell to 62.6 per cent from 65.6 per cent over the same period. In contrast, the rate among those aged 55 and over held steady at around 36.4 per cent for the third consecutive year.

B.C.’s unemployment rate rose in 2024 as strong population and labour force growth outpaced job gains. B.C.’s unemployment rate averaged 5.6 per cent in 2024, up from 5.2 per cent in 2023. Nationally, the unemployment rate was higher, averaging 6.3 per cent in 2024. Meanwhile, job vacancies in the province have continued to ease. The province’s job vacancy rate reached 3.5 per cent in December 2024, lower than recent years, but still above the national average of 3.0 per cent.

Appendix Table A1.5 provides more details on employment by sector and subsectors.

Table 1.1 British Columbia Population and Labour Market Statistics

	Units	2020	2021	2022	2023	2024
Population (as of July 1)	(thousands)	5,176	5,227	5,357	5,532	5,698
	(% change)	1.3	1.0	2.5	3.2	3.0
Net Migration
International	(persons)	(3,155)	74,807	148,341	189,768	100,303
Interprovincial	(persons)	19,310	31,047	11,325	(1,203)	(5,912)
Labour Force	(thousands)	2,781	2,872	2,911	3,004	3,086
	(% change)	(1.3)	3.3	1.3	3.2	2.7
Employment	(thousands)	2,527	2,684	2,776	2,848	2,914
	(% change)	(5.7)	6.2	3.4	2.6	2.3
Unemployment Rate	(%)	9.1	6.6	4.6	5.2	5.6

Sources: Statistics Canada (Tables 17-10-0005-01, 17-10-0040-01, 17-10-0020-01, 14-10-0023-01 – accessed June 2025)

Consumer Spending, Inflation and Wages

Despite strong population growth, consumer spending on goods increased by just 0.6 per cent in 2024, following a 0.1 per cent decline in 2023. Retail sales were higher in six of nine subsectors driven by purchases at health and personal care retailers (+8.4 per cent), building material and garden supply stores (+9.3 per cent) and motor vehicles and parts dealers (+1.9 per cent). Gains were partly offset by lower sales at gasoline stations and fuel vendors (-7.8 per cent) and furniture, home furnishings, electronics and appliances retailers (-8.4 per cent). Elevated interest rates continued to hold back spending and reduce purchasing power for B.C. consumers in 2024. Subdued growth in nominal sales, combined with elevated prices, suggests an even lower volume of sales.

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Part 1 – Economic Review

While retail trade data offers detailed information on consumer spending on goods, there is a lack of timely comprehensive data for consumer spending on services at the provincial level. National data shows that household spending on services grew by 3.2 per cent on a real basis and by 7.2 per cent on a nominal basis in 2024. In B.C., nominal sales at food services and drinking places, a component of the service sector, continued to increase in 2024, up 4.0 per cent compared to 2023, supported by higher prices.

In 2024, inflation in B.C. continued to moderate as the price growth of goods eased, while inflation for services remained elevated. B.C.’s Consumer Price Index (CPI) inflation rate averaged 2.6 per cent in 2024, down from 3.9 per cent in 2023. The slower rate of inflation was mainly due to lower price growth for food (+3.0 per cent) and recreation, education and reading (+0.6 per cent). Meanwhile, health and personal care (+2.6 per cent) and shelter (+6.1 per cent) contributed the most to annual price growth. Despite some easing in recent quarters, elevated mortgage costs continued to contribute to shelter inflation in 2024. The annual CPI inflation rate excluding shelter was 1.1 per cent in 2024. Food price inflation eased in 2024 compared to the previous year, with grocery prices rising by 2.9 per cent (down from 7.5 per cent in 2023) and prices for food purchased from restaurants increasing by 3.4 per cent (down from 6.0 per cent in 2023).

In 2024, wage growth in B.C. moderated compared to the previous year, which reflected a lower job vacancy rate and softened labour demand. Employee compensation (aggregate wages, salaries, and employers’ social contributions) still increased by 6.3 per cent in 2024 following 7.5 per cent growth in 2023, reflecting gains in both jobs and wages. The average weekly wage rate increased by 5.2 per cent in 2024 compared to 2023, rising faster than the consumer price index for B.C.

Table 1.2 British Columbia Price and Earnings Indicators

	Units	2020	2021	2022	2023	2024
Consumer Price Index	(2002=100)	132.4	136.1	145.5	151.2	155.2
	(% change)	0.8	2.8	6.9	3.9	2.6
Average Weekly Wage Rate	($)	1,093	1,139	1,194	1,270	1,337
	(% change)	7.1	4.2	4.9	6.4	5.2
Compensation of Employees [1,2]	($ millions)	152,704	172,036	189,272	203,540	216,273
	(% change)	0.1	12.7	10.0	7.5	6.3
Primary Household Income [1]	($ millions)	218,224	240,288	260,770	279,663	n/a
	(% change)	(0.1)	10.1	8.5	7.2	n/a
Net Operating Surplus (Corporations) [1]	($ millions)	36,139	49,835	53,710	41,160	n/a
	(% change)	22.1	37.9	7.8	(23.4)	n/a

[1]	As of November 2024 Provincial Economic Accounts

[2]	Component of income-based GDP, including wages, salaries and employers' social contributions earned in B.C. by residents and non-residents of the province. 2024 value for compensation of employees is from Statistics Canada Table 36-10-0205-01.

Sources: Statistics Canada (Tables 18-10-0005-01, 14-10-0064-01, 36-10-0221-01, 36-10-0205-01, 36-10-0224-01 – accessed June 2025)

Housing

In 2024, B.C. home construction activity remained resilient but saw decreases in housing starts from the record high in 2023 due to elevated interest rates, skilled-labour shortages, and increasing construction costs. Housing starts totaled 45,828 units in 2024, a 9.2 per cent decrease compared to 2023, but remained above the ten-year historical average of 41,431 units. Among segments, multi-family housing starts declined by 7.5 per cent, while single-family housing starts fell by 20.3 per cent.

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Chart 1.6  Housing Starts

Sources: Canada Mortgage and Housing Corporation; Haver Analytics

Most major Census Metropolitan Areas (CMA) in B.C. saw growth in the number of homes under construction in 2024, with the exception of Victoria, which experienced a decline. However, home completions were mixed, with annual gains reported in Vancouver and Victoria while declines occurred in the Abbotsford and Kelowna CMAs compared to 2023. Meanwhile, the value of B.C. residential building permits (a leading indicator of potential new housing activity) fell by 4.2 per cent compared to 2023, extending a decline from the previous year.

In 2024, MLS home sales increased by 2.1 per cent compared to 2023, following a 9.3 per cent decline the year prior, which marked the lowest level in a decade. The increase was primarily driven by key markets such as Victoria (+10.9 per cent) and Greater Vancouver (+1.2 per cent). Meanwhile, declines in Okanagan-Mainline (-2.4 per cent) and the Fraser Valley (-1.0 per cent) provided some offset to the rise in sales. Despite muted demand throughout most of 2024, paired with affordability challenges, the MLS average home sale price in B.C. increased by 1.0 per cent compared to 2023.

In 2024, MLS composite benchmark house prices (which incorporates benchmark attributes by dwelling type in each region) increased in Vancouver Island (+2.5 per cent) and Greater Vancouver (+1.2 per cent), while prices decreased in the Okanagan Valley (-2.1 per cent), the Fraser Valley (-0.4 per cent) and Victoria (-0.1 per cent).

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Part 1 – Economic Review

Chart 1.7  Home Sales and Price

Sources: Canadian Real Estate Association; Haver Analytics

Tourism

While B.C.’s tourism sector moderated through the spring and summer of 2024, activity increased sharply at the end of the year, supported by a weaker Canadian dollar and a likely short-term boost from Taylor Swift’s concerts in December. Overall, the number of international travellers to B.C. rose by 8.2 per cent compared to 2023. In 2024, the number of U.S. travellers increased by 8.6 per cent and the number of non-U.S. travellers increased by 6.7 per cent compared to the previous year. The ongoing recovery in visitor numbers has brought the level of international travellers entering B.C. close to pre-pandemic levels.

Chart 1.8  Visitor Entries to British Columbia

Sources: Statistics Canada; Haver Analytics

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Global Economy

Global economic growth was relatively steady in 2024, but slightly slower than in 2023. The International Monetary Fund estimates that global real GDP advanced by 3.3 per cent in 2024, down from 3.5 per cent growth in the previous year. While inflation came down from prior years, interest rates remained elevated for much of 2024. Some central banks, including the Bank of Canada, the U.S. Federal Reserve, and the European Central Bank began to ease interest rates at different trajectories. Meanwhile, the Bank of Japan increased interest rates due to a weak yen and inflation concerns. Despite a recovery in trade and easing inflation, the global economy faced challenges from geopolitical tensions and weaker than expected growth in some emerging market and developing economies.

In 2024, the U.S. economy was strong despite an elevated interest rate environment, driven by robust consumer and government spending. U.S. real GDP grew by 2.8 per cent last year, a slight decrease from 2.9 per cent growth in 2023. Meanwhile, Canadian economic growth was steady at 1.6 per cent in 2024, a small increase from 2023.

Overseas, China’s economic growth moderated to 5.0 per cent last year, below the 5.4 per cent recorded in 2023 and the slowest rate in over 30 years, outside of pandemic years. Japan’s economy slowed to 0.2 per cent growth last year, down from 1.4 per cent in 2023. Meanwhile, euro zone real GDP growth increased to 0.8 per cent in 2024 from 0.6 per cent growth in 2023.

Chart 1.9  Global Economic Growth

Sources: International Monetary Fund (May 2025); Haver Analytics

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Part 1 – Economic Review

United States

The U.S. economy steadily expanded throughout 2024, with real GDP growing by 2.8 per cent, down slightly from 2.9 per cent in 2023, despite an elevated interest rate environment. Growth was driven by strong consumer spending, particularly for services, and government spending. Business investment also contributed positively, while the only decline came from lower net exports. However, some signs of moderation emerged late in the year as labour market conditions began to ease, contributing to a decline in consumer sentiment.

The U.S. labour market continued to grow in 2024, but at a slower pace than prior years. U.S. employment was 1.3 per cent higher in 2024 compared to 2023 and the unemployment rate averaged 4.0 per cent, in line with pre-pandemic historical averages but higher than the prior year rate of 3.6 per cent. Meanwhile, the annual labour force participation rate was unchanged in 2024, with 62.6 per cent of Americans participating in the labour market last year.

High interest rates continued to weigh on U.S. housing market activity in 2024. New housing construction fell for a third consecutive year, down 3.7 per cent compared to 2023, and totalled 1.37 million units for the year. Sales of existing homes declined by 0.6 per cent in 2024 compared to 2023, while sales of new single-family homes were 3.0 per cent higher. The median price for existing homes rose 4.5 per cent over the year, but declined 1.9 per cent for new single-family homes.

Canada

On a GDP by expenditure basis, the Canadian economy expanded by 1.6 per cent in 2024, slightly higher than the growth rate recorded in 2023. The increase in Canadian real GDP was led by gains in household consumption (primarily services) and government spending, while exports of goods and services grew moderately. Gains were partly offset by a decline in inventory investment, continued weakness in business investment (mostly from lower investment in machinery and equipment), and higher imports of services.

Canada’s labour market continued to grow throughout 2024, driven by strong population growth. Employment increased by 1.9 per cent last year, adding 395,700 jobs compared to 2023. Employment gains in 2024 were mainly driven by health care and social assistance (+122,800 jobs); professional, scientific and technical services (+81,100 jobs); as well as educational services (+53,900 jobs), while a decline in wholesale and retail trade (-49,100 jobs); agriculture (-26,300 jobs); and utilities (-6,200 jobs) offset some of the gains. Meanwhile, the national unemployment rate averaged 6.3 per cent in 2024, rising by 0.9 percentage points from the previous year, reflecting the labour force growing faster than employment, due to high levels of international migration.

In 2024, total MLS home sales in Canada rose 7.1 per cent, rebounding from a decline of 11.2 per cent in 2023. Despite the annual increase, home sales were subdued for most of the year compared to historical averages. Soft demand and an increase in listings have limited price growth, resulting in the national average home sale price rising just 0.9 per cent in 2024. Meanwhile, Canadian housing starts increased modestly in 2024, rising 2.1 per cent following a decline of 8.2 per cent in 2023. Among housing categories, multi-family starts increased by 2.8 per cent, while single-family starts were down 0.2 per cent. In addition, the value of residential building permits was up 9.9 per cent in 2024, following an annual decline of 7.9 per cent in 2023.

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Part 1 – Economic Review

Consumer price inflation in Canada continued to ease in 2024, reflecting a slow but steady return to historical norms. On an annual basis, Canadian consumer prices rose by 2.4 per cent in 2024, down from 3.9 per cent growth in 2023. Despite easing price growth, persistent price pressures remained in 2024, particularly for shelter prices (+5.7 per cent). Meanwhile, nominal retail sales grew 1.6 per cent in 2024 following 1.9 per cent annual sales growth in 2023. Sales at motor vehicles and parts dealers (+3.3 per cent) and general merchandise retailers (+3.9 per cent) were the primary contributors to annual growth in 2024. The largest decline occurred in sales at gas stations (-2.9 per cent), partly reflecting lower prices compared to 2023. In real terms (which exclude price effects), retail sales were up 0.9 per cent.

Canadian nominal goods exports saw a small increase in 2024, following a decline in 2023, with performance mixed among product categories. Overall, nominal goods exports increased by 1.3 per cent compared to 2023, mainly due to growth in exports of metal and non-metallic minerals exports, followed by energy products and consumer goods exports. Meanwhile, a decline in motor vehicle and parts exports was the biggest drag on growth, and metal ores and non-metallic minerals exports also fell. In contrast, service exports growth was solid in 2024, growing by 4.5 per cent compared to 2023, primarily due to a rise in travel and commercial services.

Asia

China’s economy expanded by 5.0 per cent in 2024, meeting the government’s official target, ending the year with a strong fourth quarter. Growth was supported by fiscal stimulus measures introduced in the fall and front-loaded exports ahead of anticipated U.S. tariff hikes. However, despite achieving its growth target, underlying momentum remained weak for most of the year. Retail sales were subdued, weighed down by persistent weak consumer confidence, a soft labour market, and a prolonged housing downturn. While strength in exports and industrial production (driven by manufacturing) helped boost economic growth, structural imbalances (such as weak domestic demand and high local government debt) continued to weigh on the economy.

Japan’s GDP growth was relatively at flat 0.2 per cent in 2024, a sharp slowdown from 1.4 per cent growth in 2023. Economic growth was dampened by temporary supply disruptions in the auto sector, weak industrial output, and limited recovery in consumption despite rising wages. Meanwhile, net trade contributed positively, boosted by frontloading of exports ahead of U.S. tariffs. In response to sustained inflation and rising wages, the Bank of Japan raised its policy interest rate twice in 2024, reaching 0.25 per cent by July 2024. This move continued the gradual tightening that began in March 2024 amid a weak yen and mounting price pressures.

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Part 1 – Economic Review

Europe

In 2024, economic growth in the euro zone remained subdued, with geopolitical tensions and heightened policy uncertainty continuing to weigh on business sentiment. A recovery in real incomes supported consumption, but persistent weakness in manufacturing and exports, particularly in Germany, kept overall momentum weak. Overall, the euro zone economy grew by 0.8 per cent in 2024, improving from the 0.6 per cent expansion recorded in 2023. Performance across major economies was mixed. Spain was the euro zone’s strongest performing major economy with 3.2 per cent real GDP growth in 2024, supported by strong consumption and tourism. Meanwhile, Germany (the euro zone’s largest economy) experienced a contraction for the second year in a row, with real GDP declining by 0.2 per cent, due to weak exports and consumer spending, as well as low investment in housing construction.

Financial Markets

The U.S. Federal Reserve (the Fed) and the Bank of Canada (BoC) along with other central banks, began cutting interest rates in 2024 in response to declining inflation. The BoC started cutting rates earlier in the year than the Fed, reflecting lower inflation levels and weaker relative economic conditions.

On December 18, 2024, the Fed reduced the federal funds rate by 25 basis points to a target range of 4.25 to 4.50 per cent. This was the third interest rate cut of 2024, primarily reflecting the Fed’s view that U.S. inflation has moved substantially toward its 2 per cent target. The Fed began lowering interest rates in the second half of last year, cutting the federal funds rate by a total of 100 basis points (bp). The Fed emphasized its commitment to support maximum employment and a 2 per cent inflation rate over the long-term. It also stated that it would adjust its policy stance if risks emerge that could interfere with achieving its goals.

In comparison, the BoC ended the year by reducing its overnight rate by 50 bp to 3.25 per cent in its December 11, 2024 interest rate announcement. This marked the fifth consecutive reduction since June 2024, cumulatively reducing the overnight rate by 175 bp, from 5.00 per cent to 3.25 per cent. According to the BoC, the earlier interest rate cuts were substantial and had started to support the Canadian economy. At the time, the BoC noted that further rate cuts could be considered if the Canadian economy evolves in line with their expectations. However, in their December rate announcement, the BoC noted increased uncertainty in Canada’s economic outlook due to possible U.S. tariffs.

In 2024, the Canadian dollar edged lower against the US dollar, averaging 73.0 US cents compared with an average of 74.1 US cents in 2023. The Canadian dollar experienced a modest decline during the first seven months of last year, followed by some moderate appreciation in late summer. However, later in the year, the Canadian dollar saw a notable depreciation, falling from 73.8 US cents in September 2024 to 70.2 US cents in December 2024, the lowest monthly exchange rate since January 2016. This decline reflected growing uncertainty facing the Canadian economy, particularly due to U.S. tariffs, as well as interest rate differentials.

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Chart 1.10  Canadian Dollar

Source: Bank of Canada – accessed April 2025.

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Part 1 – Economic Review

Historical Data Volatility

Individual economic variables have unique characteristics. An important characteristic from a budgeting and planning perspective is the historical data volatility of a variable. Typically, variables that are more volatile over history are more difficult to forecast than variables that are more stable. This topic box summarizes the volatility of historical data from 1981 to 2023. Economic variables were relatively more volatile in 2020 and 2021, reflecting the impact of the COVID-19 pandemic.

One of the most common measurements of data volatility is the standard deviation, which is frequently reported by agencies such as Statistics Canada and the Bank of Canada. Generally, the standard deviation of a variable measures how far the individual data points are from the average (mean) of all the data points in the series on an absolute basis (that is, without regard to whether each data point is above or below the average).

If a variable’s data points are generally close to the average, then the standard deviation will be relatively low (meaning that the variable is relatively stable). An example of a relatively stable variable is presented in Chart 1, which displays the annual growth rate of B.C.’s population.

Chart 1 – An Example of Historical Data Stability

Annual growth rate of B.C.’s population

(per cent change)

*Percentage points

Sources: Statistics Canada; Haver Analytics; Ministry of Finance calculations

Conversely, if a variable’s data points are generally spread out from the average, then the variable will have a relatively high standard deviation (meaning that the variable is relatively volatile). The annual growth rate of the natural gas price in Chart 2 is an example of a relatively volatile variable.

Chart 2 – An Example of Historical Data Volatility

Annual growth rate of the natural gas price

(per cent change)

*Percentage points

Sources: Ministry of Energy and Climate Solutions; Ministry of Finance calculations

The standard deviations and averages of selected key economic variables’ growth rates over different time periods are presented in Table 1. For instance, B.C. real GDP growth had a standard deviation of 2.6 percentage points and an average of 2.9 per cent from 2014 to 2023. This means that growth rates between 0.3 and 5.5 per cent are within one standard deviation of the average annual real GDP growth rate of 2.9 per cent over this period.

Standard deviations can vary widely across indicators and time. Variables such as the natural gas price and net operating surplus of corporations were relatively volatile from 2014 to 2023, while variables such as population and the consumer price index were relatively stable (see Chart 3). Meanwhile, some variables like the price of natural gas have become more volatile over time, whereas other variables like population have become more stable (see Table 1).

Chart 3 – Recent Data Volatility

Standard deviations of selected B.C. economic variables and prices*

(percentage points)

*Based on the annual per cent change of calendar year data from 2014 to 2023

Sources: Statistics Canada; Haver Analytics; Ministry of Energy and Climate Solutions; Canada Mortgage and Housing Corporation; Ministry of Finance calculations

The Ministry of Finance manages the uncertainty associated with data volatility by incorporating prudence in the Province’s budget and fiscal plan.

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Part 1 – Economic Review

Table 1 – Data Volatility

Standard deviations and averages of growth rates of selected B.C. economic variables and prices

	1982-2023		2004-2023		2014-2023
		Standard		Standard		Standard
		Deviation		Deviation		Deviation
All figures are based on the annual per cent	Average[2]	(percentage	Average[2]	(percentage	Average[2]	(percentage
change of calendar year data[1]	(%)	points)	(%)	points)	(%)	points)
Real GDP	2.6	2.5	2.7	2.3	2.9	2.6
Nominal GDP	5.4	3.4	5.2	4.1	6.0	4.6
Nominal consumption	5.5	2.4	4.9	2.8	5.3	3.5
Nominal business investment	5.5	9.1	7.2	7.5	7.7	5.6
Nominal residential home sales	11.2	24.1	8.1	23.7	9.6	28.8
Nominal household income	5.3	2.5	5.2	2.3	5.7	1.8
Nominal compensation of employees	5.1	3.0	5.1	3.3	6.0	3.5
Nominal net operating surplus of corporations	10.5	30.1	5.9	18.1	7.4	19.0
Consumer price index	2.6	2.0	2.0	1.5	2.6	1.8
Exchange rate	-0.1	5.4	0.4	6.1	-2.5	5.4
Copper price	6.2	24.2	11.3	29.2	3.1	20.8
Natural gas price	8.1	41.6	5.2	50.2	13.9	63.3
Pulp price	3.4	21.2	4.6	19.4	3.0	22.0
SPF 2x4 price	4.5	23.9	5.9	29.1	6.6	34.6
Housing starts	3.3	22.9	5.9	22.6	7.3	14.4
Population	1.6	0.8	1.5	0.6	1.8	0.7

[1]	Calendar and fiscal year data yield similar data volatility results

[2]	Measured as the mean

Sources: Statistics Canada; Haver Analytics; Ministry of Energy and Climate Solutions; Ministry of Mining and Critical Minerals; Ministry of Forests;

The Canadian Real Estate Association; Canada Mortgage and Housing Corporation; Ministry of Finance calculations

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20 |	2025 Financial and Economic Review

Part 2

Financial Review

2025 Financial and Economic Review

Part 2 – Financial Review

2024/25 Overview

Table 2.1 2024/25 Fiscal Summary

	2024/25			Actual
($ millions)	Budget	Actual	Variance	2023/24 [1]
Revenue	81,523	84,046	2,523	79,623
Expense	(89,434)	(91,393)	(1,959)	(84,658)
Pandemic Recovery Contingencies	-	-	-	(598)
Deficit	(7,911)	(7,347)	564	(5,035)
Capital spending:
Taxpayer-supported capital spending	14,104	10,379	(3,725)	8,772
Self-supported capital spending	4,652	4,402	(250)	4,584
Total capital spending	18,756	14,781	(3,975)	13,356
Provincial Debt:
Taxpayer-supported debt	88,639	99,089	10,450	75,402
Self-supported debt	34,628	34,788	160	32,060
Total debt	123,267	133,877	10,610	107,462
Key debt affordability metrics:
Taxpayer-supported debt-to-GDP ratio	21.0%	23.2%	2.2%	18.4%
Taxpayer-supported debt-to-revenue	111.8%	122.7%	10.9%	97.9%

[1]	Figures have been restated to reflect government accounting policies in effect at March 31, 2025, and the impact of Statistics Canada's historical data revisions of economic growth.

The provincial government ended the 2024/25 fiscal year with a deficit of $7.3 billion, $564 million lower than Budget 2024. (See Table 2.5 for detailed quarterly changes to the forecast.)

Revenue totalled $84.0 billion in 2024/25, $2.5 billion higher than the Budget 2024 projection. Higher revenues were recorded in taxation, investment earnings, miscellaneous sources and commercial Crown corporations’ net incomes, partly offset by lower natural resources revenues and federal government transfers. (See Revenue section for further details.)

Total government expenses of $91.4 billion were $2.0 billion higher than Budget 2024 due mainly to fire and emergency management costs, funding for various housing and shelter initiatives using statutory spending authorization, and higher spending funded by increased recoveries from third parties. (See Expense section for further details.)

Taxpayer-supported capital spending on hospitals, schools, post-secondary institutions, transportation infrastructure, social housing and other projects totalled $10.4 billion, $3.7 billion less than Budget 2024 due to changes in the timing of projects across the sectors.

Self-supported capital spending of $4.4 billion was $250 million lower than budget mainly in power generation and transmission projects. (See Capital section for further details.)

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Chart 2.1  2024/25 Deficit – Major Changes from Budget 2024

$564 million decrease in deficit

$ millions

Taxpayer-supported debt ended the year at $99.1 billion, which is $10.4 billion higher than forecast in Budget 2024. This increase was mainly due to impacts of a higher opening balance and pre-funding fiscal 2025/26 requirements to meet liquidity needs. Self-supported debt was $34.8 billion, $160 million higher than budget mainly reflecting higher opening balance from the preceding fiscal year. (See Provincial Debt section for further details.)

Financial information in this publication, including this chapter and Appendix 2, is sourced from the government’s 2024/25 Public Accounts.

2025 Financial and Economic Review	| 23

Part 2 – Financial Review

Revenue

Revenue totaled $84 billion in 2024/25, $2.5 billion higher than the Budget 2024 projection and up 5.6 per cent from 2023/24. Compared to budget, higher revenues were recorded in taxation, investment earnings, miscellaneous sources, and commercial Crown corporations’ net incomes, partly offset by lower natural resources revenues and federal government transfers.

Changes of the major revenue components from Budget 2024 are outlined as follows.

Chart 2.2  Revenue Changes from Budget 2024

Total revenue increased by $2.52 billion

$ millions

Income Tax Revenue

Personal income tax revenue was up $388 million from budget. The increase is mainly due to $402 million resulting from higher 2024/25 base revenue, reflecting improved household income, the effects of federal tax measures, and improved financial markets. The improvement was partially offset by a $14 million decrease relating to prior year mainly due to weaker final 2023 tax assessments, reflecting lower earnings from higher income individuals despite improvement in overall taxable income.

Table 2.2.1 Personal Income Tax Revenue Changes from Budget 2024

	Revenue				Public	Public
	changes	Indicators		Budget	Accounts	Accounts
	($ millions)	(annual percent change)		2024	2023/24	2024/25
Carry-forward impacts reflecting improved household and taxable income compared to budget assumptions	402	Household income	2023	6.9%	6.9%	9.5%
			2024	4.4%	4.4%	6.8%[1]
			2025	4.3%	4.3%	4.1%[1]

Prior year adjustment - mainly weaker 2023 tax returns compared to what was recorded in 2023/24 Public Accounts	(14)	B.C. taxable income	2023	6.0%	6.0%	8.0%
	388		2024	4.7%	4.7%	7.4%
			2025	4.5%	4.5%	3.2%
		[1] Budget 2025 forecast

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Part 2 – Financial Review

Corporate income tax revenue was up $26 million mainly due to higher final settlement payments relating to prior year partially offset by lower 2024 instalment payments from the federal government. The prior year’s final settlement payment relating to 2023 tax year resulted in a $895 million increase. This increase is due to stronger than expected final 2023 taxes assessed in late 2024 resulting in an increase in B.C. taxable income of 1.4 per cent in 2023. This increase was partly offset by a $870 million decrease in 2024 instalments, mainly reflecting lower B.C. payment share of the national corporate taxable income.

Table 2.2.2 Corporate Income Tax Revenue Changes from Budget 2024

	Revenue			Public
	Changes		Budget	Accounts
	($ millions)	Indicators ($ billions)	2024	2024/25
Prior years' settlement payment 2023 tax year	895	Payment Share	15.03%	13.10%
Advance instalments (2024/25)	(869)	2024 national corporate tax base	520.8	553.7
	26	2023 national corporate tax base	456.2	537.0
		2023 B.C. corporate tax base	68.6	75.3

Other Tax Revenue

Consumptions taxes were $497 million lower than budget.

Sales tax revenues were $399 million lower than budget due to lower retail sales activity as well as nominal expenditure on consumption of semi, non-durable, and durable goods, which accounts for 40 per cent of total taxable expenditure.

Table 2.2.3 Consumption Tax Revenue Changes from Budget 2024

	Revenue			Public
	changes	Indicators	Budget	Accounts [1]
	($ millions)	(annual percent change for the 2024 calendar year)	2024	2024/25
		Nominal consumer expenditures
		on goods and services	5.2%	4.4%
		on semi-durable goods	1.9%	-3.2%
		on services	7.1%	7.5%
Provincial sales	(399)	Nominal business investment	1.2%	2.7%
Tobacco	(98)	Consumer price index	2.7%	2.6%
Fuel	(41)	Real GDP	0.8%	1.2%
Carbon	41	Nominal GDP	3.3%	4.1%
	(497)	Retail sales	2.3%	0.6%
		[1] Budget 2025 forecast for most variables, except retail sales and consumer price index which are actuals.

Tobacco tax revenue was down $98 million from budget reflecting a decline in consumption volumes.

Fuel tax revenue was down $41 million from budget mainly due to lower gasoline sales volumes.

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Part 2 – Financial Review

Carbon tax revenue was up $41 million from budget mainly due to higher than expected purchased volumes in other liquid fuels. 2024/25 revenue includes the carbon tax rate increase from $65 to $80 per tonne of carbon dioxide equivalent emissions on April 1, 2024 and output base pricing system revenue estimated at $199 million.

Property tax revenue was $58 million higher than budget due to higher revenues from business property taxes and BC Transit property levies. The speculation tax revenue at $86 million in 2024/25 was $4 million lower than the budget estimate, based on declarations by property owners for 2024.

Table 2.2.4 Property Tax Revenue Changes from Budget 2024

Revenue
changes
($ millions)
Residential tax	(30)
Non-residential tax	59
Speculation and vacancy tax	(4)
Other	33
Total changes	58

Property transfer tax revenue was $50 million lower than budget due to lower than expected residential sales value, reflecting reduced home sales activity as well as lower net in-migration.

Employer health tax revenue was $253 million higher than budget mainly due to increases in employer payrolls, reflecting improved compensation of employee growth as well as increased reassessments relating to prior tax years.

Insurance premium tax revenue was $65 million higher than budget mainly due to higher activity and premiums reflecting increased assessments of risks including climate change and inflationary increases, and increased prior year taxable premiums, partially offset by impacts of ICBC rebates.

Table 2.2.5 Other Tax Revenue Changes from Budget 2024

	Revenue			2024/25
	changes	Indicators	Budget	Public
	($ millions)	(annual percent change for the 2024 calendar year)	2024	Accounts [1]
Employer health	253	Compensation of employees	5.5%	6.7%
Insurance premium	65
	318
		[1] Budget 2025 forecast.

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Natural Resources Revenue

Total natural resource revenues are $734 million below budget.

Natural gas royalties were $82 million lower than budget due to lower natural gas liquids royalties reflecting reduced royalty rates applied to new wells. In addition, the revenue was reduced mainly reflecting lower prices for natural gas due to higher than average storage inventories in North America. These revenue was partly offset by a corresponding decrease in utilization of credits under the royalty programs. In 2024/25, natural gas prices averaged $0.74 ($Cdn/gigajoule, plant inlet), a 41.3 per cent decrease from the Budget 2024 assumption. Payments of $65 million were made through the Ministry of Indigenous Relations and Reconciliation (MIRR) to First Nations in support of natural gas royalties revenue sharing agreements.

Table 2.2.6 Energy and Mineral Revenue Changes from Budget 2024

	Revenue
	Changes		Budget	Actual
	($ millions)	Indicators	2024	2024/25
Natural gas royalties	(82)	Natural gas price ($Cdn/GJ, plant inlet)	$1.26	$0.74
		Natural gas production (annual change)	3.2%	4.7%
		Pentane price ($C/bbl)	$87.50	$90.81
		Condensates price ($C/bbl)	$79.40	$86.71
Coal, metals and other minerals	(259)	Metallurgical coal price ($US/tonne)	$243	$247
		Copper price ($US/lb)	$3.88	$4.25
Electricity sales under the Columbia River Treaty	(187)	Electricity price ($US/Mwh)	$93.37	$61.27
Petroleum royalties	17	Oil price ($US/bbl)	$77.34	$75.12
Fees and levies collected by the BC Energy Regulator	17
Bonus bids and Crown land drilling licences and leases	2

	(492)

Coal, metals and other minerals revenue was $259 million lower than budget mainly due to labour and shipment disruptions following the summer 2024 rail stoppage and fall 2024 port strike, as well as higher mining costs, partly offset by higher coal and metal prices. Metallurgical coal prices averaged $247 (US/tonne) in 2024/25, up 1.7 per cent from the budget assumption. Copper prices were $4.25 (US/lb) in 2024/25, up 9.5 per cent from the budget assumption. Payments of $81 million were made through MIRR to First Nations in support of coal, metals and other minerals revenue sharing and other agreements.

Revenue from electricity sales under the Columbia River Treaty was $187 million lower than budget mainly due to an overall decrease in volume resulting from the new Agreement-in-Principle (AIP) for the Columbia River Treaty and lower Mid-C electricity prices, partly offset by a separate annual cash payment for Flood Risk Management included in the AIP. Mid-C electricity prices averaged $61.27 ($US per mega-watt hour), down 34.4 per cent from the budget assumption ($93.37). Lower average Mid-C electricity prices reflect mild weather, moderate natural gas prices and growth in wind and solar generation. Payments of $39 million were made through MIRR to First Nations in support of electricity sales under the Columbia River Treaty revenue sharing and other agreements.

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Part 2 – Financial Review

Revenue from other energy sources was $36 million higher than budget mainly due to higher petroleum production and fees and levies collected by the BC Energy Regulator.

Forests revenue was $175 million lower than budget mainly due to lower than expected stumpage and logging tax revenues, reflecting regular updates to the market pricing system, decreased average stumpage rate and lumber prices. Logging tax revenue was $85 million lower than budget due to prior-year losses. The total Crown harvest volumes for 2024/25 were 32.2 million cubic metres, relatively unchanged from budget. Lumber prices for spruce, pine and fir (SPF) 2x4 averaged $412 ($US/1000 bf) in 2024, 3.0 per cent lower than the budget assumption ($425). Payments of $179 million were made through MIRR to First Nations in support of Forest Consultation and Revenue Sharing Agreements.

Table 2.2.7 Forest Revenue Changes from Budget 2024

	Revenue
	changes		Budget	Actual
	($ millions)	Indicators	2024	2024/25
Stumpage from timber tenures	(126)	SPF 2x4 ($US/1000 bf, calendar year)	$425	$412
BC Timber Sales	26	Total stumpage rate ($/m3)	$18.06	$14.78
Logging Tax	(85)	Harvest volumes (million m3)	32.0	32.2
Recoveries relating to revenue sharing payments to First Nations	(2)
Other receipts	12
	(175)

Other natural resource revenues, comprised of revenue from water rentals and hunting and fishing licenses, were $67 million lower than budget mainly due to lower water rentals revenue reflecting significantly reduced inflows to reservoirs due to near record low snowpack and drought conditions, resulting in reduced power generation by BC Hydro and independent power producers.

Other Taxpayer-Supported Sources

Revenue from fees, investment earnings and other miscellaneous sources totalled $13.1 billion, up $1.7 billion from budget.

Fee revenues totalled $5.5 billion, unchanged from budget. Higher fees earned by health authorities and other fees were offset by lower revenues from post-secondary institutions, K-12 school districts and recoveries related to nominal rent tenures.

Investment earnings was $2.2 billion, up $735 million from budget due in part to higher cash balances held by government to meet liquidity requirements, as well as higher investment returns from post-secondary institutions and health authorities.

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Table 2.2.8 Other Revenue Changes from Budget 2024

	Revenue
	changes
	($ millions)
Fees	—	Mainly higher revenues from health authorities and other fees offset by lower revenues from post-secondary institutions, K-12 school districts and recoveries related to nominal rent tenures

Investment earnings	735	Mainly higher cash balances and investment returns from post-secondary institutions and health authorities, partly offset by lower recoveries through the fiscal agency loan program

Miscellaneous sources	952	Higher revenues in taxpayer-supported SUCH sector agencies, higher PharmaCare and other vote recoveries

	1,687

Miscellaneous revenue totalled $5.5 billion, up $952 million from budget mainly due to higher revenue collected by core government and taxpayer-supported crowns and SUCH1 sector entities ($537 million) and higher external recoveries received to fund ministry programs, mainly in the health sector ($415 million).

Federal Government Transfers

Contributions from the federal government totalled $14.3 billion, $139 million below budget.

Canada Health Transfer and Canada Social Transfer entitlements were up $67 million mainly due to higher than assumed B.C. share of the national population (13.80 per cent compared to 13.73 per cent forecast at budget), partly offset by Canada Health Act deductions.

Table 2.2.9 Federal Government Transfer Changes from Budget 2024

	Revenue
	changes
	($ millions)
B.C. health and social transfers revenue	67	Higher than assumed B.C. share of the national population partly offset by Canada Health Act deductions

Disaster Financial Assistance Arrangements	(541)	Mainly lower funding in support of Disaster Financial Assistance Arrangements (DFAA) reflecting refined costs and DFAA events reprofiled to future years

Vote recoveries	339	Mainly higher health and natural resource funding partly offset by lower local government transfers and public transit funding

SUCH sector	53	Higher transfers to taxpayer-supported SUCH sector agencies (mainly post-secondary institutions)

Crown corporations and agencies	(69)	Lower transfers to taxpayer-supported Crown entities mainly BC Housing

Other receipts	12	Mainly higher receipts from B.C.’s share of federal cannabis excise tax entitlement

	(139)

1 SUCH: School districts, universities, colleges and institutes, and health organizations.

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Part 2 – Financial Review

Other federal government contributions were down $206 million from budget. The decrease mainly reflects a $541 million decrease in transfers under the Disaster Financial Assistance Arrangements (DFAA), partly offset by higher vote recoveries. The decrease in DFAA revenue reflects refined costs and delays in timing of eligible expenses to future years. Ministries received $339 million higher vote recovery mainly due to increased funding in support of health programs, partly offset by lower local government transfers and public transit funding. The higher revenues reported as vote recoveries have an equal and offsetting expense increase. Other ministry receipts were $12 million higher than budget mainly due to B.C.’s share of federal cannabis excise tax reflecting increased consumption. SUCH sector entities (mainly post-secondary institutions) received $53 million more in federal contributions. Contributions received by taxpayer supported Crown corporations were down $69 million (mainly BC Housing).

Commercial Crown Corporations

The net income of commercial Crown corporations (government business enterprises) totalled $4.8 billion in 2024/25, $1.5 billion higher than Budget 2024, and $313 million higher than 2023/24. The variance from budget in overall earnings is mainly due to an improvement in operating results of ICBC.

British Columbia Hydro and Power Authority

BC Hydro’s net income was $587 million, $125 million lower than the forecast in Budget 2024 primarily due to higher operating costs as a result of inflation and expanded operational requirements.

Many variances, including those related to revenues, cost of energy, amortization, finance charges and others are deferred to regulatory accounts, as approved by the British Columbia Utilities Commission, and do not impact net income.

British Columbia Liquor Distribution Branch

BC Liquor Distribution Branch’s net income of $1.1 billion was $4 million higher than the forecast in Budget 2024 and $54 million lower than 2023/24 due to lower sales volumes over the year.

British Columbia Lottery Corporation

BC Lottery Corporation’s net income of $1.3 billion2 was $134 million lower than the prior year and $28 million lower than Budget 2024. The decrease in net income was primarily due to lower revenues attributed to reduced discretionary spending by patrons.

[2]	Net of payments to the federal government and payments to the BC First Nations Gaming Revenue Sharing Limited Partnership in accordance with section 14.3 of the Gaming Control Act (B.C.).

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Insurance Corporation of British Columbia

The Insurance Corporation of British Columbia’s reported net income was approximately $1.7 billion (net of the $406 million in rebate payments to customers), compared to $nil net income projected in Budget 2024, and $254 million higher than the previous year. The improvement over budget was mainly due to unanticipated higher investment earnings and lower claims costs.

More information about commercial Crown corporations’ financial results and performance measures is provided in each corporation’s Annual Service Plan Report available at its respective website.

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Table 2.3 Revenue by Source

	Budget	Actual	Actual
($ millions)	2024	2024/25	2023/24
Taxation
Personal income	16,638	17,026	16,443
Corporate income	8,236	8,262	6,085
Employer health	2,803	3,056	2,886
Sales [1]	10,762	10,363	10,330
Fuel	1,020	979	982
Carbon	2,565	2,606	2,642
Tobacco	510	412	477
Property	3,779	3,837	3,605
Property transfer	2,055	2,005	1,993
Insurance premium	846	900	853
	49,214	49,446	46,296
Natural resources
Natural gas royalties	754	672	823
Forests	689	514	657
Other natural resources [2]	1,707	1,230	1,663
	3,150	2,416	3,143
Other revenue
Post-secondary education fees	2,937	2,911	2,840
Other fees and licences [3]	2,531	2,557	2,427
Investment earnings	1,424	2,159	1,718
Miscellaneous [4]	4,508	5,460	4,988
	11,400	13,087	11,973

Contributions from the federal government
Health and social transfers	9,475	9,542	9,390
Other federal contributions [5]	4,971	4,765	4,344
	14,446	14,307	13,734

Commercial Crown corporation net income
BC Hydro	712	587	323
Liquor Distribution Branch	1,090	1,094	1,148
BC Lottery Corporation [6]	1,323	1,295	1,429
ICBC [7]	-	1,653	1,399
Other [8]	188	161	178
	3,313	4,790	4,477
Total revenue	81,523	84,046	79,623

[1]	Includes provincial sales tax and HST/PST housing transition tax related to prior years.
[2]	Columbia River Treaty, Crown land tenures, other energy and minerals, water rental and other resources.
[3]	Healthcare-related, motor vehicle, and other fees.
[4]	Includes reimbursements for health care and other services provided to external agencies, and other recoveries.
[5]	Includes contributions for health, education, community development, housing and social service programs, and transportation projects.
[6]	Net of payments to the federal government and payments to the BC First Nations Gaming Revenue Sharing Limited Partnership in accordance with section 14.3 of the Gaming Control Act (B.C.).
[7]	Does not include non-controlling interest.
[8]	Includes Columbia Power Corporation, BC Railway Company, Columbia Basin power projects, and post-secondary institutions' self-supported subsidiaries.

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Table 2.4 Expense by Ministry, Program and Agency

($ millions)	Budget 2024 [1]	Contingencies allocation	Statutory authorization [2]	Total authorizations	Actual 2024/25	Actual 2023/24 [1]
Office of the Premier	17	-	-	17	16	17
Agriculture and Food	130	106	97	333	333	259
Attorney General	877	61	-	938	913	1,069
Children and Family Development	2,121	309	-	2,430	2,430	2,152
Citizens' Services	705	56	-	761	761	733
Education and Child Care	9,588	208	-	9,796	9,796	9,145
Emergency Management and Climate Readiness	116	43	278	437	436	593
Energy and Climate Solutions	110	453	-	563	558	812
Environment and Parks	216	46	10	272	272	269
Finance	1,671	25	1,052	2,748	2,689	3,154
Forests	851	38	545	1,434	1,434	1,750
Health	32,885	647	-	33,532	33,528	30,577
Housing and Municipal Affairs	1,292	450	-	1,742	1,742	1,191
Indigenous Relations and Reconciliation	160	139	-	299	298	361
Infrastructure	46	1	-	47	45	47
Jobs, Economic Development and Innovation	116	105	-	221	221	209
Labour	25	16	-	41	41	46
Mining and Critical Minerals	60	5	6	71	70	63
Post-Secondary Education and Future Skills	3,404	116	-	3,520	3,520	3,347
Public Safety and Solicitor General	1,083	92	-	1,175	1,174	1,088
Social Development and Poverty Reduction	5,176	-	-	5,176	5,176	4,745
Tourism, Arts, Culture and Sport	189	43	-	232	230	254
Transportation and Transit	1,136	330	-	1,466	1,465	1,073
Water, Land and Resource Stewardship	214	134	-	348	348	440
Total ministries and Office of the Premier	62,188	3,423	1,988	67,599	67,496	63,394
Management of public funds and debt	1,976	-	367	2,343	2,343	1,588
Contingencies Vote [3]	3,885	(3,425)	-	460	1	11
Funding for capital expenditures	6,665	-	-	6,665	4,438	3,551
Refundable tax credit transfers	3,492	-	-	3,492	3,047	2,885
Legislative Assembly and other appropriations	313	2	-	315	299	215
Total appropriations	78,519	-	2,355	80,874	77,624	71,644
Elimination of transactions between appropriations [4]	(32)	-	(12)	(44)	(29)	(32)
Prior year liability adjustments	-	-	-	-	(226)	(75)
Consolidated revenue fund expense	78,487	-	2,343	80,830	77,369	71,537
Expenses recovered from external entities	5,841	-	-	5,841	6,762	5,819
Funding provided to service delivery agencies	(48,056)	-	-	(48,056)	(48,523)	(44,172)
Total direct program spending	36,272	-	2,343	38,615	35,608	33,184
Service delivery agency expense		-
School districts	9,111	-	-	9,111	9,269	8,659
Universities	6,906	-	-	6,906	6,978	6,630
Colleges and institutes	1,816	-	-	1,816	1,911	1,792
Health authorities and hospital societies	26,639	-	-	26,639	29,123	26,272
Other service delivery agencies	8,690	-	-	8,690	8,504	8,121
Total service delivery agency expense	53,162	-	-	53,162	55,785	51,474
Total expense	89,434	-	2,343	91,777	91,393	84,658

[1]	Figures have been restated to reflect government's organization and accounting policies in effect at March 31, 2025.
[2]	Statutory authorizations are appropriations permitted by an Act other than a Supply Act.
[3]	Budget 2024 includes spending allocations of $3.9 billion for General Programs and CleanBC.
[4]	Reflects payments made under an agreement where an expense from a voted appropriation is recorded as revenue by a special account (Housing Endowment Fund and British Columbia Training and Education Savings Program).

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Table 2.5 2024/25 Operating Results by Quarter

	($ millions)
2024/25 deficit at Budget 2024 (February 22, 2024)	(7,911)				(7,911)
2024/25 deficit at the First Quarterly Report (September 10, 2024)		(8,979)
2024/25 deficit at the Fall 2024 Economic & Fiscal Update (December 17, 2024)			(9,408)
2024/25 deficit at the Third Quarterly Report (March 4, 2025)				(9,135)

	Q1	Fall 2024	Q3	Q4	Total
	Update	Update	Update	Update	Changes
Revenue[1] changes:
Personal income tax – reflecting improved household income, weaker 2023 tax assessments, and updates to federal capital gains inclusion rate tax measure	480	33	(124)	(1)	388
Corporate income tax – mainly increased prior-year settlement payment reflecting stronger 2023 tax assessment results and changes in advance instalments reflecting federal government outlook of the national corporate taxable income	(638)	(391)	1,055	-	26
Provincial sales tax – weaker retail sales activity and lower consumption of goods mainly semi, non-durable, and durable goods	(54)	(146)	(150)	(49)	(399)
Property transfer tax – reflecting reduced home sales activity	25	-	(60)	(15)	(50)
Fuel tax – lower sales volume mainly in gasoline	(51)	-	(6)	16	(41)
Tobacco tax – reflecting lower prior year and year-to-date sales results	(40)	(20)	-	(38)	(98)
Employer health tax – higher prior year taxes and changes in wages and salaries growth	159	-	168	(74)	253
Other taxation sources – mainly reflecting year-to-date sales results	96	(8)	(10)	75	153
Natural gas royalties – changes in natural gas liquids royalties, natural gas price and volume, and utilization of royalty and infrastructure programs and credits	(49)	(132)	3	96	(82)
Mining – changes in coal and copper prices, US dollar, mine operating and capital costs, changes in coal production volumes	12	(20)	(210)	(41)	(259)
Electricity sales under the Columbia River Treaty – changes in anticipated volume resulting from the new Agreement-in-Principle and changes in Mid-C electricity prices, partly offset by a new annual cash payment for Flood Risk Management .	(126)	(28)	(35)	2	(187)
Forests – lower logging tax and changes in stumpage rates, lumber prices and volumes	(103)	(3)	(82)	13	(175)
Other natural resources – mainly changes in water rental revenues	(33)	(10)	-	12	(31)
Fees, licences, investment earnings and miscellaneous revenue: Investment earnings – mainly reflecting interest income on higher cash balances	243	146	61	285	735
Other sources – mainly higher revenue from fees and miscellaneous sources	243	97	128	484	952
Canada health and social transfers – mainly higher B.C. share of the national population	23	46	-	(2)	67
Other federal government transfers – mainly lower funding in support of Disaster Financial Assistance Arrangements and reflecting higher recoveries for health initiatives	92	(278)	(140)	120	(206)
Commercial Crown corporation net income - mainly improving investment income of ICBC	(32)	392	822	295	1,477
Total revenue changes	247	(322)	1,420	1,178	2,523
Less : expense[1] increases (decreases):
Consolidated Revenue Fund changes:
Unused Contingencies spending allocation	-	-	-	(459)	(459)
Ministry and Legislative Assembly savings	-	-	-	(119)	(119)
Statutory spending:
Fire management costs	653	(118)	10	(8)	537
Emergency and Disaster Management Act - mainly prior year flood related costs	-	-	351	(73)	278
Financial Administration Act - RCMP and health sector compensation costs	-	-	207	6	213
Housing Priority Initiatives Special Account - shelter-related costs	-	-	845	(26)	819
Other statutory spending	61	53	19	1	134
Refundable tax credits	9	33	(465)	(22)	(445)
Other expense changes – mainly interest costs and prior year adjustments	344	(6)	9	(196)	151
Spending funded by third party recoveries	(19)	50	122	768	921
Changes in spending profile of service delivery agencies:
School districts	98	-	77	(17)	158
Universities	49	86	39	(102)	72
Colleges and institutes	47	26	24	(2)	95
Health authorities and hospital societies	854	608	910	112	2,484
Other service delivery agencies[2]	(70)	(39)	33	(110)	(186)
(Increase) decrease in transfers to service delivery agencies - accounting elimination	(711)	(586)	(1,034)	(363)	(2,694)
Total expense changes	1,315	107	1,147	(610)	1,959
Total changes	(1,068)	(429)	273	1,788	564
2024/25 deficit at the First Quarterly Report	(8,979)
2024/25 deficit at the Fall 2024 Economic & Fiscal Update		(9,408)
2024/25 deficit at the Third Quarterly Report			(9,135)
2024/25 deficit at the Public Accounts				(7,347)	(7,347)

[1]	Detailed descriptions of changes are provided in the revenue and expense sections of this report.
[2]	Includes BC Transportation Financing Authority, BC Transit, BC Housing Management Commission, Community Living BC, and other entities.

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Expense

In 2024/25, government expenses totalled $91.4 billion, $2.0 billion higher than Budget 2024 and $6.7 billion (8.0 per cent) higher than the previous year.

Chart 2.3  Expense Changes from Budget 2024

Consolidated Revenue Fund Spending

Statutory spending by the government during the year totalled $2.3 billion in the following areas:

●	$537 million in wildfire costs over the voted appropriation, for a total spending of $769 million (Ministry of Forests);
●	$819 million to fund various housing and shelter related initiatives, under the Housing Priority Initiatives Special Account (Ministry of Finance);
●	$213 million for signed agreements under the Shared Recovery Mandate (Ministry of Finance);
●	$278 million mainly for prior year wildfires and flooding events (Ministry of Emergency Management and Climate Readiness);
●	$367 million for increased debt servicing costs; and
●	$134 million in other areas.

Other CRF spending was $1.23 billion lower than Budget 2024 due to an unused portion of the Contingencies Vote ($459 million), ministry and other savings ($119 million), lower refundable tax credits ($445 million) and other expense changes ($211 million), mainly prior period adjustments.

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Contingencies

Government uses the Contingencies Vote as a prudent budgeting tool to fund priority initiatives and manage budget pressures. Budget 2024 included a Contingencies Vote of $3.9 billion of which $3.4 billion was spent on a number of priority initiatives and pressures, including:

●	$585 million to increase access to healthcare and clinical services as part of the primary care strategy. This funding also supported various mental health and addictions initiatives including treatment and recovery programs and community based supports (Ministry of Health);

●	$453 million mainly to support various CleanBC initiatives, transition of carbon pricing to an Output-based Pricing Model, and to fulfil provincial funding commitments to Cedar LNG. (Ministry of Energy and Climate Solutions);

●	$422 million for initiatives related to the Investing in Canada Infrastructure Program and Northwest BC Resource Benefits Alliance (Ministry of Housing and Municipal Affairs);

●	$329 million mainly for additional funding to TransLink (Ministry of Transportation and Transit);

●	$294 million to fund Children in Care and Children and Youth with Support Needs services (Ministry of Children and Family Development);

●	$263 million for signed agreements under the Shared Recovery Mandate (various ministries);

●	$149 million to fund increased enrolment in K-12 schools and various initiatives including the Student and Family Affordability Fund and Classroom Enhancement Fund (Ministry of Education and Child Care);

●	$138 million for various treaty and non-treaty agreements with First Nations (Ministry of Indigenous Relations and Reconciliation);

●	$134 million to fund various land and natural resource management initiatives including Blueberry River Restoration Society, BC Salmon Restoration and Innovation Fund, and to increase funding for potential future liabilities for contaminated Crown land (Ministry of Water, Land and Resource Stewardship);

●	$106 million to fund various initiatives to provide relief to businesses affected by wildfire, drought, and floods (Ministry of Agriculture and Food);

●	$104 million to fund various economic development initiatives including the BC Manufacturing Jobs Fund, the Rural Economic Diversification and Infrastructure Program, Stronger BC Investment Framework, and InBC (Ministry of Jobs, Economic Development and Innovation);

●	$60 million to fund various public safety costs related to Surrey Police transition, BC Corrections recruitment and retention and other core policing services (Ministry of Public Safety and Solicitor General);

●	$52 million for cyber security, IM/IT enterprise services, storage, and enterprise software services (Ministry of Citizens’ Services);

●	$52 million to fund initiatives related to the Future Ready Action Plan (Ministry of Post-Secondary Education and Future Skills);

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●	$51 million to fund digital storage of evidence, additional resources to support court operations and various priorities including repeat offending program implementation and increased access to legal aid for people leaving family violence (Ministry of the Attorney General); and

●	$235 million to fund various operating pressures and initiatives such as the replacement of Merritt dikes, Neucel Pulp Mill site stabilization, reforestation, Old Growth support, 2025 Invictus Games and FIFA World Cup 2026.

Spending Recovered from External Parties

Spending recovered from external parties relates to program spending funded or co-funded by parties outside of government. Cost-recovered spending was $921 million higher than Budget 2024 due to:

●	$538 million in more recoveries from the federal government to support of health care, highway infrastructure under the Disaster Financial Assistance Arrangements, natural resource sector and other program areas;

●	$415 million more in miscellaneous recoverable costs mainly related to PharmaCare; offset by

●	$32 million lower recoveries in various other programs.

The recovered spending changes are offset by an equal net increase in revenue and as a result have no net impact on government’s financial results.

Operating Transfers to Service Delivery Agencies

Operating transfers paid to service delivery agencies may change during the fiscal year as ministries make budget allocations, Contingencies Vote access is approved, and funding is provided under statutory authority provisions. In 2024/25, operating grants to agencies increased by $2.7 billion, compared to Budget 2024, primarily due to higher grants to health authorities ($2.0 billion) for increased staffing costs and primary care strategy, the education sector mainly to fund wage mandate increases ($440 million), and higher grants to various other service delivery agencies ($259 million).

Operating transfers provided to service delivery agencies are eliminated on consolidation, for accounting purposes. These funding increases are largely related to spending changes noted below.

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Service Delivery Agency Spending

Service delivery agency spending was $2.6 billion higher than Budget 2024, made up of the following:

●	School districts’ spending was $158 million higher than Budget 2024 due primarily to salary increases under the Shared Recovery Mandate, and inflationary pressures on operating costs.

●	Post-secondary institutions’ spending was $167 million higher than Budget 2024 mainly due to salary increases under the Shared Recovery Mandate and inflationary pressures on operating costs.

●	Health authority and hospital society spending was $2.5 billion higher than Budget 2024 due to increased costs to address health system priorities as well as salaries and operating costs associated with growing demand for healthcare services.

●	Spending in other service delivery agencies was $186 million lower than Budget 2024 reflecting lower spending mainly by the BC Transportation Financing Authority ($458 million) offset by higher spending by Community Living BC ($64 million) and net higher spending by various agencies ($208 million).

Higher service delivery agency spending is funded primarily by increased operating transfers provided by government as noted above.

A detailed review of the above changes by quarter is available in Table 2.5. Further information on 2024/25 spending by function is provided in Appendix Table A2.6.

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Provincial Capital Spending

In 2024/25, capital spending totaled $14.8 billion, which was comprised of $10.4 billion for taxpayer-supported infrastructure and $4.4 billion for the self-supported infrastructure of commercial Crown corporations and agencies.

Direct spending on health and education facilities, social housing, and government capital projects (i.e. government ministry infrastructure, including IT systems and correctional institutions) represented 48 per cent of total capital spending in 2024/25.

Spending on highways and public transportation reflects government’s transportation and transit investments, comprising approximately 21 per cent of total capital spending in 2024/25. While this spending is predominantly taxpayer financed, a portion is funded from the federal government and other external sources.

Spending on power generation and transmission projects is the largest single category of capital spending and is entirely self-supported. The spending primarily reflects BC Hydro’s refurbishment and expansion of its generating and transmission assets.

Chart 2.4  Total Capital Spending by Sector

Taxpayer-Supported Capital Spending

In 2024/25, government spending on taxpayer-supported infrastructure was $3.7 billion lower than forecast in Budget 2024.

Education facilities spending, which includes both the K-12 and post-secondary sector, was $657 million lower than budget, primarily due to timing changes of the self-funded projects by post-secondary institutions and projects under construction, including the Centre for Clean Energy & Automotive Innovation.

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Health facilities spending was $1.2 billion lower than budget, primarily due to timing of expenditures associated with major projects under construction, including the Royal Columbian Hospital Redevelopment, Burnaby Hospital Redevelopment – Phase 1, and the Cowichan District Hospital Redevelopment.

Highways and public transit spending was $1.4 billion lower than budget, primarily due to timing changes for the construction of the Broadway Subway and Pattullo Bridge Replacement projects, as well as project scheduling changes for ongoing highway and side-road upgrade projects.

Social Housing, Ministry and Other spending was $485 million lower than budget, primarily due to timing changes for the development of housing projects, construction of the Provincial Archives, Research and Collections Campus (formerly Royal BC Museum Collections and Research Building), and upgrades and maintenance of core government assets.

The above scheduling and cash flow changes do not represent a reduction in capital spending; rather the spending has been shifted to future years within the provincial capital plan.

Table 2.6 Capital Spending

	Budget	Actual	Actual
($ millions)	2024	2024/25	2023/24
Taxpayer-supported
Education facilities	3,383	2,726	2,101
Health facilities	4,397	3,226	2,998
Highways and public transit	4,576	3,164	2,421
Social Housing	811	603	587
Government direct (ministries)	707	468	537
Other	230	192	128
Total taxpayer-supported	14,104	10,379	8,772

Self-supported commercial
Power generation and transmission	4,444	4,031	4,271
Other	208	371	313
Total self-supported	4,652	4,402	4,584
Total capital spending	18,756	14,781	13,356

Self-Supported Capital Spending

Self-supported commercial Crown corporation and agency spending on capital projects in 2024/25 was $250 million lower than Budget 2024 primarily due to changes in the timing of BC Hydro capital expenditures.

Further details on capital spending are provided in Appendix Table A2.9.

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Chart 2.5 Capital Spending Changes from Budget 2024

Total spending lower by $4.0 billion

Major Capital Projects

Significant capital projects (those with multi-year budgets totalling $50 million or more) are shown in Table 2.7. Investments in these larger projects will provide long-term social and economic benefits for the province.

As projects are completed, or new ones receive approval, the projects are removed from or added to the $50 million table.

Since the 2024 Fiscal and Economic Review, the following projects were removed:

•	Grandview Heights Secondary School;

•	Handsworth Secondary School;

•	Pexsisen Elementary and Centre Mountain Lellum Middle School;

•	Peace Arch Hospital Renewal;

•	Highway 91 Alex Fraser Bridge Capacity Improvements;

•	BC Hydro – 5L063 Telkwa relocation project;

•	BC Hydro – LNG Canada load interconnection project; and

•	BC Hydro – Street light replacement program.

The following projects were added to the $50 million table since the 2024 Fiscal and Economic Review:

•	Smith Middle and Secondary Schools ($306 million);

•	The University of British Columbia – Canada’s Immuno-Engineering and Biomanufacturing Hub: Advanced Therapeutics Manufacturing Facility ($70 million);

•	East Kootenay Regional Hospital – Oncology and Renal Redevelopment ($59 million);

•	Fort St. John Long-Term Care ($155 million);

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•	Highway 1 Corridor – Tank Hill ($293 million);

•	Quesnel-Hydraulic Road Slide ($80 million);

•	FIFA World Cup 2026 - Stadium Capital Improvements ($109 million);

•	BC Hydro – 2L143 - cable replacement project ($100 million);

•	BC Hydro – Comox - Puntledge flow control improvements project ($53 million);

•	BC Hydro – Fleetwood - Distribution load interconnection (SLS Servicing) project ($158 million);

•	BC Hydro – Kimberley to Marysville - substation relocation project ($73 million);

•	BC Hydro – Ladore spillway seismic upgrade project ($373 million);

•	BC Hydro – Long Lake terminal station - transmission load interconnection project ($80 million);

•	BC Hydro – Materials classification facility project ($76 million);

•	BC Hydro – Mica - U1 - U4 circuit breaker and iso-phase bus replacement project ($176 million);

•	BC Hydro – Northwest - substations outage mitigation project ($89 million); and

•	BC Hydro – Various Sites - EV charging infrastructure implementation program ($73 million).

Financing Capital Spending

Provincial capital infrastructure spending is financed through a combination of sources:

•	borrowing (debt financing);

•	operating cash flows (i.e. cash derived from the operating surplus and management of operating accounts);

•	partnerships with the private sector (public-private partnerships or P3s); and

•	cost-sharing with partners.

Chart 2.6 shows that 76 per cent of 2024/25 taxpayer-supported capital spending was financed from direct net borrowing, 11 per cent from operating cash flows, seven per cent from federal contributions, and six per cent from other contributions.

Self-supported commercial Crown and agency capital spending of $4.4 billion was financed 62 per cent from direct net borrowing ($2.7 billion), and 38 per cent from operating cash flows ($1.7 billion).

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Chart 2.6 Financing Taxpayer-Supported Capital Spending

Total taxpayer-supported capital spending: $10.4 billion

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Table 2.7 Capital Expenditure Projects Greater Than $50 million 1

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Mar 31, 2025	Complete	Cost	Borrowing	Liability	Gov't	Contrib'ns
Schools
Centennial Secondary [2]	2017	60	1	61	61	-	-	-
New Westminster Secondary [2]	2021	97	10	107	107	-	-	-
Quesnel Junior School [2]	2022	48	1	49	49	-	-	-
Stitó:s Lá:lém totí:lt Elementary Middle School [2]	2022	52	2	54	49	-	-	5
Coast Salish Elementary [2]	2023	28	10	38	33	-	-	5
Burnaby North Secondary [2]	2024	117	-	117	108	-	-	9
Eric Hamber Secondary [2]	2024	94	12	106	94	-	-	12
Victoria High School [2]	2024	99	1	100	97	-	-	3
Cedar Hill Middle	2025	32	22	54	50	-	-	4
Cowichan Secondary [2]	2025	85	1	86	84	-	-	2
Henry Hudson Elementary	2025	32	28	60	49	-	-	11
North East Latimer Elementary	2025	23	29	52	52	-	-	-
Burke Mountain Secondary	2026	70	90	160	135	-	-	25
Carson Elementary	2026	17	44	61	61	-	-	-
New East Side Elementary	2026	2	57	59	59	-	-	-
New Cloverley Elementary	2026	17	47	64	61	-	-	3
Sníne Elementary
– (formerly Pineview Valley Elementary)	2026	18	47	65	65	-	-	-
George Pringle Secondary
– (formerly Westside Secondary)	2027	37	87	124	121	-	-	3
La Vallée (Pemberton) Elementary	2027	3	63	66	66	-	-	-
Prince Rupert Middle	2027	5	122	127	127	-	-	-
Smith Middle and Secondary	2027	-	306	306	306	-	-	-
Cameron Elementary	2028	1	67	68	68	-	-	-
Guildford Park Secondary	2028	2	63	65	60	-	-	5
John Diefenbaker Elementary	2028	1	52	53	53	-	-	-
Mission Secondary	2028	1	175	176	175	-	-	1
Montgomery Middle	2028	-	87	87	87	-	-	-
Pitt Meadows Secondary	2028	-	144	144	144	-	-	-
Tamanawis Secondary	2028	2	55	57	52	-	-	5
Fleetwood Park Secondary	2029	-	79	79	79	-	-	-
Olympic Village Elementary	2029	1	150	151	151	-	-	-
Seismic mitigation program [3]	2030	1,800	226	2,026	2,026	-	-	-
Total schools		2,744	2,078	4,822	4,729	-	-	93

44 |	2025 Financial and Economic Review

Part 2 – Financial Review

Table 2.7 Capital Expenditure Projects Greater Than $50 million 1

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Mar 31, 2025	Complete	Cost	Borrowing	Liability	Gov’t	Contrib’ns
Post-secondary institutions
Simon Fraser University – Student Housing [2]	2023	114	-	114	73	-	-	41
University of Victoria – Student Housing [2]	2023	243	-	243	128	-	-	115
Okanagan College – Student Housing [2]	2024	72	3	75	73	-	-	2
The University of British Columbia
– Brock Commons Phase 2 - Student Housing [2]	2024	165	-	165	2	-	-	163
British Columbia Institute of Technology
– Student Housing	2025	125	19	144	129	-	-	15
Capilano University – Student Housing	2025	37	21	58	41	-	-	17
North Island College – Student Housing	2025	55	23	78	76	-	-	2
Royal Roads University – West Shore Learning Centre	2025	92	16	108	85	-	-	23
Simon Fraser University
– Digital Research Infrastructure Refresh - CEDAR [2]	2025	81	7	88	25	-	41	22
The University of British Columbia
– Recreation Centre North [2]	2025	63	10	73	-	-	-	73
– School of Biomedical Engineering [2]	2025	137	2	139	25	-	-	114
– The Gateway Building	2025	157	38	195	-	-	-	195
University of the Fraser Valley – Student Housing	2025	64	41	105	88	-	-	17
The University of British Columbia
– x̌əl sic snpax̌nwixʷtn - UBCO	2026	52	67	119	-	-	-	119
University of Victoria
– Engineering and Computer Science Building Expansion	2026	49	101	150	97	-	-	53
British Columbia Institute of Technology
– Trades and Technology Complex	2027	11	207	218	186	-	1	31
Camosun College - Student Housing	2027	-	155	155	152	-	-	3
Capilano University – Squamish Student Housing	2027	52	3	55	48	-	-	7
Douglas College – Academic and Student Housing	2027	57	275	332	232	-	-	100
Okanagan College – Centre for Food, Wine and Tourism	2027	1	56	57	52	-	-	5
Simon Fraser University – Student Housing Phase 3	2027	11	186	197	132	-	-	65
The University of British Columbia
– Sauder School of Business Power House Expansion	2027	14	137	151	-	-	-	151
– UBCO Downtown Kelowna Project	2027	-	54	54	-	-	-	54
Vancouver Community College
– Centre for Clean Energy & Automotive Innovation	2028	39	276	315	295	-	-	20
Vancouver Island University – Student Housing and Dining	2027	11	96	107	106	-	-	1
The University of British Columbia
– Student Housing - Lower Mall Precinct	2029	3	557	560	300	-	-	260
– Canada's Immuno-Engineering and Biomanufacturing
Hub: Advanced Therapeutics Manufacturing Facility	2030	6	64	70	22	-	42	6
Total post-secondary institutions		1,711	2,414	4,125	2,367	-	84	1,674
Health facilities
Royal Columbian Hospital Redevelopment – Phase 1 [2]	2020	246	5	251	242	-	-	9
Red Fish Healing Centre for Mental Health and Addiction - θəqiʔ ɫəwʔənəq leləm [2]	2021	129	2	131	131	-	-	-
Penticton Regional Hospital Patient Care Tower [2]
– Direct procurement	2022	65	-	65	14	-	-	51
– P3 contract	2019	232	-	232	-	139	-	93
Dogwood Lodge Long-term Care Home Replacement [2]	2023	63	2	65	-	-	-	65
Clinical and Systems Transformation	2025	803	-	803	702	-	-	101

Health projects are continued on the next page

2025 Financial and Economic Review	| 45

Part 2 – Financial Review

Table 2.7 Capital Expenditure Projects Greater Than $50 million 1

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Mar 31, 2025	Complete	Cost	Borrowing	Liability	Gov’t	Contrib’ns
Health projects continued
iHealth Project – Vancouver Island Health Authority	2025	155	-	155	55	-	-	100
Lions Gate Hospital – New Acute Care Facility	2025	293	33	326	160	-	-	166
Nanaimo Regional General Hospital
– ICU/HAU Redevelopment	2025	44	16	60	22	-	-	38
Stuart Lake Hospital Replacement	2025	146	12	158	140	-	-	18
Surrey Memorial Hospital
- Interventional Cardiology and Interventional Radiology	2025	7	90	97	97	-	-	-
- Hemodialysis Renal Centre	2026	17	68	85	84	-	-	1
Mills Memorial Hospital Replacement	2026	610	23	633	510	-	-	123
Royal Columbian Hospital Redevelopment Phases 2 & 3	2026	841	403	1,244	1,182	-	-	62
University Hospital of Northern BC Redevelopment Phase 1 – Site Preparation	2026	27	76	103	62	-	-	41
Burnaby Hospital Redevelopment – Phase 1	2027	340	293	633	599	-	-	34
Campbell River Long-Term Care	2027	1	133	134	80	-	-	54
Cowichan District Hospital Replacement	2027	608	838	1,446	1,148	-	-	298
Dawson Creek and District Hospital Replacement	2027	279	311	590	413	-	-	177
Immunization BC Digital Platform	2027	64	11	75	75	-	-	-
Nanaimo Long-Term Care	2027	2	284	286	172	-	-	114
New St. Paul's Hospital	2027	1,556	624	2,180	1,327	-	-	853
Richmond Long-Term Care	2027	1	177	178	178	-	-	-
Royal Inland Hospital Phil and Jennie Gaglardi Tower
– Direct procurement	2027	131	71	202	112	-	-	90
– P3 contract	2022	288	-	288	-	164	-	124
Western Communities Long-Term Care	2027	2	222	224	157	-	-	67
Abbotsford Long-Term Care	2028	25	186	211	157	-	-	54
Centre for Children and Youth Living with Health Complexity	2028	41	269	310	224	-	-	86
Delta Long-Term Care	2028	3	177	180	162	-	-	18
East Kootenay Regional Hospital
– Oncology and Renal Redevelopment	2028	-	59	59	-	-	-	59
Fort St. John Long-Term Care	2028	-	155	155	109	-	-	46
Kamloops Cancer Centre	2028	4	355	359	314	-	-	45
Nanaimo Cancer Centre	2028	13	276	289	289	-	-	-
St. Vincent's Heather Long-Term Care	2028	10	197	207	207	-	-	-
Cariboo Memorial Hospital Redevelopment	2029	150	217	367	257	-	-	110
Chilliwack Long-Term Care	2029	7	267	274	246	-	-	28
Cottonwoods Long-Term Care Replacement	2029	-	187	187	112	-	-	75
Dr. F.W. Green Memorial Home	2029	2	154	156	94	-	-	62
New Surrey Hospital and BC Cancer Centre	2029	801	2,080	2,881	2,816	-	-	65
St. Paul's Hospital Clinical Support and Research Centre	2029	51	587	638	332	-	-	306
Vancouver General Hospital – Operating Rooms Renewal - Phase 2	2029	77	346	423	396	-	-	27
Burnaby Hospital Redevelopment – Phase 2 and BC Cancer Centre	2030	15	1,800	1,815	1,771	-	-	44
Squamish (Hilltop) Long-Term Care	2030	-	286	286	286	-	-	-
University Hospital of Northern BC Redevelopment Phase 2 – Acute Care Tower	2031	1	1,578	1,579	1,246	-	-	333
Richmond Hospital Redevelopment	2033	36	1,923	1,959	1,889	-	-	70
Total health facilities		8,186	14,793	22,979	18,569	303	-	4,107

46 |	2025 Financial and Economic Review

Part 2 – Financial Review

Table 2.7 Capital Expenditure Projects Greater Than $50 million 1

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Mar 31, 2025	Complete	Cost	Borrowing	Liability	Gov’t	Contrib’ns
Transportation
Highway 99 10-Mile Slide [2]	2021	83	5	88	88	-	-	-
Highway 4 Kennedy Hill Safety Improvements [2]	2022	57	10	67	53	-	14	-
Highway 14 Corridor improvements [2]	2023	78	-	78	49	-	29	-
Highway 91 to Highway 17 and Deltaport Way Corridor improvements [2]	2023	250	10	260	87	-	82	91
West Fraser Road Realignment [2]	2023	79	15	94	82	-	12	-
Highway 1 Corridor – Falls Creek [2]	2024	86	57	143	59	-	84	-
Highway 1 Kicking Horse Canyon Phase 4 [2]	2024	593	8	601	386	-	215	-
Highway 1 Quartz Creek Bridge Replacement [2]	2024	102	17	119	69	-	50	-
Highway 5 Corridor [2]	2024	249	101	350	111	-	239	-
BC Transit Victoria HandyDART Facility [2]	2025	72	12	84	41	-	21	22
Highway 1 Chase Four-Laning [4]	2025	145	51	196	184	-	12	-
Highway 1 Corridor – Nicomen Bridge [2]	2025	82	62	144	64	-	80	-
Highway 7 Widening – 266th St. to 287th St.	2025	80	50	130	101	-	29	-
Highway 17 Keating Cross Overpass	2025	50	27	77	58	-	17	2
Highway 99 / Steveston Interchange, Transit & Cycling Improvements	2025	71	66	137	137	-	-	-
Pattullo Bridge Replacement	2025	1,081	556	1,637	1,637	-	-	-
Blackwater North Fraser Slide	2026	13	190	203	192	-	11	-
Cottonwood Hill at Highway 97 Slide	2026	26	309	335	313	-	22	-
Highway 1 216th St. to 264th St. widening	2026	108	237	345	249	-	96	-
Highway 1 Corridor – Tank Hill	2026	75	218	293	218	-	75	-
Highway 1 Ford Road to Tappen Valley Road Four-Laning	2026	139	104	243	161	-	82	-
Highway 1 Salmon Arm West [5]	2026	93	47	140	109	-	31	-
Highway 1 Selkirk	2026	9	120	129	97	-	32	-
Highway 95 Bridge Replacement	2026	24	66	90	61	-	29	-
Kootenay Lake ferry service upgrade	2026	77	40	117	100	-	17	-
Quesnel-Hydraulic Road Slide	2026	-	80	80	80	-	-	-
Broadway Subway [6]	2027	1,832	1,122	2,954	1,957	-	897	100
Highway 1 Bus on Shoulder McKenzie to Colwood Interchange	2027	5	90	95	68	-	27	-
Highway 1 Goldstream Safety Improvements	2027	18	144	162	162	-	-	-
Highway 1 Jumping Creek to MacDonald	2027	49	196	245	199	-	46	-
Highway 1 R.W. Bruhn Bridge	2027	83	177	260	169	-	91	-
Belleville Terminal Redevelopment	2028	22	309	331	289	-	42	-
Highway 1 Fraser Valley Corridor Improvements 264th St. to Mount Lehman Road	2028	269	2,071	2,340	2,340	-	-	-
Surrey Langley SkyTrain Project	2029	1,099	4,897	5,996	4,441	-	1,306	249
Fraser River Tunnel Project [7]	2030	242	3,906	4,148	4,148	-	-	-
Highway 1 Fraser Valley Corridor Improvements Mount Lehman Road to Highway 11	2031	67	2,584	2,651	2,651	-	-	-
Total transportation		7,408	17,954	25,362	21,210	-	3,688	464

2025 Financial and Economic Review	| 47

Part 2 – Financial Review

Table 2.7 Capital Expenditure Projects Greater Than $50 million 1

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Mar 31, 2025	Complete	Cost	Borrowing	Liability	Gov’t	Contrib’ns
Housing
Stanley New Fountain [2]	2023	77	1	78	9	-	-	69
58 W Hastings [2]	2024	154	6	160	67	-	21	72
Crosstown [2]	2024	75	-	75	53	-	11	11
1015 Hastings St. Development	2025	104	47	151	95	-	37	19
320 Hastings St. E. Redevelopment	2025	47	39	86	49	-	5	32
128 to 134 East Cordova St.	2026	30	136	166	36	-	27	103
1410 E King Edward Ave	2026	3	76	79	73	-	-	6
296 Angela Drive	2027	101	120	221	150	-	42	29
2086-2098 W 7th Ave	2027	3	105	108	92	-	-	16
Clark & 1st Ave	2028	11	177	188	32	-	121	35
1451 Bertram St	2029	1	119	120	120	-	-	-
926 & 930 Pandora Ave	2029	2	151	153	132	-	6	15
Total housing		608	977	1,585	908	-	270	407
Other taxpayer-supported
Nanaimo Correctional Centre Replacement [2]	2024	179	2	181	181	-	-	-
FIFA World Cup 2026 - Stadium Capital Improvements	2026	41	68	109	109	-	-	-
Provincial Archives, Research and Collections Campus (formerly RBCM Collections and Research Building)	2026	161	109	270	270	-	-	-
Connect the Basin – high-speed internet infrastructure	2027	2	74	76	43	-	29	4
Total other taxpayer-supported		383	253	636	603	-	29	4
Total taxpayer-supported		21,040	38,469	59,509	48,386	303	4,071	6,749
Power generation and transmission
BC Hydro
– Mica replace units 1-4 generator transformers project [2]	2022	81	8	89	89	-	-	-
– Various Sites - NERC Critical Infrastructure Protection implementation project for cyber assets [2]	2023	55	1	56	56	-	-	-
– Lake Buntzen 1 Coquitlam tunnel gates refurbishment project [2]	2023	64	10	74	74	-	-	-
– Wahleach refurbish generator project [2]	2023	57	4	61	61	-	-	-
– Bridge River 1 - penstock concrete foundation refurbishment project [2]	2024	60	5	65	65	-	-	-
– Capilano substation upgrade project [2]	2024	74	3	77	77	-	-	-
– G.M. Shrum G1 to 10 control system upgrade [2]	2024	72	4	76	76	-	-	-
– Mica modernize controls project [2]	2025	56	-	56	56	-	-	-
– Natal - 60-138 kV switchyard upgrade project	2025	74	27	101	101	-	-	-
– Site C project [8]	2025	14,380	1,620	16,000	16,000	-	-	-
– Vancouver Island radio system project	2025	52	6	58	57	-	-	1
– Various Sites - EV charging infrastructure implementation program	2025	72	1	73	55	-	10	8

Power generation and transmission projects are continued on the next page

48 |	2025 Financial and Economic Review

Part 2 – Financial Review

Table 2.7 Capital Expenditure Projects Greater Than $50 million 1

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Mar 31, 2025	Complete	Cost	Borrowing	Liability	Gov't	Contrib'ns
Power generation and transmission projects continued
– 2L143 - cable replacement project	2026	12	88	100	100	-	-	-
– Comox - Puntledge flow control improvements project	2026	40	13	53	53	-	-	-
– Mainwaring station upgrade project	2026	70	84	154	154	-	-	-
– Ruskin - left abutment slope sinkhole remediation project	2026	52	77	129	129	-	-	-
– Fleetwood - Distribution load interconnection (SLS Servicing) project	2027	3	155	158	77	-	-	81
– Kimberley to Marysville - substation relocation project	2027	5	68	73	73	-	-	-
– Long Lake terminal station - transmission load interconnection project	2027	8	72	80	79	-	-	1
– Materials classification facility project	2027	23	53	76	76	-	-	-
– Minette - transmission load interconnection project	2027	4	68	72	52	-	-	20
– Sperling substation metalclad switchgear replacement project	2027	58	18	76	76	-	-	-
– Ladore spillway seismic upgrade project	2028	58	315	373	373	-	-	-
– Mica - U1 - U4 circuit breaker and iso-phase bus replacement project	2028	22	154	176	176	-	-	-
– Northwest - substations outage mitigation project	2028	22	67	89	87	-	-	2
– Peace to Kelly Lake stations sustainment project	2028	114	230	344	344	-	-	-
– Prince George to Terrace capacitors project	2028	136	446	582	481	-	97	4
– Treaty Creek Terminal - transmission load interconnection (KSM) project	2028	49	119	168	81	-	-	87
– Burrard switchyard - control building upgrade project	2029	5	52	57	57	-	-	-
– John Hart dam seismic upgrade project	2029	355	557	912	912	-	-	-
– Kootenay Canal modernize controls project	2029	22	39	61	61	-	-	-
– Bridge River 1 replace units 1-4 generators/governors project	2032	26	285	311	311	-	-	-
Total power generation and transmission		16,181	4,649	20,830	20,519	-	107	204
Other self-supported
ICBC Head Office Relocation	2028	-	162	162	162	-	-	-
Total self-supported		16,181	4,811	20,992	20,681	-	107	204
Total projects over $50 million		37,221	43,280	80,501	69,067	303	4,178	6,953

[1]	Only projects that receive provincial funding and have been approved by Treasury Board and/or Crown corporation boards are included in this table. Ministry service plans may highlight projects that still require final approval. Capital costs reflect current government accounting policy.

[2]	Assets have been put into service and only trailing costs remain.

[3]	The Seismic Mitigation Program consists of spending to date on Phase 2 of the program and may include spending on projects greater than $50 million included in the table.

[4]	Project is delivered in two segments, the Chase Creek Road to Chase West reached substantial completion in 2023 and the Chase West to Chase Creek Bridge is expected to complete in 2025.

[5]	Project is delivered in two segments, the Salmon Arm West 1st Ave to 10th Ave reached substantial completion in 2023 and the Salmon Arm West 10th Ave to 10th St. is expected to complete in 2026.

[6]	The Broadway Subway Project forecast and value of costs incurred to date include the City of Vancouver in-kind contribution of land rights, in keeping with the approved project budget. Under current government accounting, purchased intangible assets are given accounting recognition, and contributed intangible assets, such as land use rights or licenses are not.

[7]	The Fraser River Tunnel is forecasted to open to the public in 2030 with the removal of the existing tunnel to follow.

[8]	The approved project cost estimate (June 2021) is $16 billion, with an approved project in-service date of 2025. The first, second, third, and fourth generating units are in-service, in October 2024, December 2024, February 2025, and March 2025, respectively, with all four units ahead of their approved schedule in-service dates. The anticipated project cost and costs to date include capital costs, charges subject to regulatory deferral and certain operating expenditures.

2025 Financial and Economic Review	| 49

Part 2 – Financial Review

Provincial Debt

As at March 31, 2025, total provincial debt was $133.9 billion, an increase of $26.4 billion over the fiscal year, amounting to 31.4 per cent of B.C.’s nominal GDP. Approximately 26 per cent of total debt is self-supported through the activities of commercial Crown corporations.

The taxpayer-supported debt-to-GDP ratio, a measure often used by investors and credit rating agencies to analyze a government’s ability to manage its debt load, stood at 23.2 per cent. This is higher by 4.8 percentage points from 2023/24 and is 2.2 percentage points higher than forecast in Budget 2024. The taxpayer-supported debt-to-revenue ratio was 122.7 per cent, 10.9 percentage points higher than the Budget 2024 forecast, and an increase of 24.8 percentage points from 2023/24.

Table 2.8 Provincial Debt Summary1

		Opening	Updated
	Budget	Balance	Budget	Actual	Actual
($millions)	2024	Adjustment [2]	2024	2024/25	2023/24
Taxpayer-supported debt
Provincial government
Operating	10,275	4,158	14,433	24,516	8,729
Capital [3]	46,439	(96)	46,343	45,539	40,582
Total provincial government	56,714	4,062	60,776	70,055	49,311
Taxpayer-supported entities
BC Transportation Financing Authority	26,066	(570)	25,496	24,078	21,286
Health Authorities and Hospital Societies	2,332	7	2,339	2,333	2,387
Post Secondary institutions	981	2	983	976	897
Social Housing	1,872	56	1,928	1,237	1,182
Other	674	(18)	656	410	339
Total taxpayer-supported entities	31,925	(523)	31,402	29,034	26,091
Total taxpayer-supported debt	88,639	3,539	92,178	99,089	75,402
Self-supported debt	34,628	140	34,768	34,788	32,060
Total provincial debt	123,267	3,679	126,946	133,877	107,462

Debt to GDP ratios:
Taxpayer-supported debt	21.0%		21.9% [4]	23.2%	18.4%
Total provincial debt	29.2%		30.1%	31.4%	26.2%

[1]	Provincial debt is prepared in accordance with Generally Accepted Accounting Principles and presented consistent with the Debt Summary Report included in the Public Accounts. Debt is shown net of sinking funds and unamortized discounts, excludes accrued interest and foreign exchange adjustments, and includes non-guaranteed debt directly incurred by commercial Crown corporations and debt guaranteed by the Province.

[2]	The opening balance adjustment reflects actual balances at March 31, 2024 (the Budget 2024 projection was based on a forecast for 2023/24).

[3]	Includes debt incurred by the government to fund the building of capital assets in the education, health, social housing and other sectors.

[4]	Revised to reflect Statistics Canada's Provincial Economic Accounts update released on November 7, 2024.

Taxpayer-supported debt includes provincial government borrowings for operating and capital needs, and borrowings by taxpayer-supported entities. The government issues capital grants to organizations for funding their infrastructure, including schools, post-secondary institutions, health facilities, and social housing. Taxpayer-supported entities’ debt is mainly the debt of the BC Transportation Financing Authority that was incurred to fund highways and public transit projects.

50 |	2025 Financial and Economic Review

Part 2 – Financial Review

Chart 2.7  Total Provincial Debt by Sector

Self‑supported debt includes power generation and transmission debt which is entirely commercial in nature and is predominantly the debt of BC Hydro. A portion of this debt reflects borrowing for the Columbia Basin power projects managed by Columbia Power Corporation and Columbia Basin Trust. Self‑supported borrowing from the BC Lottery Corporation for gaming equipment and gaming management software, the debt of post‑secondary institutions’ commercial subsidiaries, and lease liabilities related to right‑of‑use assets are also included in this debt category.

Total provincial debt was higher by $10.6 billion at year-end compared to Budget 2024 (see Chart 2.8).

Chart 2.8  Change in Ending Debt Level from Budget 2024

2025 Financial and Economic Review	| 51

Part 2 – Financial Review

This variance consists of:

•	$10.4 billion higher taxpayer-supported debt, primarily due to $3.5 billion higher opening balance from 2023/24, changes in other working capital balances and external capital funding of $1.5 billion, and higher cash balances of $9.7 billion as a result of timing of spending and pre-borrowing to meet operating and capital requirements in early 2025/26, offset by $3.7 billion lower capital spending and $0.6 billion improved operating deficit.

•	$160 million increase in self-supported debt due to changes in opening balance and operating cash flows, partly offset by lower capital spending.

Surplus/Deficit Versus Change In Debt

For the 2024/25 fiscal year, government posted a deficit of $7.3 billion, which included net non‑cash items of $1.3 billion (primarily amortization and an adjustment for commercial Crown corporations net income and dividends). Working capital balances increased by $7.3 billion, including higher cash balances at year end to ensure increased liquidity. Taxpayer-supported capital spending was $10.4 billion. As a result, taxpayer‑supported debt increased by $23.7 billion during the fiscal year.

The $2.7 billion increase in self-supported debt primarily reflects $4.4 billion of capital spending mainly by BC Hydro, offset by $1.7 billion in net operating cash flows.

Chart 2.9  Reconciliation of Surplus/Deficit to Change In Debt

52 |	2025 Financial and Economic Review

Part 2 – Financial Review

Debt Indicators

Table 2.9 provides a summary of financial indicators depicting the Province’s debt position, recent borrowing trends and related interest cost burden.

Further details on provincial debt are provided in Appendix Tables A2.10 to A2.12.

Table 2.9 Key Debt Indicators1

	Budget	Actual	Actual
	2024	2024/25	2023/24
Debt-to-revenue (per cent)
Total provincial	125.6	134.8	113.4
Taxpayer-supported	111.8	122.7	97.9
Debt per capita ($) [2]
Total provincial	21,725	23,495	19,426
Taxpayer-supported	15,622	17,390	13,630
Debt-to-GDP (per cent) [3]
Total provincial	29.2	31.4	26.2
Taxpayer-supported	21.0	23.2	18.4
Interest bite (cents per dollar of revenue) [4]
Total provincial	4.3	4.6	3.8
Taxpayer-supported	3.8	4.1	3.2
Interest costs ($ millions)
Total provincial	4,264	4,600	3,647
Taxpayer-supported	3,000	3,278	2,444
Interest rate (per cent) [5]
Taxpayer-supported	3.7	3.8	3.6
Revenue Factor for Key Indicators ($ millions)
Total provincial [6]	98,110	99,315	94,769
Taxpayer-supported [7]	79,253	80,729	77,043
Total debt ($ millions)
Total provincial	123,267	133,877	107,462
Taxpayer-supported [8]	88,639	99,089	75,402
Provincial GDP ($ millions) [9]	421,449	426,791	409,881
Population (thousands at July 1) [10]	5,674	5,698	5,532

[1]	Figures for prior year have been restated to conform with the presentation used for 2024/25 and to include the effects of changes in underlying data and statistics.

[2]	The ratio of debt to population (e.g. debt at March 31, 2025 divided by population at July 1, 2024).

[3]	The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g. debt at March 31, 2025 divided by 2024 GDP).

[4]	The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

[5]	Weighted average of all outstanding debt issues.
[6]	Includes revenue less earnings related to enterprises (sinking fund earnings, loan interest and net earnings), plus revenue of all enterprises.

[7]	Excludes revenues of commercial Crown corporations, but includes dividends paid to the Consolidated Revenue Fund.

[8]	Excludes debt of commercial Crown corporations.

[9]	Nominal GDP for the calendar year ending in the fiscal year (e.g. GDP for 2024 is used for the fiscal year ended March 31, 2025). As nominal GDP for the calendar year ending in 2024 is not available, the 2024 GDP projected in the March 2025 budget has been used for the fiscal year ended March 31, 2025.

[10]	Population at July 1st within the fiscal year (e.g. population at July 1, 2024 is used for the fiscal year ended March 31, 2025).

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Part 2 – Financial Review

Credit Rating

A credit rating is an evaluation of the credit risk of a prospective borrower, predicting their ability to pay interest and to repay the debt principal. It impacts the borrower’s debt servicing costs and the investor’s rate of return since an investor will demand a higher interest rate on a higher‑risk, lower-rated security. Table 2.10 provides an interprovincial comparison of credit ratings.

As of July 2025, B.C. has a Aa1 rating from Moody’s, A+ rating from Standard & Poor’s, and AA (High) rating from DBRS.

Table 2.10 Interprovincial Comparison of Credit Ratings, July 2025

Rating Agency[1]
	Moody’s Investors	Standard &
Province	Service	Poor’s	DBRS
British Columbia	Aa1	A+	AA(High)
Saskatchewan	Aa1	AA	AA (Low)
Alberta	Aa2	AA-	AA
Manitoba	Aa2	A+	A (High)
Quebec	Aa2	A+	AA (Low)
Ontario	Aa3	AA-	AA
Nova Scotia	Aa2	AA-	A (High)
New Brunswick	Aa1	A+	A (High)
Prince Edward Island	Aa2	A	A
Newfoundland/Labrador	A1	A	A

[1]	The rating agencies assign letter ratings to borrowers. The major categories, in descending order of credit quality are: AAA/Aaa; AA/Aa; A; BBB/Baa; BB/Ba; and B. The “1”, “2”, “3”, “high”, “low”, “+”, and “-” modifiers show relative standing within the major categories. For example, AA+ exceeds AA and Aa2 exceeds Aa3.

Pension Plans

The province contributes to four defined benefit pension plans (Public Service, Municipal, Teachers’ and College) for many of its employees. These pension plans are managed under joint trusteeship arrangements with the plan members. Under joint trusteeship, the provincial government has no formal claim on plan surpluses or assets; however, government is responsible for 50 per cent of any unfunded liabilities in the Public Service, Teachers’ and College plans, and 35 per cent of any unfunded liability in the Municipal plan since the province’s interest in that plan is only 70 per cent.

As a result, government’s balance sheet will only include its share of any unfunded pension liabilities incurred by the four pension plans, as well as the entire liability for the MLA Superannuation Account, which is not part of a joint trusteeship arrangement, if any. As at March 31, 2025, all pension plans under joint trusteeship were fully funded and, as a result, government does not have any pension liabilities.

In the event that a plan is determined to be in a deficit position, the pension boards, by agreement, are required to address the deficit through contribution adjustments or other measures. As a result, it is expected that any unfunded pension liability in the future would be short-term in nature.

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The pension valuations do not include future indexing of pensions, as this is a non‑guaranteed supplemental benefit to the plans that is determined by the amount of available assets in separate inflation accounts. The estimated financial positions of each plan (based on extrapolations of the most recent actuarial valuations) as at March 31, 2025 are shown in Table 2.11.

Table 2.11 Pension Plan Balances

	Pension Plan					Total
($ millions)	Public Service	Municipal	Teachers	College	Other [1]	2024/25	2023/24
Accrued benefit obligation	(29,268)	(41,895)	(27,802)	(6,020)	(901)	(105,886)	(99,538)
Pension fund assets	36,991	49,530	35,202	6,549	1,100	129,372	118,667
Subtotal	7,723	7,635	7,400	529	199	23,486	19,129
Unamortized actuarial (gain) loss	(3,478)	(2,697)	(5,213)	(16)	(27)	(11,431)	(9,386)
Accrued net asset (obligation)	4,245	4,938	2,187	513	172	12,055	9,743

[1]	Represents other defined benefit plans, outside of the four main pension plans, which are funded by entities within the government reporting entity. Includes Simon Fraser University's Academic Pension Plan and Administrative/Union Pension Plan, the University of Victoria's pension plan for employees other than faculty and professional staff, and the province's 14.67% interest in the Canadian Blood Services pension plan.

Actuarial valuations are performed on the pension plans every three years with the resulting reports released nine months after the valuation date. The pension plans and the dates of their last actuarial valuation are:

•	Public Service Pension Plan, March 31, 2023;

•	Municipal Pension Plan, December 31, 2021;

•	Teachers’ Pension Plan, December 31, 2023; and

•	College Pension Plan, August 31, 2024.

Key actuarial assumptions used for valuation purposes include a long-term annual rate of return on fund assets (currently 6.00 per cent for the Public Service Pension Plan, College Pension Plan and the Municipal Pension Plan and 5.75 per cent for the Teachers’ Pension Plan) and the rate of annual salary increases (currently at 3.25 per cent).

The pension plans are administered by the BC Pension Corporation in accordance with direction received from the various pension boards. The audited financial statements of each pension plan, along with full descriptions, benefit formulas, inflation assumptions and funding policies may be found on the corporation’s website at www.pensionsbc.ca.

Contractual Rights

Contractual rights represent the annual nominal future cash receipts for multi-year contracts. As at March 31, 2025, taxpayer-supported entities have $8.9 billion in contractual rights, and self-supported Crown corporations and subsidiaries have $5.5 billion in contractual rights, for a total of $14.4 billion in contract receipts over the future years, depending on the terms of the contract. In addition, taxpayer‑supported entities have $11.0 billion in multi‑year government transfer agreements that may be authorized by the federal government in the future.

Contractual rights represent future receipts where the projected revenue has been quantified in an agreement. They are not off‑balance sheet assets, nor are they deferred revenues.

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Contractual Obligations

Contractual obligations represent the annual nominal future cash payments for multi-year contracts for the delivery of services and construction of assets — except in the case of P3 contracts, where the obligations related to construction of assets are recognized as liabilities as the assets are constructed.

As at March 31, 2025, taxpayer-supported entities have incurred $46.1 billion in contractual obligations, and self-supported Crown corporations and subsidiaries have incurred $64.6 billion in contractual obligations, for a total of $110.7 billion in contract payments that will be made over the future years, depending on the terms of the contract.

Contractual obligations represent ongoing program costs where the projected expense has been quantified in an agreement. They are not off-balance sheet debt, nor are they unfunded costs. Rather, these annual costs have been incorporated into the overall program budgets of the contracting ministries and other entities similar to other future-oriented government program costs such as legislated entitlements and capital asset amortization. In the case of self-supported Crown corporations and subsidiaries, the payments will be made from future revenue streams.

The 2024/25 Public Accounts Contractual Obligations schedule presents a detailed listing of obligations by function. Taxpayer-supported contractual obligations can also be grouped into six categories (see Table 2.12) as follows:

•	Coastal ferry services agreement – annual operating subsidy provided by the Ministry of Transportation and Transit to BC Ferry Services Inc. in support of its smaller routes.

•	Capital construction and maintenance P3s – reflect the annual service payments that will be made to maintain the asset and retire the liabilities.

•	Program delivery agreements – annual operating cost of agreements with third-party entities that provide services to the public on behalf of government, such as care homes. Some agreements are for one year only.

•	Operating and maintenance agreements – annual operating cost of agreements with third-party entities that operate and maintain government infrastructure on behalf of government. A majority of these agreements relate to health sector facilities.

•	Service delivery agreements – annual operating cost of agreements with third‑party entities that provide services directly to government, such as the Telecommunications Service Master Agreement with Telus.

•	Capital and economic development agreements – annual cost of agreements to build infrastructure, such as health authorities, school districts, universities, and the BC Transportation Financing Authority’s commitments for future projects.

In addition to the contractual obligations, taxpayer‑supported entities have $15.5 billion in multiple‑year government transfer agreements that may be authorized by government in the future, although there is no current obligation for these government transfers.

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Table 2.12 Taxpayer-Supported Contractual Obligations

($ millions)	2025/26	2026/27	2027/28	2028/29	2029/30	2030/31+	Total
Coastal ferry services agreement	253	253	253	253	253	8,341	9,606
Capital construction and maintenance P3s	585	364	275	203	250	2,430	4,107
Program delivery agreements	2,726	519	452	275	218	2,124	6,314
Operating and maintenance agreements	1,578	1,127	938	709	664	1,163	6,179
Service delivery agreements	1,196	1,216	1,180	1,100	518	1,183	6,393
Capital and economic development agreements	6,780	3,704	1,725	673	197	452	13,531
	13,118	7,183	4,823	3,213	2,100	15,693	46,130

Of the total $64.6 billion contractual obligations for self‑supported Crown corporations and subsidiaries, 94.9 per cent or $61.4 billion is for BC Hydro’s power purchase agreements with independent power producers (IPPs). This ongoing cost of energy is factored into BC Hydro’s financial statement projections in the fiscal plan, although any contractual increases to the tariffs paid to the IPPs will have to be recovered from future electricity rate increases.

The remaining contractual obligations for self‑supported Crown corporations and subsidiaries relate to maintenance and service agreements, whose costs also are factored into government fiscal plan projections.

2024/25 Public Accounts Audit Qualification

The Audit Opinion on the 2024/25 Public Accounts includes the following three qualifications.

Deferral of Revenues

The Auditor General recommends reporting restricted contributions as revenue in the period the transfers are received, unless the transfer establishes a financial liability on the part of the recipient. In accordance with accounting standards and Treasury Board regulations, the government has maintained its longstanding recognition of deferring restricted contributions and recognizing revenue in the same period that programs and services are provided to the public. The impact of the Auditor General's recommendation in the current year would be to increase revenue by $9.85 billion and decrease the deficit and liabilities by $9.85 billion.

Incomplete Contractual Obligations Disclosure

Contractual obligations that commit Government to make certain expenditures, for a considerable period into the future, are required to be disclosed in the financial statements. In the Auditor General’s opinion, the summary financial statements do not provide the required disclosures in relation to certain contracts, such as contracts below the $50 million threshold and for payments not under contract for the First Nations Gaming Revenue Sharing Arrangement. The Auditor General’s recommendation would increase the disclosure of contractual obligations by $6.733 billion.

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Tobacco Settlement Accounting Treatment

Government has been engaged in litigation against tobacco companies to recover the costs incurred for tobacco-related diseases. In March 2025, Plans of Compromise and Arrangement (the Plans) were agreed to by all parties and approved by the Ontario Superior Court of Justice. The Auditor General recommends recognizing the asset and revenue in 2024/25 because the Plans can no longer be appealed. The auditor has not quantified the amount to be recognized. Government has disclosed the tobacco litigation as a contingent asset because there are outstanding conditions before the Plans can become binding. Once the conditions are satisfied and the Plans have been implemented, the Government will recognize the asset and revenue based on the best information known at that time. The Province’s share of the settlement is estimated at $3.578 billion to be paid over approximately 20 years.

The full text of the Auditor General’s opinion and the comments of the Comptroller General of British Columbia can be found in the 2024/25 Public Accounts.

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Part 3

Supplementary Information

–  General Description of the Province

–  Constitutional Framework

–  Provincial Government

–  Annual Financial Cycle

–  Government’s Financial Statements

–  Provincial Taxes

2025 Financial and Economic Review

Part 3 – Supplementary Information

General Description of the Province

British Columbia is located on Canada’s Pacific coast, and has a land and freshwater area of 95 million hectares. It is Canada’s third largest province and comprises 9.5 per cent of the country’s total land area.

Geography

The province is nearly four times the size of Great Britain, 2.5 times larger than Japan and larger than any American state except Alaska. B.C.’s 7,022‑kilometre coastline supports a large shipping industry through ice‑free, deep‑water ports. The province has about 8.5 million hectares of grazing land, 1.8 million hectares of lakes and rivers, and 950,000 hectares of agricultural land that is capable of supporting a wide range of crops.

Physiography

B.C. is characterized by mountainous topography, but also has substantial areas of lowland and plateau country. The province has four basic regions, a northwesterly trending mountain system on the coast, a similar mountain system on the east, and an extensive area of plateau country between the two. The northeastern corner of the province is lowland, a segment of the continent’s Great Plains.

The western system of mountains averages about 300 kilometres in width and extends along the entire B.C. coast and the Alaska panhandle. The Coast Mountains contain some of the tallest peaks in the province. The western system includes the Insular Mountains that form the basis of Vancouver Island and Haida Gwaii (previously known as the Queen Charlotte Islands). These islands help to shelter the waters off the mainland coast of B.C., which form an important transportation route for people and products.

The Interior of the province is a plateau of rolling forest and grassland, 600 to 1,200 metres in average elevation, incised deeply by rivers. North of Prince George the interior becomes mountainous, but plateau terrain returns just south of the Yukon boundary in the area drained by the Liard River. The southern Interior’s water system is dominated by the Fraser River, which has a drainage area covering about one-quarter of the province. The Rocky Mountains, in the eastern mountain system, rise abruptly on the southern B.C.‑Alberta boundary and are cut by passes that provide dramatic overland transportation routes into the province. The Rocky Mountain Trench lies immediately to the west of the Rockies. This extensive valley, the longest in North America, is a geological fault zone separating different earth plates. It is the source of many of B.C.’s major rivers, including the Peace, Columbia and Fraser.

Climate and Vegetation

Coastal B.C. has abundant rainfall and mild temperatures associated with a maritime climate. The Pacific coast has an average annual rainfall of between 155 and 440 centimetres, while the more sheltered coasts of eastern Vancouver Island and the mainland along the Strait of Georgia average between 65 and 150 centimetres. Canada’s longest frost-free periods of over 180 days per year are enjoyed along the edges of the coastal zone and inland along the Fraser River valley. Temperatures fall quickly up the steep slopes of the Coast Mountains. The predominant trees in this coastal region are the western hemlock, western red cedar and balsam in the wetter parts, and Douglas fir and grand fir in the drier areas.

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B.C.’s Interior region has a mainly continental type of climate, although not as severe as that of the Canadian Prairies. Considerable variation in climate occurs, especially in winter and across the Coast Mountains, as mild Pacific storms bring relief from cold spells. The southern Interior has the driest and warmest climate of the province. In the valleys, annual precipitation ranges from less than 30 centimetres to 50 centimetres, while daily temperatures can average over 20°C in July and just under freezing in January. The climate becomes more extreme further north and precipitation increases. The frost-free period in the North is short and variable. Spruce and lodgepole pine are the dominant trees of commercial value in the Interior.

The northeast region of the province is an extension of the western prairie region of Alberta. It has a continental climate that is more extreme than that of the northern interior region. However, it does have long hot summers and a frost-free period long enough to grow grain, forage and other crops.

Population

B.C. is the third largest province in terms of population, which was estimated at 5.698 million people, accounting for 13.8 per cent of Canada’s population on July 1, 2024. B.C.’s population grew at an average annual rate of 1.9 per cent between 2014 and 2024, faster than the growth rate of the overall Canadian population for the same period.

The Vancouver census metropolitan area, a major Canadian shipping, manufacturing and services centre, had the largest urban population in B.C. with nearly 3.109 million people in 2024. Meanwhile, the census metropolitan area for Victoria, the provincial capital, had a population of 441 thousand people in 2024.

Constitutional Framework

The structure of the British Columbia government is based on British parliamentary tradition and precedent. Prior to 1866, B.C. was composed of two British-controlled colonies — the Colony of Vancouver Island was established in 1849, and the Colony of British Columbia was established in 1858 on the mainland. In the Union Proclamation of 1866, the two colonies were joined to form the single united Crown Colony of British Columbia. On July 20, 1871, B.C. entered into Confederation with Canada. Although the Colony of Vancouver Island had a parliamentary form of government as far back as 1856, the first fully elected government was not instituted in B.C. until the autumn after Confederation with Canada. Responsible government was achieved in late 1872, when the lieutenant governor acquiesced to an executive council that was responsible to the legislative assembly.

Upon entering Confederation, B.C. came under the authority of the British North America Act, 1867 (BNA Act), a statute of the British parliament. Until 1982, the BNA Act defined the major national institutions and established the division of authority between the federal and provincial governments. In 1982, the British Parliament ended its legal right to legislate for Canada with the passage of the Canada Act, 1982 and its companion legislation, the Constitution Act, 1982, which also includes the Canadian Charter of Rights and Freedoms. The BNA Act was renamed the Constitution Act, 1867, which continues to be the foundation for the division of legislative powers between Canada, as a federal state, and provincial governments.

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Part 3 – Supplementary Information

Indigenous Peoples

British Columbia is home to more than 290,000 Indigenous peoples1, representing one in six Indigenous people in Canada. There are more than 200 First Nations in B.C. (of 600 in Canada), and they represent 35 distinct languages. At more than 98,000, the Métis population in B.C. is the third-largest in Canada.

Each Indigenous community has a unique history and experience and different ways of life, social organization, governance systems, and approaches to economic development.

As the original occupants of the land, Indigenous peoples have a special constitutional relationship with the Crown. This relationship, including existing Aboriginal2 and treaty rights, is recognized and affirmed in section 35 of the Constitution Act, 1982, and includes recognizing that Indigenous self-government is part of Canada’s evolving system of cooperative federalism and distinct orders of government.

Provincial Government

B.C.’s government is modeled after the British system. Functionally there are three main branches: the legislature, the executive and the judiciary.

Legislature

Legislative powers in British Columbia are exercised by a single legislative chamber, which is elected for a term of four years. B.C. was the first jurisdiction in Canada to establish set general election dates, in 2001. Provincial general elections are scheduled to take place on the third Saturday in October every four years.

The legislature consists of the lieutenant governor and 93 elected members of the legislative assembly. The legislative assembly represents the people of B.C. in the conduct of the province’s affairs. The assembly is required by law to meet at least once a year with a normal session lasting several months. However, special sessions can last just a few days or many months, depending on the nature of the government’s business.

The legislature operates on a fixed schedule — the second Tuesday in February each year is usually reserved for the Throne Speech and the fourth Tuesday in February each year is reserved for the Budget Speech. In an election year, the Throne Speech and Budget Speech may occur on or before April 30th of the following year.

Executive

The executive is composed of the lieutenant governor and the executive council. The executive council, or cabinet, is headed by the premier and is composed of selected members of the ruling party. The lieutenant governor, the King’s representative in British Columbia, holds a largely ceremonial place in the modern provincial government. By constitutional custom, the lieutenant governor is appointed by the Governor General of Canada for a term usually lasting five years.

Following a general election, the lieutenant governor calls upon the leader of the political party with the majority of elected members to serve as premier and to form the provincial government.

[1]	The term ‘Indigenous’ includes all people of Indigenous ancestry, including First Nations (status and non-status), Métis and Inuit.

[2]	The federal Constitution Act, 1982, and provincial Declaration on the Rights of Indigenous Peoples Act define the term ‘Indigenous peoples’ to include First Nations, Métis and Inuit Peoples in Canada.

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Where the general election does not result in a single political party having the majority of elected members, a minority government may be formed by the party that is able to form a coalition or enter into a confidence and supply agreement with another party, to ensure it has the majority required for all confidence motions and budgetary legislation.

The lieutenant governor, on the advice of the premier, appoints members of the executive council and is guided by the executive council’s advice as long as it holds the confidence of the legislative assembly.

The lieutenant governor, on recommendation of the premier, convenes, prorogues and dissolves the legislative assembly and gives Royal Assent to all measures and bills passed by the assembly before they become law.

Ministers are the executives responsible for government ministries, and are usually members of cabinet. Cabinet determines government policy and is held responsible by the legislative assembly for the operation of the provincial government.

Deputy ministers are the senior civil servants in their ministries and have responsibility for all operational matters including budget, human resources and program development. Deputy ministers are required to manage a complex set of multiple accountabilities which arise out of various powers, authorities and responsibilities attached to the position. The deputy minister is the principal source of support for a minister in fulfilling minister’s collective and individual responsibilities and accountability. In providing this support, the deputy minister is responsible for:

•	sound public service advice on policy development and implementation, both within the minister’s portfolio and with respect to the government’s overall policy and legislative agenda;

•	effective ministry management, as well as advice on management of the minister’s entire portfolio; and

•	fulfillment of authorities that have been assigned to the deputy minister or other officials either by the minister directly or by virtue of legislation.

Judiciary

The judiciary performs functions that are central to the orderly operation of society. Judges hear and give judgment in criminal prosecutions and in actions arising from disputes between private citizens or between the government and private citizens. Judges apply both judge-made law, known as ‘‘common law,’’ and laws made by the Parliament of Canada and provincial legislatures. The judiciary is sometimes called on to determine whether laws passed by governments conform to the values expressed in the Canadian Charter of Rights and Freedoms.

B.C.’s judicial system is made up of the Provincial Court of British Columbia, the Supreme Court of British Columbia and the Court of Appeal of British Columbia. The Provincial Court hears cases that fall into five main categories: criminal cases, family cases, youth court cases, small claims, and traffic & bylaw cases. The provincial government appoints Provincial Court judges, and the federal government appoints Court of Appeal and Supreme Court judges.

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The federal judicial system includes the Tax Court of Canada, the Federal Court of Canada (Appeals division and Trial division) and the Supreme Court of Canada. The Federal Court of Canada hears cases in limited areas of exclusively federal jurisdiction — for example, reviewing decisions made by federal tribunals such as the Canada Labour Relations Board. The Supreme Court of Canada is the court of final resort and hears selected appeals from the Federal Court of Appeal and provincial Courts of Appeal.

Provincial Government Jurisdiction

Under Canada’s constitutional framework, B.C. has ownership and jurisdiction over natural resources and is responsible for education, health and social services, municipal institutions, property and civil rights, the administration of justice and other matters of purely provincial or local concern.

Annual Financial Cycle

British Columbia’s Budget Transparency and Accountability Act (BTAA) outlines the Province’s reporting requirements during the financial cycle and imposes specific reporting deadlines or release dates for these publications. In particular, fixed dates for presentation of the budget, as well as dates for quarterly and annual reports, are set by law.

Under the BTAA, the provincial government focuses its budgeting and reporting on a summary accounts basis. The BTAA requirements include reporting on the advice of the Economic Forecast Council; presentation of the annual Estimates, Budget and Fiscal Plan, Quarterly Reports, and Public Accounts; publication of Quarterly Reports with revised forecasts; annual three-year service plans and service plan reports for each ministry and government organization; and an annual three-year government strategic plan and report.

Chart 3.1 summarizes the annual financial process of the Province. This process consists of four main stages.

Planning and Budget Preparation

Treasury Board, a committee of the executive council, reviews longer-term estimates of revenue, expense, capital and debt, and establishes a preliminary fiscal plan within the framework of the government’s overall strategic plan. Ministries, service delivery agencies, and Crown corporations prepare three-year service plans, including performance measures and targets, and operating and capital budgets, for review by government. Treasury Board makes budget allocations for ministries and agencies, and assesses commercial Crown corporation net income benchmarks, within the context of the fiscal plan. Included as inputs into this process are a consultation paper published by September 15th that invites public comment on issues for consideration as government develops its fiscal and service plans, and provincewide public hearings held by a committee of the legislature. A report outlining the results of the budget consultation process is made public by November 15th of each year.

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Chart 3.1 Financial Planning and Reporting Cycle Overview

JAN FEB MAR APRIL MAY JUNE JULY AUG SEPT OCT NOV DEC
CALENDAR YEAR
CALENDAR YEAR
CALENDAR YEAR
CALENDAR YEAR
Ministries and Crown corporations prepare 3-year service plans including financial implications
Fiscal outlook updated and budget targets/envelopes established based on government priorities
Budget Consultation Process
BUDGET PREPARATION - decisions on revenue, expense, Crown corporation plans, capital, FTEs
Government tables in the Legislative Assembly the Estimates, Budget and 3-Year Fiscal Plan, and 3-year ministry/Crown service plans
BUDGET DAY*
Fourth Tuesday in February
ESTIMATES tabled
BUDGET & THREE-YEAR FISCAL PLAN tabled
Three-year service plans of ministries and Crown organizations tabled
Legislative Assembly approves money/resources
Interim Supply
ESTIMATES DEBATED to authorize ministry operating and capital spending
Final Supply
Government delivers programs and services, and incurs expenses
Based on Estimates and fiscal plan
Records are maintained of how revenue is earned and the money spent, and forecasts are updated
QUARTERLY REPORTS
Ongoing reports of government
and Crown corporation finances
Q1
Q2
Q3
FINANCIAL AND ECONOMIC REVIEW
Record of economic performance and annual government
and Crown corporation finances
Detailed records of government and Crown corporation finances (audited by Auditor General and Crown corporation auditors)
PUBLIC ACCOUNTS published
Annual service plan reports made public by
government, ministries and organizations
MINISTERIAL ACCOUNTABILITY REPORT published
FISCAL YEAR
FISCAL YEAR
FISCAL YEAR
FISCAL YEAR
JAN FEB MAR APRIL MAY JUNE JULY AUG SEPT OCT NOV DEC

*In an election year the budget day may be delayed, in accordance with the Budget Transparency and Accountability Act.

Implementation and Reporting

The government’s revenue, expense and capital plans for the next three fiscal years, as well as other information on the government’s finances, are presented to the legislative assembly by the Minister of Finance in a budget document called the Budget and Fiscal Plan. The financial plan for the next fiscal year is also included in the document called the Estimates, which describes the individual appropriations to be voted on by the legislative assembly. Government’s strategic plan, service plans, and a report on major capital projects (those where the government contribution exceeds $50 million) must also be tabled in the legislature. Throughout the year, the authorized funding as specified in the Estimates and ministry service plans is spent on programs and services. Crown corporations follow approved service plans under the direction of their own boards of directors. Quarterly Reports, including full-year forecasts, are published by legislated dates, thereby providing regular updates to the public on the government’s finances.

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Evaluation

At the end of the fiscal year, the Public Accounts are prepared by the Office of the Comptroller General and examined by the Office of the Auditor General to ensure that the financial statements fairly present the government’s financial position. The Public Accounts are augmented by the British Columbia Financial and Economic Review, which provides an overview of annual and historical financial and economic results. In addition, annual service plan reports are made public that compare actual results with ministry and Crown corporation performance targets.

Accountability

The Public Accounts are presented to the legislative assembly and are reviewed by two committees of the legislative assembly (the Select Standing Committee on Public Accounts, and the Select Standing Committee on Crown Corporations). At the same time, the Ministerial Accountability Report is published detailing the individual financial performance of cabinet ministers, and the performance achieved by the Ministers of State on non-financial targets.

Government’s Financial Statements

Government Reporting Entity

The provincial government conducts its activities through:

•	ministries;

•	the SUCH sector (school districts, universities, colleges, institutes, and health organizations);

•	other taxpayer-supported service delivery agencies; and

•	commercial Crown corporations.

The accounts relating to the ministries and other direct activities of government are contained in the Consolidated Revenue Fund (CRF), whose financial results are reported as a separate entity in the Public Accounts. The CRF comprises all money over which the legislature has direct power of appropriation. The operations of public sector organizations, including the SUCH sector entities, service delivery agencies, and Crown corporations, are recorded in their own financial statements, which are subject to audit by the Auditor General or by private-sector auditors.

The relationships between the legislature and government’s public sector organizations are guided by legislation, governance agreements, and/or mandate letters to ensure effective oversight, alignment with government’s priorities, and preservation of public confidence in the management of public-sector programs and services for the citizens of British Columbia.

The Province consolidates the financial results of all these entities into a single set of financial statements, published annually in the Public Accounts.

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Compliance with GAAP

British Columbia’s Budget Transparency and Accountability Act (BTAA) requires government’s financial statements to conform to generally accepted accounting principles (GAAP) for senior governments in Canada. In practice this means compliance with the Public Sector Accounting Standards (PSAS), which are set by the Canadian Public Sector Accounting Board (PSAB).

Under PSAS, service delivery agencies are consolidated with the CRF on a line-by-line basis. Commercial Crown corporations3 (government business enterprises) and commercial subsidiaries owned by service delivery agencies are consolidated on a modified equity basis — i.e. their net income is reported as revenue of the Province and their retained earnings as an investment.

Where the accounting policies of service delivery agencies differ from those used by the central government, the service delivery agency financial statements are adjusted to conform to government’s accounting policies. No adjustments for accounting differences are made for commercial Crown corporations, which prepare their statements in accordance with International Financial Reporting Standards (IFRS).

The BTAA authorizes Treasury Board to adopt different standards than those promoted by PSAB in order to ensure that British Columbia’s financial reporting reflects the policy framework within which the Crown corporations and agencies operate. Any alternative standard adopted by Treasury Board must come from other areas of Canadian GAAP or from a recognized standard setting body in another jurisdiction (e.g. the US Financial Accounting Standards Board). Treasury Board has issued one such regulation, mandating BC Hydro to follow the US FASB standard for rate-regulated accounting.

The full text of government’s significant accounting policies can be found in Note 1 to the Consolidated Summary Financial Statements in the 2024/25 Public Accounts.

[3]	Crown corporations are considered commercial if the majority of their operating revenue comes from non‑government sources, and their operating revenue is sufficient to cover operating and debt service costs without the need for government grants or other forms of assistance. Otherwise they are included with the service delivery agencies.

2025 Financial and Economic Review	| 67

Part 3 – Supplementary Information

Table 3.1 Provincial Taxes (as of July 2025)

Type and Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions

Income — Income Tax Act	Taxable Income: • Corporate • Personal

General rate: 12%
Small business rate: 2%.

Tax rates of 5.06%, 7.70%, 10.50%, 12.29%, 14.70%, 16.80% and 20.50% corresponding to the following tax brackets:

$0 to $49,279
$49,279.01 to $98,560
$98,560.01 to $113,158
$113,158.01 to $137,407
$137,407.01 to $186,306
$186,306.01 to $259,829
Over $259,829

The Canada Revenue Agency administers B.C.'s personal and corporate income taxes under the Tax Collection Agreement between the province and the federal government.

Corporate tax credits include the BC scientific research and experimental development tax credit, the book publishing tax credit, the interactive digital media tax credit and the film and television tax credits. In addition, the clean buildings tax credit, farmers’ food donation tax credit, mining exploration tax credit, logging tax credit, training tax credits and small business venture capital tax credits are available to both individuals and corporations.

B.C. provides a set of non-refundable credits similar to most federal non-refundable credits.

Refundable personal tax credits include the renter’s tax credit, the sales tax credit, the BC Family Benefit (previously known as the BC Child Opportunity Benefit) and other credits available to individuals who meet specific eligibility criteria.

Payroll — Employer Health Tax Act	B.C. remuneration	1.95%. Rate is phased in if annual B.C. remuneration is between $1 million and $1.5 million. Tax does not apply if B.C. remuneration is less than $1 million.

Employers with annual B.C. remuneration less than $1 million are exempt from the tax. The exemption amount is shared by all associated employers.

The tax is phased in for employers with annual B.C. remuneration between $1 million and $1.5 million.

Special rules exist for charities and non-profits. Charities and non-profits receive an exemption of $1.5 million per qualifying location. Charities and non-profits with B.C. remuneration between $1.5 million and $4.5 million per qualifying location pay a reduced rate. Employers associated with charities and non-profits do not have to share the exemption with the charity.

Real property transfers — Property Transfer Tax Act	Fair market value of property based on the percentage of interest in the property.	1% on the first $200,000 of the fair market value transferred, 2% of the fair market value that exceeds $200,000 but does not exceed $2,000,000 and 3% of the fair market value that exceeds $2,000,000. For residential class property and farm land associated with a farmers’ dwelling, the 3% rate becomes 5% for the fair market value above $3,000,000.

Foreign nationals and foreign corporations purchasing residential class property in certain areas pay an additional 20% of fair market value. These areas are Metro Vancouver Regional District except Tsawwassen Lands, and Capital, Central Okanagan, Fraser Valley and Nanaimo Regional Districts.

Eligible first time home-buyers who purchase a home with a fair market value up to $835,000 are exempt from tax on the first $500,000 of the property’s value. Similarly, eligible purchasers of newly constructed homes are fully exempt from tax if the fair market value is $1,100,000 or less.

Other exemptions include: qualifying purpose-built rental buildings, some intergenerational transfers or transfers to a spouse of principal residences, recreational residences and family farms; transfers of property between spouses pursuant to written separation agreements or court orders; transfers of property to local governments, registered charities and educational institutions; transfers of property to veterans under the Veterans’ Land Act (Canada); transfers of land to be protected, preserved, conserved or kept in a natural state; and transfers of leases 30 years or less in duration. A number of technical exemptions are also provided.

Foreign nationals who become citizens or permanent residents of Canada within a year of purchase may be eligible for a refund of the additional 20% tax.

Foreign nationals who are in the Provincial Nominee Program process for immigration to Canada may be exempt from the additional 20% tax.

68 |	2025 Financial and Economic Review

Part 3 – Supplementary Information

Table 3.1 Provincial Taxes (as of July 2025) – Continued

Type and Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions

Retail sales tax — Provincial Sales Tax Act	Purchase and lease of tangible personal property.

Purchase of software, accommodation, related services, telecommunication services, online marketplace services, and legal services.

	Gifts of vehicles, boats, and aircraft.	General rate: 7% Liquor: 10% Vapour products: 20% Accommodation: 8% Vehicles: 7% to 20% Boats and aircraft: 7% or 12% Fossil fuel combustion systems: 12% Manufactured buildings: reduced rate of tax.

Paid by purchasers and lessees and primarily collected through businesses required to be registered under the Act.

Major consumer exemptions include, but are not limited to:

•               food for human consumption (including prepared food, but not including soda beverages),

•               residential energy,

•               children’s clothing and footwear (child-sized clothing and adult-sized clothing for children under 15 years of age),

•               basic cable and residential land-line telephone services, and

•               vitamins, drugs, and household medical aids.

Major business exemptions include, but are not limited to:

•               goods acquired solely for re-sale or re-lease,

•               goods purchased to be incorporated into goods for sale or lease,

•               certain production machinery and equipment purchased by major industries (manufacturers, logging, mining, oil and gas) for qualifying activities at qualifying locations, and

•               electricity.

Tobacco — Tobacco Tax Act	By cigarette, heated tobacco product, cigar retail price, and weight on other tobacco products.	32.5 cents per cigarette, tobacco stick, or heated tobacco product unit, and 65 cents per gram of loose tobacco; 90.5% of taxable price on cigars to a maximum tax of $7 per cigar.	Tax is payable on tobacco by purchasers at the time of retail purchase. Tobacco is subject to a security scheme. Security is payable by wholesale dealers registered under the Act when tobacco is delivered to them.

2025 Financial and Economic Review	| 69

Part 3 – Supplementary Information

Table 3.1 Provincial Taxes (as of July 2025) – Continued

Type and Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions
Motor fuel — Motor Fuel Tax Act	Purchase, use, or in certain circumstances, transfer or importation of fuels: • Clear gasoline • Motive fuel • Alternative motor fuels (natural gas, hydrogen, and methanol (M85+))

General rate: 14.5 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority).

South Coast BC Transportation Service Region: 27 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 18.5 cents per litre collected on behalf of TransLink).

Victoria Regional Transit Service Area: 20 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 5.5 cents per litre collected on behalf of BC Transit).

General rate: 15 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority).

South Coast BC Transportation Service Region: 27.5 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 18.5 cents per litre collected on behalf of TransLink).

Victoria Regional Transit Service Area: 20.5 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 5.5 cents per litre collected on behalf of BC Transit).

Exempt.

Tax generally applies to all fuels purchased for use, or used in, internal combustion engines. Tax is payable on fuels by purchasers at the time of retail purchase. Most fuels are subject to a security scheme . Security is payable by collectors registered under the Act when fuel is sold in British Columbia for the first time after manufacture or importation. The additional tax collected in the South Coast BC Transportation Service Region, on behalf of TransLink, helps fund regional transportation costs. The additional tax collected in the Victoria Regional Transit Service Area, on behalf of BC Transit, helps fund the public transit system.

Tax applies to diesel fuel but does not include alternative motor fuels or coloured fuels.

Natural gas, when used as a motor fuel, is exempt from tax. Certain hydrogen is exempt from tax. Fuels comprised of at least 85% methanol are also exempt from tax.

70 |	2025 Financial and Economic Review

Part 3 – Supplementary Information

Table 3.1 Provincial Taxes (as of July 2025) – Continued

Type and Statute Reference	Tax Base		Tax Rate	Characteristics and Exemptions

Motor fuel — Motor Fuel Tax Act (continued)	•	Coloured fuel, marine diesel fuel	3 cents per litre.	Coloured fuel may be used in all vehicles not licensed to operate on a highway and in specific industrial vehicles. Farmers are exempt from paying the tax when fuel is used solely for listed farm purposes. Farm trucks are allowed to use tax-exempt coloured fuel for farming purposes on a highway. Marine diesel fuel used in interjurisdictional cruise ships and ships prohibited from coasting trade under the Coasting Trade Act is exempt from tax.

	•	Locomotive fuel	3 cents per litre.	Tax applies to fuel specifically for use in locomotives.

	•	Propane	2.7 cents per litre.	Propane tax applies to all uses of propane. There are exemptions for propane used as residential energy in a residential dwelling, for propane used by qualifying farmers solely for a farm purpose, and for small containers of propane.

	•	Aviation fuel	2 cents per litre.	Aviation fuel tax applies to fuel produced specifically for use in a non-turbine aircraft engine.

	•	Jet fuel	2 cents per litre.	Jet fuel tax applies to fuel produced specifically for use in a turbine aircraft engine. Jet fuel used for international flights is exempt.
	•	Natural gas used in stationary engines, other than listed below.	1.1 cents per 810.32 litres.
	•	Natural gas used in pipeline compressors to transmit marketable gas.	1.9 cents per 810.32 litres.
	•	Natural gas used in pipeline compressors to extract and transmit raw gas from wells to processing plants.	Exempt.
	•	Natural gas used in compressors to re-inject sour gas into depleted wells.	Exempt.
	•	Marine bunker fuel	Exempt.	Exemption applies to bunker fuel used as fuel in a ship.

	•	Marine gas oil	Exempt.	Exemption applies to marine gas oil when used in primary gas turbine engines to propel passenger and cargo vessels.

Natural resources — Logging Tax Act	Net income from logging in B.C.		10% (fully recoverable against federal and provincial corporation and personal income tax).	Tax is calculated as net income from logging after deducting a processing allowance.

— Mineral Land Tax Act	Assessed value of freehold mineral land and production areas.		Undesignated mineral land — $1.25 to $4.94 per hectare. Designated production areas — $4.94 per hectare.	Rates of tax set on sliding scale, dependent on size and designation of land. No tax is payable if the mineral land is less than 16.2 hectares, owned by a registered charity or if the administrator has classified the mineral lands as agricultural.

— Mineral Tax Act	Cash flow from individual metal and coal mines (other than placer gold mines).		2% of net current proceeds (NCP). 13% of net revenue (NR).	Tax calculated for each operator on a mine-by-mine basis. NCP tax paid on current operating cash flow until all current and capital costs, plus any investment allowance, are recovered. Then NR tax paid on cumulative cash flow. NCP tax creditable against NR tax.

	Volume of production of limestone, dolomite, marble, shale, clay, volcanic ash, diatomaceous earth, sandstone, quartzite and dimension stone.		$0.15 per tonne removed from all quarries operated.	An operator may deduct 25,000 tonnes from the total number of tonnes removed from all quarries operated by that operator. However, the amount deducted from any one quarry by all operators of that quarry must not exceed 25,000 tonnes.

	Value of minerals sold by placer gold mines.		0.5% of value of minerals sold.

2025 Financial and Economic Review	| 71

Part 3 – Supplementary Information

Table 3.1 Provincial Taxes (as of July 2025) – Continued

Type and Statute Reference	Tax Base	Tax Rate		Characteristics and Exemptions

Insurance — Insurance Premium Tax Act	B.C. premiums.	4.4% for vehicle and property insurance, 2% for life, sickness, personal accident and loss of salary and wages insurance, 4% for other insurance and 7% for all contracts with unlicensed insurers.

Exemptions:

Licensed insurers that are fraternal benefit societies and purely mutual corporations that earn 100% of net premium income from the insurance of religious institutions, schools or charitable organizations, or at least 50% of the BC net premium income from insurance of farm property are exempt. Premiums received or receivable as consideration for an annuity contract, for medical services or health care under a plan approved by regulation, from another taxable insurer under a contract of reinsurance, or under a contract of marine insurance that is not a please craft are also exempt from taxation.

For unlicensed insurers, the premiums paid to enter into a contract of marine insurance or reciprocal marine insurance that is not a please craft insurance, by licensees under the Real Estate Services Act that enter into a contract with the Real Estate Errors and Omissions Insurance Corporation or are levied an assessment for the Real Estate Special Compensation Fund, by members of the Law Society of British Columbia, and by farmers that have insurance under the Farm Income Insurance Act or the Insurance for Crops Act.

Real property — Taxation (Rural Area) Act	Assessed value of land and improvements in rural areas (outside municipalities). Assessment determined under the Assessment Act.	Rates are set annually expressed as $/$1000 of taxable assessed value. For residential properties the rates are set to increase average residential rural taxes by the rate of inflation. For non-residential property classes, the rates are set so that total non-residential rural tax revenues increase by inflation plus tax on new construction.		Some exemptions apply under various statutes.

		Class	Rate $/$1000
		1 residential:	0.37
		2 utilities:	3.47
		3 supportive housing:	0.10
		4 major industry:	7.46
		5 light industry:	2.47
		6 business and other:	2.47
		7 managed forest land:	0.49
		8 recreation/non-profit:	0.78
		9 farm land:	0.56

		In Peace River Regional District, tax rates are the same as above except
		2 utilities:	3.74
		4 major industry:	7.73
		5 light industry:	2.74

Basic residential class school property tax — School Act section 119	Assessed value of class 1 residential land and improvements. Assessment determined under the Assessment Act.	Rates are set annually to increase average residential taxes by the rate of inflation. The rates vary by school district. For 2025, rates range from about $0.75/$1000 to $4.16/$1000.

Basic rates are calculated using a formula to moderate effects of varying average assessments on school district taxes. Amendments to the School Act in 2002 allow the Minister of Finance to apply different tax rates within a school district. Tofino is the only municipality with a rate that differs from the rest of the school district. School districts may levy additional tax on residential class property if authorized by local referendum. None do.

The Home Owner Grant Program and the Land Tax Deferment Program can reduce or postpone the tax liability for Canadian citizens and permanent residents of Canada who live in their own home as a principal residence.

Additional school tax on homes over $3 million. — School Act section 120.1	Assessed value of “dwelling property”.	Tax is 0.2% on the value of the dwelling property between $3,000,000 and $4,000,000 and 0.4% on the value above $4,000,000.		Dwelling property for the additional school tax is most residential class property where there is between one and three dwelling units. Properties with four or more units, such as apartment buildings, are not taxed. Vacant land in residential class is taxed unless it is in the Agricultural Land Reserve.

72 |	2025 Financial and Economic Review

Part 3 – Supplementary Information

Table 3.1 Provincial Taxes (as of July 2025) – Continued

Type and Statute Reference	Tax Base	Tax Rate		Characteristics and Exemptions

Non-residential class school property tax — School Act section 119	Assessed value of non-residential land and improvements. Assessment determined under the Assessment Act.	Rates are set annually and expressed as $/$1000 of taxable assessed value. For 2025 the rates are:

Some exemptions apply under various statutes.

Tax rates for 2025 were set according to the usual policy, so that revenues would grow from 2024 by inflation and by the tax on new building since 2024.

Starting in 2023, the 60% credit on major industrial (class 4) properties is eliminated. The class 4 property tax rate is reduced by an equivalent amount, resulting in no effective change from the removal of the credit.

A 50% provincial farm land property tax credit reduces the provincial school property tax on farm land (class 9).

		Class	Rate $/$1000
		2 utilities:	11.74
		3 supportive housing:	0.10
		4 major industry:	1.42
		5 light industry:	3.56
		6 business and other:	3.56
		7 managed forest land:	2.04
		8 recreation/non-profit:	2.13
		9 farm land:	7.05

Police tax — Police Act	Assessed value of land and improvements in municipalities under 5,000 population and in rural areas. Assessment determined under the Assessment Act.	Rates are set annually to raise up to 50% of the provincial cost of rural and small community policing. Rates are set for each of the nine property classes in each municipality under 5,000 population, in each electoral area of the province, in Treaty Settlement Lands subject to the tax, and in the area of the province outside a regional district.

As announced in the Budget 2024, police tax revenue is set to target 33% of the cost estimate after all the tax reduction.

Basic rates are calculated using a formula that includes assessed value and population. Tax rate reductions are embedded in the rates to reflect the contribution taxpayers in the rural areas make to policing costs through the provincial rural area property tax and payments of grants in lieu of police tax by exempt taxpayers. Rates are further reduced to deliver traffic fine revenue sharing amounts to taxpayers: in municipalities over 5,000 where police tax does not apply the traffic fine revenue sharing amounts are paid to municipalities.

Speculation and vacancy tax — Speculation and Vacancy Tax Act	Tax is based on the assessed value of the residential property. Assessment determined under the Assessment Act.

The tax rate is 2% for foreign owners and untaxed worldwide earners (satellite families). The tax rate for other owners is 0.5%.

Budget 2025 includes amendments to increase SVT rates from two per cent to three per cent for foreign owners and untaxed worldwide earners and from 0.5 per cent to one per cent for Canadian citizens and permanent residents to help ensure residential properties are used as homes rather than investments. The new rates take effect on January 1, 2026, and will apply to the SVT payable by property owners based on the use of their residential properties during the 2026 calendar year and onward.

In conjunction with these tax rate increases, Budget 2025 increases the tax credit for BC residents from $2,000 to $4,000 to reflect the higher tax rate, effective for calendar year 2026 and subsequent years. The increase to the tax credit ensures it will continue to offset the SVT liability on the first $400,000 in assessed value for properties owned by BC residents who are not otherwise exempt. The tax credit for non-BC residents is based on formulas in the legislation that automatically reflect the rate changes.

The tax is intended to capture foreign and domestic speculators who own residential property in designated taxable areas.

Different exemptions and credits are available depending on owner type.

The principal residence of a resident of British Columbia is exempt from tax. Residential property that is rented out is exempt. Property that is under construction or development is exempt. There are also a variety of hardship exemptions available.

Residents of B.C. are entitled to an up to $2,000 tax credit. Other categories of owners are entitled to a tax credit based on reported B.C. income and the use of the property.

2025 Financial and Economic Review	| 73

Part 3 – Supplementary Information

Table 3.2	Interprovincial Comparisons of Tax Rates – 2025
(Rates known and in effect as of July 1, 2025)

Tax	British Columbia	Alberta	Saskat- chewan	Manitoba	Ontario	Quebec	New Brunswick	Nova Scotia	Prince Edward Island	Newfound- land and Labrador
Corporate income tax (per cent of taxable income)
General rate	12	8	12	12	11.5	11.5	14	14	15	15
Manufacturing rate [1]	12	8	10	12	10	11.5	14	14	15	15
Small business rate [2]	2	2	1	0	3.2	3.2	2.5	1.5	1	2.5
Small business threshold ($000s)	500	500	600	500	500	500	500	700	600	500
Corporation capital tax (per cent) Financial [3]	Nil	Nil	0.7/4	6	1.25	1.25	4/5	4	5	6
Payroll tax (per cent) [4]	1.95	Nil	Nil	2.15	1.95	4.26	Nil	Nil	Nil	2
Insurance premium tax (per cent) [5]	2/7	3/4	3/4	2/4	2/3.5	3.3	2/3	3/4	3.75/4	5
Fuel tax (cents per litre) [6]
Gasoline	14.5	13	15	12.5	18.60	32.71	23.19	26.79	21.49	20.64
Diesel	15	13	15	12.5	18.92	35.09	28.47	27.57	28.27	23.47
Sales tax (per cent) [7]
General rate	7	Nil	6	7	8	9.975	10	9	10	10
Tobacco tax ($ per carton of 200 cigarettes) [8]	77.37	60.00	68.18	72.02	48.84	41.80	67.31	76.411	76.11	82.67

[1]	In British Columbia (and some other provinces), the general rate applies to income from manufacturing and processing. Prince Edward Island reduced its general rate to 15% effective July 1, 2025.
[2]	Saskatchewan canceled its previously announced increase to its small business rate from 1% to 2%. Nova Scotia's small business rate was decreased from 2.5% to 1.5% effective April 1, 2025 and the business limit was increased to $700,000 on the same day. Prince Edward Island increased its business limit to $600,000 effective July 1, 2025.
[3]	Saskatchewan provides a lower rate for small financial corporations, while Manitoba exempts small financial corporations from taxation. The tax in Ontario and Quebec tax only applies to life insurance companies. New Brunswick generally applies a 4 per cent tax on financial institutions with a 5 per cent tax on banks specifically. Saskatchewan, New Brunswick, Nova Scotia, Prince Edward Island, and Newfoundland and Labrador each provide capital tax deductions.
[4]	Provinces with payroll taxes provide payroll tax relief for small businesses. Quebec levies a compensation tax of up to 2.8 per cent on salaries and wages paid by financial institutions other than insurance corporations which are taxed at a rate of 0.3 per cent.
[5]	Lower rates apply to premiums for life, sickness, and accident insurance; higher rates apply to premiums for property insurance including automobile insurance. In British Columbia, the highest rate applies to unlicensed insurance. Quebec's rate includes the 0.3 per cent rate of compensation tax levied on insurance corporations. In Saskatchewan, Manitoba, Ontario, Quebec, and Newfoundland and Labrador, sales taxes also apply to certain insurance premiums except, generally, those related to individual life and health.
[6]	Tax rates are for regular fuel used on highways and include all provincial taxes payable by consumers at the pump. The British Columbia rates include 6.75 cents per litre dedicated to the BC Transportation Financing Authority. The British Columbia rates do not include regional taxes that increase the gasoline and diesel rates by 18.5 cents per litre in the South Coast British Columbia Transportation Authority service region and by 5.5 cents per litre in the Capital Regional District. The rates for Ontario, Quebec, New Brunswick, Nova Scotia, Prince Edward Island, and Newfoundland and Labrador include provincial sales tax based on average pump prices as of July 2025. In Alberta, fuel tax rates, including gas and diesel, are adjusted quarterly based on an average West Texas Intermediate price within a given period. Quebec’s rates do not include increased or reduced regional tax rates, such as an additional 3 cents per litre on gasoline in the Montreal area.
[7]	Tax rates shown are statutory rates. Ontario, Quebec, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador have harmonized their sales taxes with the federal GST. Alberta imposes a 4 per cent tax on short-term rental accommodation.
[8]	Includes estimated provincial sales tax / provincial portion of the harmonized sales tax in all provinces except Alberta and Quebec.

74 |	2025 Financial and Economic Review

Appendix 1 Economic Review Supplementary Tables

2025 Financial and Economic Review

Appendix 1 – Economic Review Supplementary Tables

Table A1.1A Aggregate and Labour Market Indicators

			Real GDP	Primary	Gross fixed	Business			Unemployment
	Population [1]	Nominal GDP	(chained)	household income	capital formation	incorporations	Labour force	Employment	rate
	(thousands)	($millions)	($2017 millions)	($millions)	($millions)	(number)	(thousands)	(thousands)	(per cent)
1981	2,827	46,596	114,605	33,035	13,256	-	1,416	1,320	6.8
1982	2,877	46,600	107,268	34,966	11,061	-	1,427	1,253	12.1
1983	2,908	49,329	108,055	35,263	10,903	-	1,446	1,245	13.9
1984	2,947	51,788	109,036	36,944	10,722	-	1,465	1,245	15.0
1985	2,975	55,788	116,722	39,668	11,573	-	1,493	1,280	14.3
1986	3,004	58,954	117,808	41,991	11,012	-	1,526	1,332	12.7
1987	3,049	65,147	125,019	45,787	12,607	-	1,567	1,378	12.1
1988	3,115	72,095	131,926	50,643	15,210	-	1,599	1,435	10.3
1989	3,197	78,443	136,097	56,796	18,748	-	1,659	1,508	9.1
1990	3,292	82,374	138,149	62,770	19,391	19,550	1,703	1,560	8.4
1991	3,374	84,975	138,594	65,226	19,283	18,528	1,751	1,578	9.9
1992	3,469	90,515	142,442	68,047	20,546	20,406	1,800	1,617	10.1
1993	3,568	97,221	149,130	70,589	21,435	22,955	1,848	1,668	9.7
1994	3,676	103,598	153,049	74,124	24,400	25,774	1,918	1,743	9.1
1995	3,777	109,203	157,068	78,040	23,076	23,846	1,951	1,786	8.5
1996	3,874	112,540	161,066	80,322	22,787	23,237	1,986	1,813	8.7
1997	3,949	118,585	166,449	83,387	24,819	22,958	2,032	1,860	8.5
1998	3,983	119,775	168,469	85,832	23,173	20,759	2,038	1,858	8.8
1999	4,011	125,658	174,330	89,551	23,281	21,009	2,064	1,894	8.3
2000	4,039	136,411	182,264	94,462	24,152	21,388	2,080	1,931	7.2
2001	4,077	138,815	183,508	97,235	26,197	19,474	2,082	1,921	7.7
2002	4,101	143,993	190,817	101,152	26,819	20,987	2,135	1,952	8.5
2003	4,124	151,958	195,226	104,469	29,096	22,531	2,172	1,998	8.0
2004	4,156	164,600	202,904	111,064	34,336	24,703	2,186	2,028	7.2
2005	4,196	177,197	212,991	118,263	39,429	30,937	2,220	2,090	5.9
2006	4,242	190,479	222,403	128,744	45,658	33,273	2,264	2,153	4.9
2007	4,291	200,440	229,376	137,373	49,568	34,036	2,312	2,211	4.4
2008	4,349	206,427	231,000	142,034	52,692	30,085	2,357	2,244	4.8
2009	4,411	198,179	225,497	140,482	46,303	26,431	2,389	2,202	7.8
2010	4,466	206,990	231,927	144,734	49,423	30,305	2,410	2,222	7.8
2011	4,504	218,771	238,996	152,291	50,911	30,853	2,414	2,230	7.6
2012	4,571	223,328	244,610	158,221	54,486	31,068	2,453	2,284	6.9
2013	4,635	230,981	250,066	166,281	53,814	32,224	2,470	2,305	6.7
2014	4,713	243,872	259,251	172,841	59,031	34,951	2,485	2,330	6.2
2015	4,765	250,784	264,523	181,683	59,392	37,936	2,531	2,375	6.2
2016	4,861	263,912	271,919	187,000	64,897	43,557	2,625	2,465	6.1
2017	4,934	282,283	282,283	198,265	69,871	46,249	2,706	2,563	5.3
2018	5,021	297,392	292,182	204,273	73,768	46,245	2,737	2,610	4.6
2019	5,111	308,993	299,857	218,490	82,248	44,724	2,817	2,681	4.8
2020	5,176	307,412	290,575	218,224	83,558	47,788	2,781	2,527	9.1
2021	5,227	357,002	312,961	240,288	97,589	60,813	2,872	2,684	6.6
2022	5,357	395,629	325,364	260,770	107,863	51,969	2,911	2,776	4.6
2023	5,532	409,881	333,100	279,663	114,662	54,054	3,004	2,848	5.2
2024	5,698	-	-	-	-	53,800	3,086	2,914	5.6

[1]	As at July 1. Data take into account adjustments made for net census undercount in 1996, 2001, 2006, 2011, 2016, 2021, non-permanent residents and incompletely enumerated Indian reserves.

76 |	2025 Financial and Economic Review

Appendix 1 – Economic Review Supplementary Tables

Table A1.1A Aggregate and Labour Market Indicators (continued)

			Real GDP	Primary	Gross fixed	Business			Unemployment
	Population [1]	Nominal GDP	(chained)	household income	capital formation	incorporations	Labour force	Employment	rate
(annual percentage change)[2]
1982	1.8	0.0	(6.4)	5.8	(16.6)	-	0.8	(5.0)	5.3
1983	1.1	5.9	0.7	0.8	(1.4)	-	1.3	(0.7)	1.8
1984	1.4	5.0	0.9	4.8	(1.7)	-	1.3	0.0	1.1
1985	0.9	7.7	7.0	7.4	7.9	-	1.9	2.8	(0.7)
1986	1.0	5.7	0.9	5.9	(4.8)	-	2.2	4.1	(1.6)
1987	1.5	10.5	6.1	9.0	14.5	-	2.7	3.4	(0.6)
1988	2.2	10.7	5.5	10.6	20.6	-	2.0	4.1	(1.8)
1989	2.6	8.8	3.2	12.1	23.3	-	3.8	5.1	(1.2)
1990	3.0	5.0	1.5	10.5	3.4	-	2.6	3.4	(0.7)
1991	2.5	3.2	0.3	3.9	(0.6)	(5.2)	2.8	1.1	1.5
1992	2.8	6.5	2.8	4.3	6.5	10.1	2.8	2.5	0.2
1993	2.9	7.4	4.7	3.7	4.3	12.5	2.7	3.1	(0.4)
1994	3.0	6.6	2.6	5.0	13.8	12.3	3.8	4.5	(0.6)
1995	2.8	5.4	2.6	5.3	(5.4)	(7.5)	1.7	2.4	(0.6)
1996	2.6	3.1	2.5	2.9	(1.3)	(2.6)	1.8	1.6	0.2
1997	1.9	5.4	3.3	3.8	8.9	(1.2)	2.3	2.6	(0.2)
1998	0.9	1.0	1.2	2.9	(6.6)	(9.6)	0.3	(0.1)	0.3
1999	0.7	4.9	3.5	4.3	0.5	1.2	1.3	1.9	(0.5)
2000	0.7	8.6	4.6	5.5	3.7	1.8	0.8	2.0	(1.1)
2001	0.9	1.8	0.7	2.9	8.5	(8.9)	0.1	(0.5)	0.5
2002	0.6	3.7	4.0	4.0	2.4	7.8	2.5	1.6	0.8
2003	0.6	5.5	2.3	3.3	8.5	7.4	1.7	2.3	(0.5)
2004	0.8	8.3	3.9	6.3	18.0	9.6	0.7	1.5	(0.8)
2005	1.0	7.7	5.0	6.5	14.8	25.2	1.5	3.0	(1.3)
2006	1.1	7.5	4.4	8.9	15.8	7.6	2.0	3.0	(1.0)
2007	1.2	5.2	3.1	6.7	8.6	2.3	2.1	2.7	(0.5)
2008	1.4	3.0	0.7	3.4	6.3	(11.6)	1.9	1.5	0.4
2009	1.4	(4.0)	(2.4)	(1.1)	(12.1)	(12.1)	1.4	(1.9)	3.0
2010	1.2	4.4	2.9	3.0	6.7	14.7	0.9	0.9	0.0
2011	0.9	5.7	3.0	5.2	3.0	1.8	0.2	0.4	(0.2)
2012	1.5	2.1	2.3	3.9	7.0	0.7	1.6	2.4	(0.7)
2013	1.4	3.4	2.2	5.1	(1.2)	3.7	0.7	0.9	(0.2)
2014	1.7	5.6	3.7	3.9	9.7	8.5	0.6	1.1	(0.5)
2015	1.1	2.8	2.0	5.1	0.6	8.5	1.8	1.9	0.0
2016	2.0	5.2	2.8	2.9	9.3	14.8	3.7	3.8	(0.1)
2017	1.5	7.0	3.8	6.0	7.7	6.2	3.1	4.0	(0.8)
2018	1.8	5.4	3.5	3.0	5.6	(0.0)	1.1	1.8	(0.7)
2019	1.8	3.9	2.6	7.0	11.5	(3.3)	2.9	2.7	0.2
2020	1.3	(0.5)	(3.1)	(0.1)	1.6	6.9	(1.3)	(5.7)	4.3
2021	1.0	16.1	7.7	10.1	16.8	27.3	3.3	6.2	(2.5)
2022	2.5	10.8	4.0	8.5	10.5	(14.5)	1.3	3.4	(2.0)
2023	3.2	3.6	2.4	7.2	6.3	4.0	3.2	2.6	0.6
2024	3.0	-	-	-	-	(0.5)	2.7	2.3	0.4

[1]	As at July 1. Data take into account adjustments made for net census undercount in 1996, 2001, 2006, 2011, 2016, 2021, non-permanent residents and incompletely enumerated Indian reserves.
[2]	Annual unemployment rate expressed as percentage point difference.

Sources: Statistics Canada (Tables: 17-10-0005-01, 36-10-0222-01, 36-10-0224-01, 14-10-0327-01 - accessed April 2025) and BC Stats.

2025 Financial and Economic Review	| 77

Appendix 1 – Economic Review Supplementary Tables

Table A1.1B Prices, Earnings and Financial Indicators

					Primary	Household
			Average	Compensation	household	disposable			Conventional
	B.C.	Vancouver	weekly	of	income	income	Prime	Can/US	(5 year)
	CPI	CPI	wage rate[1]	employees[2]	per capita	per capita	rate	exchange rate	mortgage rate
	(2002=100)	(2002=100)	($)	($millions)	(current $)	(current $)	(per cent)	(US cents)	(per cent)[3]
1981	51.8	51.2	-	25,554	11,687	9,535	19.4	83.4	18.4
1982	57.3	56.6	-	26,380	12,156	10,085	16.0	81.1	18.1
1983	60.4	59.7	-	26,834	12,128	10,139	11.2	81.1	13.3
1984	62.8	62.1	-	27,748	12,535	10,611	12.1	77.2	13.6
1985	64.8	64.0	-	29,303	13,333	11,377	10.6	73.2	12.2
1986	66.7	66.2	-	30,408	13,980	11,863	10.6	72.0	11.2
1987	68.7	68.2	-	33,177	15,019	12,695	9.6	75.4	11.2
1988	71.2	70.6	-	36,537	16,259	13,587	10.7	81.3	11.6
1989	74.4	73.8	-	40,711	17,767	14,843	13.3	84.5	12.1
1990	78.4	77.8	-	44,656	19,067	15,528	14.1	85.7	13.3
1991	82.6	81.9	-	46,772	19,333	15,887	10.1	87.3	11.2
1992	84.8	84.3	-	49,430	19,617	16,272	7.5	82.7	9.5
1993	87.8	87.3	-	51,782	19,785	16,575	6.0	77.5	8.8
1994	89.5	89.1	-	54,492	20,164	16,744	6.8	73.2	9.4
1995	91.6	91.3	-	57,214	20,660	16,934	8.6	72.9	9.2
1996	92.4	92.1	-	58,685	20,732	16,884	6.2	73.3	8.0
1997	93.1	92.6	612.55	60,816	21,118	17,198	4.9	72.2	7.1
1998	93.4	93.0	620.99	62,340	21,549	17,491	6.7	67.4	6.9
1999	94.4	93.9	628.12	64,358	22,324	18,318	6.4	67.3	7.5
2000	96.1	96.0	639.18	68,975	23,386	18,872	7.2	67.3	8.3
2001	97.7	97.8	648.27	70,663	23,850	19,826	6.0	64.6	7.4
2002	100.0	100.0	668.48	73,752	24,668	20,996	4.2	63.7	7.0
2003	102.2	102.0	683.79	76,134	25,329	21,447	4.7	71.4	6.4
2004	104.2	104.0	687.32	81,017	26,726	22,427	4.0	76.8	6.3
2005	106.3	106.0	704.05	86,189	28,184	23,216	4.4	82.5	6.0
2006	108.1	108.0	738.96	94,384	30,351	25,108	5.8	88.2	6.6
2007	110.0	110.2	771.37	99,719	32,014	26,428	6.1	93.1	7.0
2008	112.3	112.8	806.27	103,735	32,656	27,179	4.8	93.7	7.1
2009	112.3	112.9	827.37	101,368	31,852	27,274	2.4	87.6	5.7
2010	113.8	114.9	843.22	103,864	32,411	28,225	2.6	97.1	5.6
2011	116.5	117.5	858.58	108,841	33,814	28,958	3.0	101.1	5.4
2012	117.8	119.0	877.26	112,543	34,615	29,695	3.0	100.1	5.3
2013	117.7	119.2	909.73	117,735	35,876	30,950	3.0	97.1	5.2
2014	118.9	120.5	910.02	122,520	36,676	31,474	3.0	90.5	4.9
2015	120.2	121.9	950.73	127,754	38,125	32,684	2.8	78.2	4.7
2016	122.4	124.6	953.50	130,955	38,467	33,025	2.7	75.4	4.7
2017	125.0	127.3	970.57	138,027	40,182	34,748	2.9	77.0	4.8
2018	128.4	131.0	999.60	145,322	40,684	34,852	3.6	77.2	5.3
2019	131.4	134.1	1,020.10	153,561	42,749	36,696	4.0	75.4	5.3
2020	132.4	134.9	1,092.88	152,732	42,160	39,687	2.8	74.6	4.9
2021	136.1	138.5	1,138.63	170,582	45,973	40,783	2.5	79.8	4.8
2022	145.5	147.8	1,194.34	186,202	48,674	41,459	4.1	76.8	5.7
2023	151.2	154.1	1,270.38	199,731	50,558	43,115	6.9	74.1	6.7
2024	155.2	158.1	1,336.98	-	-	-	6.8	73.0	6.7

[1]	Data prior to 1997 are not available.
[2]	Component of household income account. This amount includes the wages, salaries and employers' social contributions earned by BC residents, regardless of where they are employed.
[3]	The most typical of those offered by the major chartered banks.

78 |	2025 Financial and Economic Review

Appendix 1 – Economic Review Supplementary Tables

Table A1.1B Prices, Earnings and Financial Indicators (continued)

					Primary	Household
			Average	Compensation	household	disposable			Conventional
	B.C.	Vancouver	weekly	of	income	income	Prime	Can/US	(5 year)
	CPI	CPI	wage rate[1]	employees[2]	per capita	per capita	rate	exchange rate	mortgage rate[3]

(annual percentage change) [4]
1982	10.6	10.5	-	3.2	4.0	5.8	(3.4)	(2.4)	(0.2)
1983	5.4	5.5	-	1.7	(0.2)	0.5	(4.8)	0.1	(4.9)
1984	4.0	4.0	-	3.4	3.4	4.7	0.9	(3.9)	0.3
1985	3.2	3.1	-	5.6	6.4	7.2	(1.5)	(4.0)	(1.4)
1986	2.9	3.4	-	3.8	4.9	4.3	(0.1)	(1.3)	(1.0)
1987	3.0	3.0	-	9.1	7.4	7.0	(1.0)	3.4	(0.1)
1988	3.6	3.5	-	10.1	8.3	7.0	1.2	5.8	0.5
1989	4.5	4.5	-	11.4	9.3	9.2	2.5	3.2	0.4
1990	5.4	5.4	-	9.7	7.3	4.6	0.9	1.2	1.3
1991	5.4	5.3	-	4.7	1.4	2.3	(4.0)	1.6	(2.1)
1992	2.7	2.9	-	5.7	1.5	2.4	(2.6)	(4.5)	(1.7)
1993	3.5	3.6	-	4.8	0.9	1.9	(1.6)	(5.2)	(0.8)
1994	1.9	2.1	-	5.2	1.9	1.0	0.8	(4.3)	0.6
1995	2.3	2.5	-	5.0	2.5	1.1	1.9	(0.4)	(0.2)
1996	0.9	0.9	-	2.6	0.3	(0.3)	(2.4)	0.5	(1.2)
1997	0.8	0.5	-	3.6	1.9	1.9	(1.3)	(1.1)	(0.9)
1998	0.3	0.4	1.4	2.5	2.0	1.7	1.7	(4.8)	(0.1)
1999	1.1	1.0	1.1	3.2	3.6	4.7	(0.2)	(0.1)	0.6
2000	1.8	2.2	1.8	7.2	4.8	3.0	0.8	0.0	0.8
2001	1.7	1.9	1.4	2.4	2.0	5.1	(1.3)	(2.8)	(0.9)
2002	2.4	2.2	3.1	4.4	3.4	5.9	(1.8)	(0.9)	(0.4)
2003	2.2	2.0	2.3	3.2	2.7	2.1	0.5	7.7	(0.6)
2004	2.0	2.0	0.5	6.4	5.5	4.6	(0.7)	5.5	(0.2)
2005	2.0	1.9	2.4	6.4	5.5	3.5	0.4	5.7	(0.3)
2006	1.7	1.9	5.0	9.5	7.7	8.1	1.4	5.6	0.7
2007	1.8	2.0	4.4	5.7	5.5	5.3	0.3	5.0	0.4
2008	2.1	2.4	4.5	4.0	2.0	2.8	(1.3)	0.6	0.1
2009	0.0	0.1	2.6	(2.3)	(2.5)	0.3	(2.4)	(6.1)	(1.4)
2010	1.3	1.8	1.9	2.5	1.8	3.5	0.2	9.5	(0.1)
2011	2.4	2.3	1.8	4.8	4.3	2.6	0.4	4.0	(0.2)
2012	1.1	1.3	2.2	3.4	2.4	2.5	0.0	(1.0)	(0.1)
2013	(0.1)	0.2	3.7	4.6	3.6	4.2	0.0	(3.0)	(0.0)
2014	1.0	1.1	0.0	4.1	2.2	1.7	0.0	(6.6)	(0.3)
2015	1.1	1.2	4.5	4.3	4.0	3.8	(0.2)	(12.3)	(0.2)
2016	1.8	2.2	0.3	2.5	0.9	1.0	(0.1)	(2.8)	(0.0)
2017	2.1	2.2	1.8	5.4	4.5	5.2	0.2	1.6	0.1
2018	2.7	2.9	3.0	5.3	1.2	0.3	0.7	0.1	0.5
2019	2.3	2.4	2.1	5.7	5.1	5.3	0.4	(1.8)	0.0
2020	0.8	0.6	7.1	(0.5)	(1.4)	8.2	(1.2)	(0.8)	(0.3)
2021	2.8	2.7	4.2	11.7	9.0	2.8	(0.3)	5.2	(0.2)
2022	6.9	6.7	4.9	9.2	5.9	1.7	1.7	(2.9)	0.9
2023	3.9	4.3	6.4	7.3	3.9	4.0	2.8	(2.7)	1.0
2024	2.6	2.6	5.2	-	-	-	(0.2)	(1.1)	0.0

[1]	Data prior to 1997 are not available.
[2]	Component of household income account. This amount includes the wages, salaries and employers' social contributions earned by BC residents, regardless of where they are employed.
[3]	The most typical of those offered by the major chartered banks.
[4]	Prime rate, exchange rate and conventional (5 year) mortgage rates expressed as percentage point difference.

Sources: Statistics Canada (Tables: 18-10-0005-01, 14-10-0064-01, 36-10-0224-01, 10-10-0145-01 - accessed April 2025),

Bank of Canada, Haver Analytics, and BC Stats.

2025 Financial and Economic Review	| 79

Appendix 1 – Economic Review Supplementary Tables

Table A1.1C Other Indicators

	Manufacturing		Housing	Non-residential	MLS home	MLS average	Tourism	High-tech	B.C. international
	shipments	Retail sales	starts	building permits	sales	home sale price	GDP[1]	GDP[2]	goods exports
	($millions)	($millions)	(units)	($millions)	(units)	($)	($2017 millions)	($2017 millions)	($millions)
1981	-	-	41,585	1,335	19,151	117,531	-	-	8,877
1982	-	-	19,807	1,026	25,019	94,065	-	-	9,925
1983	-	-	22,607	775	32,082	95,685	-	-	11,659
1984	-	-	16,169	827	30,889	91,000	-	-	12,315
1985	-	-	17,969	812	43,502	87,992	-	-	12,715
1986	-	-	20,687	912	46,101	92,889	-	-	15,690
1987	-	-	28,944	999	56,341	101,940	-	-	15,883
1988	-	-	30,487	1,647	67,420	121,055	-	-	17,405
1989	-	-	38,894	1,812	83,544	151,409	-	-	17,775
1990	-	-	36,720	1,833	57,631	158,426	-	-	16,607
1991	-	25,022	31,875	1,803	83,897	169,054	-	-	15,253
1992	24,398	26,194	40,621	2,082	92,623	191,082	-	-	16,336
1993	26,583	28,463	42,807	1,944	80,034	213,404	-	-	19,034
1994	30,333	31,770	39,408	1,772	74,442	229,509	-	-	22,856
1995	34,207	34,219	27,057	1,966	57,317	223,105	-	-	26,874
1996	32,932	34,775	27,641	1,957	71,345	219,779	-	-	25,717
1997	33,496	36,591	29,351	1,960	67,540	221,465	-	6,545	26,699
1998	31,757	35,762	19,931	2,022	52,121	212,946	-	6,867	25,942
1999	36,679	36,373	16,309	2,104	56,897	216,599	-	7,308	29,044
2000	40,699	38,435	14,418	2,089	53,252	222,244	-	8,485	33,640
2001	38,303	40,719	17,234	2,125	68,546	223,366	-	8,655	31,680
2002	38,610	43,265	21,625	1,771	81,419	239,422	-	8,985	28,828
2003	39,772	44,421	26,174	1,880	91,717	260,912	-	9,847	28,265
2004	41,607	47,219	32,925	2,070	94,954	290,178	-	10,167	31,008
2005	42,883	49,380	34,667	3,212	104,180	333,785	-	11,120	34,167
2006	44,480	53,136	36,443	3,921	96,042	390,643	-	11,936	33,466
2007	42,418	56,936	39,195	3,933	101,818	439,307	-	12,440	31,524
2008	39,435	57,794	34,321	3,678	68,384	454,873	-	12,761	33,124
2009	32,951	55,288	16,077	3,139	84,509	465,537	4,754	12,401	25,240
2010	35,575	58,251	26,479	3,018	74,254	505,832	5,150	12,853	28,646
2011	37,998	60,090	26,400	3,136	76,355	561,536	5,266	13,357	32,671
2012	38,491	61,217	27,465	4,048	67,306	514,796	5,281	13,800	31,484
2013	40,199	62,944	27,054	3,108	72,546	537,094	5,378	14,214	33,421
2014	43,888	66,916	28,356	3,729	83,618	567,501	6,352	15,076	35,832
2015	45,157	71,609	31,446	3,680	101,888	636,390	6,881	15,187	35,497
2016	47,089	77,109	41,843	3,392	111,415	690,854	7,416	16,115	38,423
2017	51,320	87,846	43,664	4,212	103,278	708,647	7,662	16,981	43,241
2018	55,265	90,169	40,857	5,691	78,257	710,599	8,154	18,404	46,280
2019	53,953	91,305	44,932	6,121	77,008	701,574	8,307	19,904	43,348
2020	52,188	92,916	37,734	5,216	93,347	782,593	3,883	20,863	39,604
2021	63,166	104,653	47,607	5,176	123,924	927,701	5,422	23,718	53,936
2022	69,052	107,889	46,721	8,079	80,351	998,023	8,807	26,228	64,944
2023	65,331	107,766	50,490	7,793	72,917	971,785	9,651	26,872	56,149
2024	64,462	108,384	45,828	7,486	74,437	981,766	-	-	54,650

[1]	Data prior to 2009 are not available.
[2]	Data prior to 1997 are not available.

80 |	2025 Financial and Economic Review

Appendix 1 – Economic Review Supplementary Tables

Table A1.1C Other Indicators (continued)

	Manufacturing		Housing	Non-residential	MLS Home	MLS Average	Tourism	High-tech	B.C. international
	shipments	Retail sales	starts	building permits	Sales	Home Sale Price	GDP[1]	GDP[2]	goods exports

(annual percentage change)
1982	–	–	(52.4)	(23.2)	30.6	(20.0)	–	–	11.8
1983	–	–	14.1	(24.5)	28.2	1.7	–	–	17.5
1984	–	–	(28.5)	6.7	(3.7)	(4.9)	–	–	5.6
1985	–	–	11.1	(1.7)	40.8	(3.3)	–	–	3.3
1986	–	–	15.1	12.3	6.0	5.6	–	–	23.4
1987	–	–	39.9	9.6	22.2	9.7	–	–	1.2
1988	–	–	5.3	64.9	19.7	18.8	–	–	9.6
1989	–	–	27.6	10.0	23.9	25.1	–	–	2.1
1990	–	–	(5.6)	1.2	(31.0)	4.6	–	–	(6.6)
1991	–	–	(13.2)	(1.6)	45.6	6.7	–	–	(8.2)
1992	–	4.7	27.4	15.5	10.4	13.0	–	–	7.1
1993	9.0	8.7	5.4	(6.7)	(13.6)	11.7	–	–	16.5
1994	14.1	11.6	(7.9)	(8.9)	(7.0)	7.5	–	–	20.1
1995	12.8	7.7	(31.3)	11.0	(23.0)	(2.8)	–	–	17.6
1996	(3.7)	1.6	2.2	(0.4)	24.5	(1.5)	–	–	(4.3)
1997	1.7	5.2	6.2	0.1	(5.3)	0.8	–	–	3.8
1998	(5.2)	(2.3)	(32.1)	3.2	(22.8)	(3.8)	–	4.9	(2.8)
1999	15.5	1.7	(18.2)	4.0	9.2	1.7	–	6.4	12.0
2000	11.0	5.7	(11.6)	(0.7)	(6.4)	2.6	–	16.1	15.8
2001	(5.9)	5.9	19.5	1.7	28.7	0.5	–	2.0	(5.8)
2002	0.8	6.3	25.5	(16.6)	18.8	7.2	–	3.8	(9.0)
2003	3.0	2.7	21.0	6.1	12.6	9.0	–	9.6	(2.0)
2004	4.6	6.3	25.8	10.1	3.5	11.2	–	3.3	9.7
2005	3.1	4.6	5.3	55.2	9.7	15.0	–	9.4	10.2
2006	3.7	7.6	5.1	22.1	(7.8)	17.0	–	7.3	(2.1)
2007	(4.6)	7.2	7.6	0.3	6.0	12.5	–	4.2	(5.8)
2008	(7.0)	1.5	(12.4)	(6.5)	(32.8)	3.5	–	2.6	5.1
2009	(16.4)	(4.3)	(53.2)	(14.7)	23.6	2.3	–	(2.8)	(23.8)
2010	8.0	5.4	64.7	(3.9)	(12.1)	8.7	8.3	3.6	13.5
2011	6.8	3.2	(0.3)	3.9	2.8	11.0	2.2	3.9	14.1
2012	1.3	1.9	4.0	29.1	(11.9)	(8.3)	0.3	3.3	(3.6)
2013	4.4	2.8	(1.5)	(23.2)	7.8	4.3	1.8	3.0	6.2
2014	9.2	6.3	4.8	20.0	15.3	5.7	18.1	6.1	7.2
2015	2.9	7.0	10.9	(1.3)	21.8	12.1	8.3	0.7	(0.9)
2016	4.3	7.7	33.1	(7.8)	9.4	8.6	7.8	6.1	8.2
2017	9.0	13.9	4.4	24.2	(7.3)	2.6	3.3	5.4	12.5
2018	7.7	2.6	(6.4)	35.1	(24.2)	0.3	6.4	8.4	7.0
2019	(2.4)	1.3	10.0	7.5	(1.6)	(1.3)	1.9	8.1	(6.3)
2020	(3.3)	1.8	(16.0)	(14.8)	21.2	11.5	(53.3)	4.8	(8.6)
2021	21.0	12.6	26.2	(0.8)	32.8	18.5	39.7	13.7	36.2
2022	9.3	3.1	(1.9)	56.1	(35.2)	7.6	62.4	10.6	20.4
2023	(5.4)	(0.1)	8.1	(3.5)	(9.3)	(2.6)	9.6	2.5	(13.5)
2024	(1.3)	0.6	(9.2)	(3.9)	2.1	1.0	–	–	(2.7)

[1]	Data prior to 2009 are not available.
[2]	Data prior to 1997 are not available.

Sources: Statistics Canada (Tables: 16-10-0048-01, 20-10-0056-01, 34-10-0126-01, 34-10-0285-01 - accessed June 2025); Canadian Real Estate Association; Haver Analytics - accessed June 2025; BC Stats; and Destination BC.

2025 Financial and Economic Review	| 81

Appendix 1 – Economic Review Supplementary Tables

Table A1.1D Commodity Production Indicators

	Lumber [1]	Timber scale	Pulp	Newsprint, etc	Oil & natural	Coal [2]	Solid mineral [3]	Electric pwr	Farm cash	Landed value of
	production	data	production	production	gas production	shipped	shipments	generated	receipts	seafood products
	(thousand m3)	(thousand m3)	(000 tonnes)	(000 tonnes)	($millions)	(000 tonnes)	($millions)	(GW.h)	($millions)	($millions)
1981	24,598	-	-	-	-	-	-	51,008	877	-
1982	23,855	-	2,823	1,872	-	-	-	48,238	962	241
1983	30,773	-	3,267	2,148	-	-	-	47,213	917	210
1984	30,884	-	3,051	2,084	-	-	-	52,369	1,005	243
1985	32,994	76,869	3,442	2,470	-	-	-	59,126	1,061	378
1986	31,468	77,503	3,727	2,628	-	-	-	50,759	1,106	405
1987	37,336	90,592	4,291	2,759	-	-	-	63,066	1,122	455
1988	36,736	86,808	4,354	2,878	-	20,922	-	60,943	1,206	573
1989	35,952	86,793	4,281	2,862	585	22,231	-	57,655	1,255	513
1990	33,514	78,045	3,709	3,002	902	22,238	2,091	60,662	1,299	559
1991	31,406	73,449	3,957	2,721	858	23,687	1,960	62,981	1,342	492
1992	33,396	73,937	3,954	2,692	890	14,976	1,870	64,058	1,404	533
1993	33,935	79,232	3,981	3,067	1,089	15,938	1,593	58,774	1,446	605
1994	33,671	75,639	4,670	2,947	1,270	19,450	1,772	61,015	1,538	728
1995	32,611	75,430	4,773	2,836	1,040	20,831	2,470	58,006	1,586	604
1996	32,671	73,099	4,473	2,842	1,333	26,171	1,978	71,765	1,706	590
1997	31,562	69,155	4,532	2,260	1,588	27,331	1,940	66,961	1,738	604
1998	30,238	65,451	4,296	2,781	1,574	24,914	1,937	67,710	1,780	547
1999	32,397	75,878	4,921	3,047	2,091	22,753	1,648	68,045	1,885	613
2000	34,346	76,009	5,324	3,106	4,783	24,468	2,079	68,241	2,024	667
2001	32,606	69,796	4,512	2,901	5,666	22,546	1,907	57,332	2,201	647
2002	35,501	75,208	4,465	2,894	4,251	19,500	1,829	64,945	2,174	664
2003	36,052	74,899	4,785	2,894	6,230	23,430	1,916	63,051	2,248	645
2004	39,951	81,679	4,777	3,035	6,784	23,672	2,549	60,496	2,360	635
2005	41,129	83,590	4,937	2,977	8,967	25,690	3,085	67,774	2,389	706
2006	41,198	80,350	4,730	3,007	7,148	23,140	3,885	61,598	2,346	788
2007	36,811	72,684	4,742	2,761	6,934	24,798	3,662	71,830	2,381	727
2008	28,263	61,137	4,115	2,519	9,264	25,674	3,664	66,072	2,522	718
2009	22,935	48,822	3,547	2,092	4,120	21,890	2,418	65,057	2,525	700
2010	26,831	63,336	4,262	1,618	4,528	26,996	2,912	64,224	2,547	873
2011	28,414	69,580	4,502	1,552	4,945	27,413	2,909	69,257	2,688	813
2012	29,164	68,133	4,444	1,444	3,415	29,608	3,191	73,584	2,845	748
2013	30,023	71,053	4,296	1,419	4,676	32,708	3,416	67,851	2,883	775
2014	29,635	66,382	4,294	1,432	6,996	29,294	x	67,008	3,037	862
2015	30,612	68,709	4,320	1,251	3,536	27,356	x	71,771	3,173	885
2016	31,448	66,252	4,223	1,143	3,073	27,547	x	69,779	3,141	1,180
2017	30,337	64,528	4,215	1,119	3,957	29,894	x	74,586	3,291	1,187
2018	29,200	67,935	4,117	1,040	4,742	33,096	x	69,781	3,492	1,294
2019	22,839	54,297	4,115	985	4,262	33,725	4,220	64,782	3,826	1,123
2020	21,176	51,685	3,941	581	3,986	26,665	4,702	70,947	3,836	1,013
2021	21,740	52,652	3,715	813	9,357	26,750	5,860	72,622	4,184	1,322
2022	18,650	47,717	3,305	698	17,070	27,594	5,552	70,610	4,718	1,470
2023	16,561	38,943	3,136	463	9,717	29,634	x	56,103	4,884	1,192
2024	15,705	38,975	3,227	426	7,800	28,098	x	-	5,039	-

[1]	Total lumber production is total softwood production.
[2]	As adapted by BC Stats from the Statistics Canada, International Trade Statistics custom extract. Previous table releases sourced from Natural Resources Canada.
[3]	Metals, non-metals, aggregates, clay, and refractory minerals.
x	Suppressed to meet the confidentiality requirements of the Statistics Act.

82 |	2025 Financial and Economic Review

Appendix 1 – Economic Review Supplementary Tables

Table A1.1D Commodity Production Indicators (continued)

	Lumber [1]	Timber scale	Pulp	Newsprint, etc	Oil & natural	Coal [2]	Solid mineral [3]	Electric pwr	Farm cash	Landed value of
	production	data	production	production	gas production	shipped	shipments	generated	receipts	seafood products

(annual percentage change)
1982	(3.0)	-	-	-	-	-	-	(5.4)	9.7	-
1983	29.0	-	15.7	14.7	-	-	-	(2.1)	(4.7)	(12.9)
1984	0.4	-	(6.6)	(3.0)	-	-	-	10.9	9.6	15.7
1985	6.8	-	12.8	18.5	-	-	-	12.9	5.7	55.6
1986	(4.6)	0.8	8.3	6.4	-	-	-	(14.2)	4.2	7.1
1987	18.6	16.9	15.1	5.0	-	-	-	24.2	1.4	12.3
1988	(1.6)	(4.2)	1.5	4.3	-	-	-	(3.4)	7.6	25.9
1989	(2.1)	(0.0)	(1.7)	(0.6)	-	6.3	-	(5.4)	4.0	(10.5)
1990	(6.8)	(10.1)	(13.4)	4.9	54.0	0.0	-	5.2	3.5	9.0
1991	(6.3)	(5.9)	6.7	(9.4)	(4.8)	6.5	(6.3)	3.8	3.3	(12.0)
1992	6.3	0.7	(0.1)	(1.1)	3.7	(36.8)	(4.6)	1.7	4.7	8.3
1993	1.6	7.2	0.7	13.9	22.4	6.4	(14.8)	(8.2)	3.0	13.5
1994	(0.8)	(4.5)	17.3	(3.9)	16.6	22.0	11.2	3.8	6.4	20.3
1995	(3.1)	(0.3)	2.2	(3.8)	(18.1)	7.1	39.4	(4.9)	3.1	(17.0)
1996	0.2	(3.1)	(6.3)	0.2	28.2	25.6	(19.9)	23.7	7.6	(2.3)
1997	(3.4)	(5.4)	1.3	(20.5)	19.1	4.4	(1.9)	(6.7)	1.9	2.5
1998	(4.2)	(5.4)	(5.2)	23.1	(0.9)	(8.8)	(0.1)	1.1	2.4	(9.6)
1999	7.1	15.9	14.5	9.6	32.8	(8.7)	(14.9)	0.5	5.9	12.2
2000	6.0	0.2	8.2	1.9	128.7	7.5	26.2	0.3	7.4	8.7
2001	(5.1)	(8.2)	(15.3)	(6.6)	18.5	(7.9)	(8.3)	(16.0)	8.7	(2.9)
2002	8.9	7.8	(1.0)	(0.2)	(25.0)	(13.5)	(4.1)	13.3	(1.2)	2.5
2003	1.6	(0.4)	7.2	0.0	46.6	20.2	4.8	(2.9)	3.4	(2.9)
2004	10.8	9.1	(0.2)	4.9	8.9	1.0	33.1	(4.1)	5.0	(1.4)
2005	2.9	2.3	3.3	(1.9)	32.2	8.5	21.0	12.0	1.3	11.2
2006	0.2	(3.9)	(4.2)	1.0	(20.3)	(9.9)	26.0	(9.1)	(1.8)	11.6
2007	(10.6)	(9.5)	0.3	(8.2)	(3.0)	7.2	(5.7)	16.6	1.5	(7.7)
2008	(23.2)	(15.9)	(13.2)	(8.8)	33.6	3.5	0.0	(8.0)	5.9	(1.2)
2009	(18.9)	(20.1)	(13.8)	(17.0)	(55.5)	(14.7)	(34.0)	(1.5)	0.1	(2.5)
2010	17.0	29.7	20.2	(22.7)	9.9	23.3	20.4	(1.3)	0.9	24.8
2011	5.9	9.9	5.6	(4.1)	9.2	1.5	(0.1)	7.8	5.5	(6.9)
2012	2.6	(2.1)	(1.3)	(7.0)	(30.9)	8.0	9.7	6.2	5.8	(8.0)
2013	2.9	4.3	(3.3)	(1.7)	36.9	10.5	7.0	(7.8)	1.3	3.6
2014	(1.3)	(6.6)	(0.0)	0.9	49.6	(10.4)	-	(1.2)	5.4	11.2
2015	3.3	3.5	0.6	(12.6)	(49.5)	(6.6)	-	7.1	4.5	2.7
2016	2.7	(3.6)	(2.2)	(8.6)	(13.1)	0.7	-	(2.8)	(1.0)	33.3
2017	(3.5)	(2.6)	(0.2)	(2.1)	28.8	8.5	-	6.9	4.8	0.5
2018	(3.7)	5.3	(2.3)	(7.1)	19.8	10.7	-	(6.4)	6.1	9.1
2019	(21.8)	(20.1)	(0.0)	(5.3)	(10.1)	1.9	-	(7.2)	9.6	(13.3)
2020	(7.3)	(4.8)	(4.2)	(41.0)	(6.5)	(20.9)	11.4	9.5	0.3	(9.8)
2021	2.7	1.9	(5.7)	39.9	134.7	0.3	24.6	2.4	9.1	30.5
2022	(14.2)	(9.4)	(11.0)	(14.1)	82.4	3.2	(5.2)	(2.8)	12.8	11.2
2023	(11.2)	(18.4)	(5.1)	(33.7)	(43.1)	7.4	-	(20.5)	3.5	(18.9)
2024	(5.2)	0.1	2.9	(8.0)	(19.7)	(5.2)	-	-	3.2	-

[1]	Total lumber production is total softwood production.
[2]	As adapted by BC Stats from the Statistics Canada, International Trade Statistics custom extract. Previous table releases sourced from Natural Resources Canada.
[3]	Metals, non-metals, aggregates, clay, and refractory minerals.

Sources: Statistics Canada (Table: 16-10-0017-01, 16-10-0022-01, 25-10-0021-01, 32-10-0045-01 - accessed April 2025);

Ministry of Agriculture and Food; Ministry of Energy and Climate Solutions; Ministry of Mining and Critical Minerals; Ministry of Forests; Natural Resources Canada and BC Stats.

2025 Financial and Economic Review	| 83

Appendix 1 – Economic Review Supplementary Tables

Table A1.2 British Columbia Real GDP at Market Prices, Expenditure Based

		General						General
	Household	Governments					Business	Governments
	Final	Final		Non-	Machinery	Intellectual	Gross Fixed	Gross Fixed
	Consumption	Consumption	Residential	residential	and	Property	Capital	Capital
	Expenditure	Expenditure	Structures	Structures	Equipment	Products	Formation	Formation	Exports	Imports	Real GDP

(millions of 2017 $, chained)
1981	60,675	27,956	10,146	10,768	2,490	694	22,269	3,291	34,802	35,392	114,605
1982	57,528	28,382	7,528	8,913	2,025	531	17,664	2,963	33,040	30,973	107,268
1983	57,802	28,109	7,986	9,487	1,509	567	17,009	3,252	34,806	33,208	108,055
1984	59,313	28,098	7,591	8,220	1,619	679	16,244	3,327	37,293	35,992	109,036
1985	61,498	28,791	8,208	7,728	1,831	718	16,912	4,059	41,000	37,159	116,722
1986	62,794	29,052	9,041	6,012	1,745	700	15,963	3,671	43,026	38,538	117,808
1987	66,111	29,394	10,757	6,302	2,133	759	18,433	3,917	46,673	41,821	125,019
1988	69,286	30,798	11,987	7,553	2,863	980	22,264	3,615	49,237	45,276	131,926
1989	73,284	31,189	13,795	8,406	3,436	1,095	25,694	4,619	48,424	49,565	136,097
1990	76,347	32,322	14,034	8,177	3,471	1,367	26,051	4,609	47,884	51,678	138,149
1991	76,801	34,157	13,256	8,643	3,558	1,371	25,978	5,226	48,646	52,168	138,594
1992	79,177	35,330	16,296	6,754	3,552	1,369	27,057	5,239	51,065	54,592	142,442
1993	81,761	35,822	16,706	6,188	3,447	1,786	27,178	5,342	53,093	54,264	149,130
1994	85,087	36,133	16,802	7,535	3,915	2,580	29,892	6,143	56,586	63,036	153,049
1995	87,721	35,512	14,773	8,260	4,001	2,034	28,379	5,708	60,028	63,824	157,068
1996	90,933	36,216	15,001	7,297	4,099	2,051	28,025	6,139	60,333	63,309	161,066
1997	94,334	36,139	15,738	9,722	4,534	2,168	31,531	5,342	62,722	67,800	166,449
1998	95,563	36,698	13,623	7,428	5,015	2,683	29,361	5,119	64,396	67,035	168,469
1999	97,966	36,962	12,641	8,245	5,037	2,314	28,952	6,023	70,012	71,113	174,330
2000	101,041	38,361	12,718	7,984	5,461	2,800	30,069	6,104	76,115	76,621	182,264
2001	103,061	39,609	14,001	9,206	5,365	3,526	32,746	6,165	75,534	76,803	183,508
2002	106,915	40,189	16,320	8,626	5,220	3,013	33,302	5,887	76,072	76,896	190,817
2003	110,463	40,364	17,580	9,419	5,234	3,608	35,701	6,149	78,284	81,013	195,226
2004	115,462	40,135	20,604	10,392	5,882	4,120	40,741	7,116	82,357	87,361	202,904
2005	120,206	40,613	22,096	10,925	7,073	4,392	44,572	8,491	86,461	92,563	212,991
2006	127,362	41,112	23,684	12,940	8,203	4,659	49,727	8,786	89,809	99,863	222,403
2007	134,270	43,315	24,201	12,259	8,971	5,419	51,261	9,142	91,789	105,353	229,376
2008	137,537	45,027	22,992	14,056	8,996	5,685	52,123	9,660	88,824	106,192	231,000
2009	137,940	45,570	21,022	12,461	6,836	4,667	45,103	9,683	82,876	98,433	225,497
2010	143,216	45,906	21,064	13,331	8,070	5,138	47,912	10,418	89,367	107,203	231,927
2011	146,244	46,841	21,658	15,045	8,365	5,190	50,615	8,284	93,720	111,003	238,996
2012	149,159	47,646	23,216	16,362	8,712	4,606	53,255	9,084	96,624	115,245	244,610
2013	152,960	47,649	23,353	16,013	8,010	4,728	52,422	8,290	99,853	116,344	250,066
2014	158,322	46,741	24,753	17,603	8,714	4,490	55,923	8,830	107,265	122,260	259,251
2015	164,607	47,764	27,125	15,448	7,619	3,752	54,026	8,692	106,349	121,007	264,523
2016	169,919	48,564	31,203	13,869	8,636	3,811	57,498	8,878	109,756	127,097	271,919
2017	178,021	49,654	31,269	15,661	8,962	3,990	59,882	9,624	112,791	133,767	282,283
2018	183,952	51,235	30,828	15,675	9,628	4,708	60,829	10,804	116,869	138,875	292,182
2019	187,114	52,713	30,005	21,643	10,753	5,461	67,884	10,894	119,061	144,340	299,857
2020	179,741	54,738	29,042	22,954	8,633	5,767	66,394	11,802	106,921	133,590	290,575
2021	193,764	59,127	32,274	24,173	9,267	6,515	72,286	12,768	113,537	144,512	312,961
2022	201,303	61,315	29,974	26,729	10,047	7,105	73,399	12,250	120,165	154,253	325,364
2023	204,359	65,553	27,654	28,385	9,744	7,160	72,177	14,991	121,846	155,767	333,100
2024	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

84 |	2025 Financial and Economic Review

Appendix 1 – Economic Review Supplementary Tables

Table A1.2 British Columbia Real GDP at Market Prices, Expenditure Based (continued )

		General						General
	Household	Governments					Business	Governments
	Final	Final		Non-	Machinery	Intellectual	Gross Fixed	Gross Fixed
	Consumption	Consumption	Residential	residential	and	Property	Capital	Capital
	Expenditure	Expenditure	Structures	Structures	Equipment	Products	Formation	Formation	Exports	Imports	Real GDP

(annual percentage change)
1982	(5.2)	1.5	(25.8)	(17.2)	(18.7)	(23.5)	(20.7)	(10.0)	(5.1)	(12.5)	(6.4)
1983	0.5	(1.0)	6.1	6.4	(25.5)	6.8	(3.7)	9.8	5.3	7.2	0.7
1984	2.6	(0.0)	(4.9)	(13.4)	7.3	19.8	(4.5)	2.3	7.1	8.4	0.9
1985	3.7	2.5	8.1	(6.0)	13.1	5.7	4.1	22.0	9.9	3.2	7.0
1986	2.1	0.9	10.1	(22.2)	(4.7)	(2.5)	(5.6)	(9.6)	4.9	3.7	0.9
1987	5.3	1.2	19.0	4.8	22.2	8.4	15.5	6.7	8.5	8.5	6.1
1988	4.8	4.8	11.4	19.9	34.2	29.1	20.8	(7.7)	5.5	8.3	5.5
1989	5.8	1.3	15.1	11.3	20.0	11.7	15.4	27.8	(1.7)	9.5	3.2
1990	4.2	3.6	1.7	(2.7)	1.0	24.8	1.4	(0.2)	(1.1)	4.3	1.5
1991	0.6	5.7	(5.5)	5.7	2.5	0.3	(0.3)	13.4	1.6	0.9	0.3
1992	3.1	3.4	22.9	(21.9)	(0.2)	(0.1)	4.2	0.2	5.0	4.6	2.8
1993	3.3	1.4	2.5	(8.4)	(3.0)	30.5	0.4	2.0	4.0	(0.6)	4.7
1994	4.1	0.9	0.6	21.8	13.6	44.5	10.0	15.0	6.6	16.2	2.6
1995	3.1	(1.7)	(12.1)	9.6	2.2	(21.2)	(5.1)	(7.1)	6.1	1.3	2.6
1996	3.7	2.0	1.5	(11.7)	2.4	0.8	(1.2)	7.6	0.5	(0.8)	2.5
1997	3.7	(0.2)	4.9	33.2	10.6	5.7	12.5	(13.0)	4.0	7.1	3.3
1998	1.3	1.5	(13.4)	(23.6)	10.6	23.8	(6.9)	(4.2)	2.7	(1.1)	1.2
1999	2.5	0.7	(7.2)	11.0	0.4	(13.8)	(1.4)	17.7	8.7	6.1	3.5
2000	3.1	3.8	0.6	(3.2)	8.4	21.0	3.9	1.3	8.7	7.7	4.6
2001	2.0	3.3	10.1	15.3	(1.8)	25.9	8.9	1.0	(0.8)	0.2	0.7
2002	3.7	1.5	16.6	(6.3)	(2.7)	(14.5)	1.7	(4.5)	0.7	0.1	4.0
2003	3.3	0.4	7.7	9.2	0.3	19.7	7.2	4.5	2.9	5.4	2.3
2004	4.5	(0.6)	17.2	10.3	12.4	14.2	14.1	15.7	5.2	7.8	3.9
2005	4.1	1.2	7.2	5.1	20.2	6.6	9.4	19.3	5.0	6.0	5.0
2006	6.0	1.2	7.2	18.4	16.0	6.1	11.6	3.5	3.9	7.9	4.4
2007	5.4	5.4	2.2	(5.3)	9.4	16.3	3.1	4.1	2.2	5.5	3.1
2008	2.4	4.0	(5.0)	14.7	0.3	4.9	1.7	5.7	(3.2)	0.8	0.7
2009	0.3	1.2	(8.6)	(11.3)	(24.0)	(17.9)	(13.5)	0.2	(6.7)	(7.3)	(2.4)
2010	3.8	0.7	0.2	7.0	18.1	10.1	6.2	7.6	7.8	8.9	2.9
2011	2.1	2.0	2.8	12.9	3.7	1.0	5.6	(20.5)	4.9	3.5	3.0
2012	2.0	1.7	7.2	8.8	4.1	(11.3)	5.2	9.7	3.1	3.8	2.3
2013	2.5	0.0	0.6	(2.1)	(8.1)	2.6	(1.6)	(8.7)	3.3	1.0	2.2
2014	3.5	(1.9)	6.0	9.9	8.8	(5.0)	6.7	6.5	7.4	5.1	3.7
2015	4.0	2.2	9.6	(12.2)	(12.6)	(16.4)	(3.4)	(1.6)	(0.9)	(1.0)	2.0
2016	3.2	1.7	15.0	(10.2)	13.3	1.6	6.4	2.1	3.2	5.0	2.8
2017	4.8	2.2	0.2	12.9	3.8	4.7	4.1	8.4	2.8	5.2	3.8
2018	3.3	3.2	(1.4)	0.1	7.4	18.0	1.6	12.3	3.6	3.8	3.5
2019	1.7	2.9	(2.7)	38.1	11.7	16.0	11.6	0.8	1.9	3.9	2.6
2020	(3.9)	3.8	(3.2)	6.1	(19.7)	5.6	(2.2)	8.3	(10.2)	(7.4)	(3.1)
2021	7.8	8.0	11.1	5.3	7.3	13.0	8.9	8.2	6.2	8.2	7.7
2022	3.9	3.7	(7.1)	10.6	8.4	9.1	1.5	(4.1)	5.8	6.7	4.0
2023	1.5	6.9	(7.7)	6.2	(3.0)	0.8	(1.7)	22.4	1.4	1.0	2.4
2024	-	-	-	-	-	-	-	-	-	-	-

Source: Statistics Canada (Table 36-10-0222-01 – accessed March 2025).

2025 Financial and Economic Review	| 85

Appendix 1 – Economic Review Supplementary Tables

Table A1.3 British Columbia GDP at Basic Prices, by Industry

	Crop and	Fishing,	Forestry	Support Activities	Mining, Quarrying				Transportation	Wholesale	Finance	Real Estate			Real GDP
	Animal	Hunting and	and	for Agriculture	Oil and Gas				and	and Retail	and	and Rental	Other	Public	at Basic
	Production	Trapping	Logging	and Forestry	Extraction	Manufacturing	Construction	Utilities	Warehousing	Trade	Insurance	and Leasing	Services[1]	Administration	Prices

(millions of 2017 $, chained)
1997	1,540	413	2,896	776	7,548	12,111	10,816	3,629	8,956	13,609	9,160	22,720	50,599	10,623	154,315
1998	1,601	276	2,939	808	7,420	11,954	9,668	3,790	9,012	14,271	8,677	23,309	52,337	10,640	155,817
1999	1,713	215	2,764	762	7,566	13,572	9,529	4,039	9,294	14,556	9,296	24,025	52,953	11,007	160,987
2000	1,668	237	2,568	858	8,342	15,925	9,348	4,709	9,909	15,199	9,067	24,703	54,546	11,230	168,580
2001	1,968	196	2,535	793	9,355	14,767	9,505	3,365	9,885	15,725	8,964	25,483	55,696	11,460	169,520
2002	1,940	244	2,591	723	8,618	14,804	10,135	4,105	10,026	16,554	9,150	27,009	58,159	11,957	175,973
2003	2,075	240	2,564	774	8,467	15,006	10,952	4,034	10,070	17,189	9,474	27,833	59,671	11,898	180,365
2004	2,206	267	2,904	735	8,865	16,207	12,332	4,052	10,393	17,901	10,011	28,793	60,818	11,947	187,742
2005	2,280	255	2,884	759	9,910	16,927	13,330	4,584	11,268	18,714	10,333	30,207	62,826	11,951	196,743
2006	2,364	284	2,756	743	9,940	17,878	14,597	3,888	11,378	20,027	11,355	31,443	66,091	12,543	205,806
2007	2,490	227	2,589	761	8,658	17,701	15,486	4,856	11,441	21,238	11,898	33,149	68,518	12,891	211,786
2008	2,398	194	2,283	657	8,904	16,284	16,299	4,843	11,203	21,165	11,632	33,871	69,670	13,615	212,989
2009	2,517	203	1,571	663	7,973	14,030	15,397	4,743	11,201	20,164	11,440	35,105	68,381	14,408	207,463
2010	2,568	235	1,931	680	9,071	14,859	15,781	4,588	11,461	20,842	11,961	36,320	68,303	14,590	213,022
2011	2,643	223	2,284	761	9,737	15,369	15,879	5,017	11,809	21,219	12,282	37,429	69,728	14,860	219,107
2012	2,642	195	2,343	744	9,446	15,823	17,797	5,081	12,066	21,972	12,212	38,912	71,197	14,541	224,740
2013	2,796	224	2,532	735	9,706	15,747	17,693	4,992	12,671	23,073	12,658	40,294	72,827	14,462	230,141
2014	2,778	255	2,490	770	10,277	16,613	19,249	5,044	13,352	23,529	12,967	41,907	75,089	14,240	238,306
2015	2,958	254	2,481	804	9,954	17,063	19,185	5,322	13,869	23,687	13,459	43,612	76,867	14,393	243,846
2016	2,907	226	2,275	791	10,213	17,787	19,412	5,563	14,114	24,698	13,931	45,356	79,239	14,561	251,036
2017	2,913	214	2,319	826	10,370	18,058	20,810	5,574	15,589	25,573	14,887	46,665	81,682	14,741	260,220
2018	3,065	271	2,433	890	11,194	18,315	22,275	5,645	15,907	26,332	15,367	47,786	85,397	15,257	270,106
2019	3,197	197	1,882	876	10,664	17,867	24,597	5,698	16,050	27,050	15,528	49,684	88,896	15,672	277,848
2020	3,182	210	1,847	891	9,623	16,753	25,464	5,861	11,821	26,914	16,370	51,569	83,904	15,169	269,190
2021	2,917	200	2,099	986	10,262	17,511	27,983	5,858	12,875	28,506	17,984	54,071	93,142	16,245	290,178
2022	3,098	198	1,895	980	10,775	17,462	29,122	5,763	15,143	28,044	18,324	54,798	100,094	16,787	302,119
2023	2,959	174	1,679	1,023	11,314	16,726	30,250	5,317	16,401	27,683	18,460	56,520	103,423	17,742	309,420
2024	3,091	170	1,655	965	11,760	15,693	28,512	5,522	17,069	28,014	18,804	58,214	105,653	18,340	313,137

[1]	Other Services includes health care and social assistance, professional, scientific and technical services, educational services, information and cultural industries, accommodation and food services, administrative and support, waste management and remediation services, arts, entertainment and recreation, management of companies and enterprises, and other services (except public administration).

86 |	2025 Financial and Economic Review

Appendix 1 – Economic Review Supplementary Tables

Table A1.3 British Columbia GDP at Basic Prices, by Industry (continued)

	Crop and Animal Production	Fishing, Hunting and Trapping	Forestry and Logging	Support Activities for Agriculture and Forestry	Mining, Quarrying Oil and Gas Extraction	Manufacturing	Construction	Utilities	Transportation and Warehousing	Wholesale and Retail Trade	Finance and Insurance	Real Estate and Rental and Leasing	Other Services[1]	Public Administration	Real GDP at Basic Prices

(annual percentage change)
1998	4.0	(33.2)	1.5	4.1	(1.7)	(1.3)	(10.6)	4.4	0.6	4.9	(5.3)	2.6	3.4	0.2	1.0
1999	7.0	(22.2)	(6.0)	(5.7)	2.0	13.5	(1.4)	6.6	3.1	2.0	7.1	3.1	1.2	3.4	3.3
2000	(2.6)	10.5	(7.1)	12.7	10.3	17.3	(1.9)	16.6	6.6	4.4	(2.5)	2.8	3.0	2.0	4.7
2001	18.0	(17.1)	(1.3)	(7.6)	12.1	(7.3)	1.7	(28.5)	(0.2)	3.5	(1.1)	3.2	2.1	2.0	0.6
2002	(1.4)	24.0	2.2	(8.8)	(7.9)	0.3	6.6	22.0	1.4	5.3	2.1	6.0	4.4	4.3	3.8
2003	7.0	(1.7)	(1.0)	7.1	(1.8)	1.4	8.1	(1.7)	0.4	3.8	3.5	3.1	2.6	(0.5)	2.5
2004	6.3	11.4	13.3	(5.1)	4.7	8.0	12.6	0.5	3.2	4.1	5.7	3.5	1.9	0.4	4.1
2005	3.4	(4.6)	(0.7)	3.3	11.8	4.4	8.1	13.1	8.4	4.5	3.2	4.9	3.3	0.0	4.8
2006	3.6	11.7	(4.5)	(2.2)	0.3	5.6	9.5	(15.2)	1.0	7.0	9.9	4.1	5.2	5.0	4.6
2007	5.4	(20.2)	(6.1)	2.4	(12.9)	(1.0)	6.1	24.9	0.5	6.0	4.8	5.4	3.7	2.8	2.9
2008	(3.7)	(14.3)	(11.8)	(13.7)	2.8	(8.0)	5.3	(0.3)	(2.1)	(0.3)	(2.2)	2.2	1.7	5.6	0.6
2009	4.9	4.5	(31.2)	0.9	(10.5)	(13.8)	(5.5)	(2.1)	(0.0)	(4.7)	(1.6)	3.6	(1.9)	5.8	(2.6)
2010	2.1	15.9	22.9	2.7	13.8	5.9	2.5	(3.3)	2.3	3.4	4.6	3.5	(0.1)	1.3	2.7
2011	2.9	(5.1)	18.3	11.8	7.3	3.4	0.6	9.3	3.0	1.8	2.7	3.1	2.1	1.8	2.9
2012	(0.0)	(12.8)	2.6	(2.3)	(3.0)	3.0	12.1	1.3	2.2	3.5	(0.6)	4.0	2.1	(2.1)	2.6
2013	5.8	15.1	8.1	(1.2)	2.8	(0.5)	(0.6)	(1.7)	5.0	5.0	3.7	3.6	2.3	(0.5)	2.4
2014	(0.6)	13.5	(1.7)	4.7	5.9	5.5	8.8	1.0	5.4	2.0	2.4	4.0	3.1	(1.5)	3.5
2015	6.5	(0.1)	(0.4)	4.5	(3.1)	2.7	(0.3)	5.5	3.9	0.7	3.8	4.1	2.4	1.1	2.3
2016	(1.7)	(10.9)	(8.3)	(1.7)	2.6	4.2	1.2	4.5	1.8	4.3	3.5	4.0	3.1	1.2	2.9
2017	0.2	(5.3)	1.9	4.5	1.5	1.5	7.2	0.2	10.5	3.5	6.9	2.9	3.1	1.2	3.7
2018	5.2	26.3	4.9	7.6	7.9	1.4	7.0	1.3	2.0	3.0	3.2	2.4	4.5	3.5	3.8
2019	4.3	(27.4)	(22.7)	(1.6)	(4.7)	(2.5)	10.4	0.9	0.9	2.7	1.0	4.0	4.1	2.7	2.9
2020	(0.5)	6.8	(1.8)	1.7	(9.8)	(6.2)	3.5	2.9	(26.3)	(0.5)	5.4	3.8	(5.6)	(3.2)	(3.1)
2021	(8.3)	(4.7)	13.6	10.7	6.6	4.5	9.9	(0.0)	8.9	5.9	9.9	4.9	11.0	7.1	7.8
2022	6.2	(1.1)	(9.7)	(0.6)	5.0	(0.3)	4.1	(1.6)	17.6	(1.6)	1.9	1.3	7.5	3.3	4.1
2023	(4.5)	(11.9)	(11.4)	4.5	5.0	(4.2)	3.9	(7.7)	8.3	(1.3)	0.7	3.1	3.3	5.7	2.4
2024	4.5	(2.5)	(1.5)	(5.7)	3.9	(6.2)	(5.7)	3.9	4.1	1.2	1.9	3.0	2.2	3.4	1.2

[1]	Other Services includes health care and social assistance, professional, scientific and technical services, educational services, information and cultural industries, accommodation and food services, administrative and support, waste management and remediation services, arts, entertainment and recreation, management of companies and enterprises, and other services (except public administration).

Source: Statistics Canada (Table: 36-10-0402-01 – accessed May 2025).

2025 Financial and Economic Review	| 87

Appendix 1 – Economic Review Supplementary Tables

Table A1.4 British Columbia GDP, Income Based

	Compensation of Employees*	Gross Operating Surplus	Net Operating Surplus: Corporations	Consumption of Fixed Capital: Corporations	Consumption of Fixed Capital: Government & NPISH	Gross Mixed Income	Net Mixed Income	Consumption of Fixed Capital: Unincorporated Businesses	Taxes less subsidies on Production	Taxes less subsidies on Products & Imports	Statistical Discrepancy	GDP at Market Prices

($millions)
1981	25,637	9,026	3,226	4,635	1,165	6,394	4,913	1,481	2,158	3,165	216	46,596
1982	26,496	7,620	1,089	5,227	1,304	6,990	5,354	1,637	2,395	2,893	206	46,600
1983	27,018	9,080	2,334	5,374	1,372	7,446	5,732	1,714	2,847	2,884	54	49,329
1984	27,811	10,459	3,563	5,480	1,416	8,010	6,145	1,865	2,509	3,258	(260)	51,788
1985	29,101	11,850	4,746	5,636	1,468	8,824	6,843	1,981	2,531	3,699	(217)	55,788
1986	30,339	12,298	4,927	5,788	1,583	9,581	7,543	2,038	2,532	4,506	(302)	58,954
1987	32,837	14,358	6,902	5,858	1,598	10,290	8,103	2,187	2,607	5,152	(97)	65,147
1988	36,110	15,750	7,807	6,161	1,782	11,259	8,903	2,356	2,726	5,568	682	72,095
1989	40,296	16,007	7,385	6,694	1,928	12,432	9,827	2,605	2,888	6,697	123	78,443
1990	44,216	14,530	5,152	7,231	2,147	13,549	10,718	2,831	3,035	6,800	244	82,374
1991	46,296	13,330	3,871	7,304	2,155	14,555	11,560	2,995	2,964	7,593	237	84,975
1992	48,924	13,342	3,411	7,622	2,309	15,450	12,274	3,176	3,472	8,389	938	90,515
1993	51,312	15,377	5,079	7,926	2,372	16,133	12,698	3,435	3,952	9,112	1,335	97,221
1994	53,972	19,431	8,420	8,483	2,528	17,118	13,463	3,655	4,234	8,830	13	103,598
1995	56,768	21,649	9,975	9,011	2,663	17,851	14,052	3,799	4,268	9,242	(575)	109,203
1996	58,517	21,917	9,715	9,409	2,793	18,321	14,394	3,927	4,377	9,476	(68)	112,540
1997	60,781	24,129	11,400	9,759	2,970	18,704	14,700	4,004	4,665	10,211	96	118,585
1998	62,120	23,496	9,822	10,617	3,057	19,467	15,302	4,166	4,786	10,346	(441)	119,775
1999	64,216	25,733	11,594	10,972	3,167	20,272	16,061	4,211	4,919	10,676	(158)	125,658
2000	68,591	30,979	16,192	11,403	3,384	20,843	16,470	4,373	4,974	11,063	(39)	136,411
2001	70,309	30,003	14,546	11,966	3,491	22,099	17,467	4,633	5,076	11,312	16	138,815
2002	72,951	30,307	14,491	12,229	3,587	23,426	18,541	4,885	5,009	12,408	(108)	143,993
2003	75,268	33,813	17,612	12,514	3,687	24,741	19,781	4,960	5,122	13,108	(93)	151,958
2004	80,071	39,402	22,503	13,004	3,895	26,253	21,053	5,199	5,388	13,491	(5)	164,600
2005	85,336	43,994	25,971	13,824	4,199	27,827	22,337	5,490	5,679	14,219	142	177,197
2006	93,392	46,643	26,833	15,187	4,623	29,526	23,736	5,790	5,959	14,881	78	190,479
2007	98,459	47,607	25,901	16,597	5,109	31,784	25,438	6,345	6,505	15,799	287	200,440
2008	102,318	49,897	25,892	18,259	5,746	32,435	25,604	6,830	6,812	14,756	210	206,427
2009	100,375	41,901	17,293	18,789	5,819	33,771	26,845	6,925	7,038	14,969	125	198,179
2010	102,621	45,534	20,992	18,561	5,981	35,494	28,408	7,086	7,338	15,870	134	206,990
2011	106,845	51,238	25,450	19,437	6,351	36,872	29,536	7,336	7,216	16,493	107	218,771
2012	110,128	50,606	23,422	20,589	6,595	38,645	31,069	7,576	7,332	16,611	6	223,328
2013	114,300	51,647	23,263	21,550	6,834	40,286	32,361	7,925	8,129	16,784	(165)	230,981
2014	118,452	56,480	26,944	22,450	7,086	42,286	34,193	8,093	8,603	18,012	39	243,872
2015	123,805	55,116	23,835	23,883	7,398	43,935	35,527	8,408	8,736	19,057	135	250,784
2016	127,866	60,562	28,372	24,554	7,636	46,030	37,237	8,793	9,073	20,593	(212)	263,912
2017	135,921	66,610	33,638	25,035	7,937	47,982	38,543	9,439	9,625	22,062	83	282,283
2018	144,465	68,766	34,157	26,183	8,426	50,435	40,414	10,021	10,667	22,997	62	297,392
2019	152,568	66,468	29,607	27,923	8,938	54,606	44,074	10,532	12,700	22,812	(161)	308,993
2020	152,704	74,913	36,139	29,478	9,296	56,204	45,119	11,085	3,431	20,208	(48)	307,412
2021	172,036	91,444	49,835	31,643	9,966	59,331	46,669	12,662	8,163	26,128	(100)	357,002
2022	189,272	100,228	53,710	35,377	11,141	64,359	50,533	13,826	13,491	28,500	(221)	395,629
2023	203,540	91,406	41,160	38,213	12,033	71,787	56,623	15,164	14,568	28,691	(111)	409,881
2024	–	–	–	–	–	–	–	–	–	–	–	–

*	Component of income-based GDP, including wages, salaries and employers' social contributions earned in B.C. by residents and non-residents of the province.

88 |	2025 Financial and Economic Review

Appendix 1 – Economic Review Supplementary Tables

Table A1.4 British Columbia GDP, Income Based (continued)

	Compensation of Employees*	Gross Operating Surplus	Net Operating Surplus: Corporations	Consumption of Fixed Capital: Corporations	Consumption of Fixed Capital: Government & NPISH	Gross Mixed Income	Net Mixed Income	Consumption of Fixed Capital: Unincorporated Businesses	Taxes less subsidies on Production	Taxes less subsidies on Products & Imports	Statistical Discrepancy	GDP at Market Prices

(annual percentage change)
1982	3.4	(15.6)	(66.2)	12.8	11.9	9.3	9.0	10.5	11.0	(8.6)	(4.6)	0.0
1983	2.0	19.2	114.3	2.8	5.2	6.5	7.1	4.7	18.9	(0.3)	(73.8)	5.9
1984	2.9	15.2	52.7	2.0	3.2	7.6	7.2	8.8	(11.9)	13.0	(581.5)	5.0
1985	4.6	13.3	33.2	2.8	3.7	10.2	11.4	6.2	0.9	13.5	(16.5)	7.7
1986	4.3	3.8	3.8	2.7	7.8	8.6	10.2	2.9	0.0	21.8	39.2	5.7
1987	8.2	16.8	40.1	1.2	0.9	7.4	7.4	7.3	3.0	14.3	(67.9)	10.5
1988	10.0	9.7	13.1	5.2	11.5	9.4	9.9	7.7	4.6	8.1	(803.1)	10.7
1989	11.6	1.6	(5.4)	8.7	8.2	10.4	10.4	10.6	5.9	20.3	(82.0)	8.8
1990	9.7	(9.2)	(30.2)	8.0	11.4	9.0	9.1	8.7	5.1	1.5	98.4	5.0
1991	4.7	(8.3)	(24.9)	1.0	0.4	7.4	7.9	5.8	(2.3)	11.7	(2.9)	3.2
1992	5.7	0.1	(11.9)	4.4	7.1	6.1	6.2	6.0	17.1	10.5	295.8	6.5
1993	4.9	15.3	48.9	4.0	2.7	4.4	3.5	8.2	13.8	8.6	42.3	7.4
1994	5.2	26.4	65.8	7.0	6.6	6.1	6.0	6.4	7.1	(3.1)	(99.0)	6.6
1995	5.2	11.4	18.5	6.2	5.3	4.3	4.4	3.9	0.8	4.7	(4,523.1)	5.4
1996	3.1	1.2	(2.6)	4.4	4.9	2.6	2.4	3.4	2.6	2.5	(88.2)	3.1
1997	3.9	10.1	17.3	3.7	6.3	2.1	2.1	2.0	6.6	7.8	(241.2)	5.4
1998	2.2	(2.6)	(13.8)	8.8	2.9	4.1	4.1	4.0	2.6	1.3	(559.4)	1.0
1999	3.4	9.5	18.0	3.3	3.6	4.1	5.0	1.1	2.8	3.2	(64.2)	4.9
2000	6.8	20.4	39.7	3.9	6.9	2.8	2.5	3.8	1.1	3.6	(75.3)	8.6
2001	2.5	(3.2)	(10.2)	4.9	3.2	6.0	6.1	5.9	2.1	2.3	(141.0)	1.8
2002	3.8	1.0	(0.4)	2.2	2.7	6.0	6.1	5.4	(1.3)	9.7	(775.0)	3.7
2003	3.2	11.6	21.5	2.3	2.8	5.6	6.7	1.5	2.3	5.6	(13.9)	5.5
2004	6.4	16.5	27.8	3.9	5.6	6.1	6.4	4.8	5.2	2.9	(94.6)	8.3
2005	6.6	11.7	15.4	6.3	7.8	6.0	6.1	5.6	5.4	5.4	(2,940.0)	7.7
2006	9.4	6.0	3.3	9.9	10.1	6.1	6.3	5.5	4.9	4.7	(45.1)	7.5
2007	5.4	2.1	(3.5)	9.3	10.5	7.6	7.2	9.6	9.2	6.2	267.9	5.2
2008	3.9	4.8	(0.0)	10.0	12.5	2.0	0.7	7.6	4.7	(6.6)	(26.8)	3.0
2009	(1.9)	(16.0)	(33.2)	2.9	1.3	4.1	4.8	1.4	3.3	1.4	(40.5)	(4.0)
2010	2.2	8.7	21.4	(1.2)	2.8	5.1	5.8	2.3	4.3	6.0	7.2	4.4
2011	4.1	12.5	21.2	4.7	6.2	3.9	4.0	3.5	(1.7)	3.9	(20.1)	5.7
2012	3.1	(1.2)	(8.0)	5.9	3.8	4.8	5.2	3.3	1.6	0.7	(94.4)	2.1
2013	3.8	2.1	(0.7)	4.7	3.6	4.2	4.2	4.6	10.9	1.0	(2,850.0)	3.4
2014	3.6	9.4	15.8	4.2	3.7	5.0	5.7	2.1	5.8	7.3	(123.6)	5.6
2015	4.5	(2.4)	(11.5)	6.4	4.4	3.9	3.9	3.9	1.5	5.8	246.2	2.8
2016	3.3	9.9	19.0	2.8	3.2	4.8	4.8	4.6	3.9	8.1	(257.0)	5.2
2017	6.3	10.0	18.6	2.0	3.9	4.2	3.5	7.3	6.1	7.1	(139.2)	7.0
2018	6.3	3.2	1.5	4.6	6.2	5.1	4.9	6.2	10.8	4.2	(25.3)	5.4
2019	5.6	(3.3)	(13.3)	6.6	6.1	8.3	9.1	5.1	19.1	(0.8)	(359.7)	3.9
2020	0.1	12.7	22.1	5.6	4.0	2.9	2.4	5.3	(73.0)	(11.4)	(70.2)	(0.5)
2021	12.7	22.1	37.9	7.3	7.2	5.6	3.4	14.2	137.9	29.3	108.3	16.1
2022	10.0	9.6	7.8	11.8	11.8	8.5	8.3	9.2	65.3	9.1	121.0	10.8
2023	7.5	(8.8)	(23.4)	8.0	8.0	11.5	12.1	9.7	8.0	0.7	(49.8)	3.6
2024	–	–	–	–	–	–	–	–	–	–	–	–

*	Component of income-based GDP, including wages, salaries and employers' social contributions earned in B.C. by residents and non-residents of the province. Source: Statistics Canada (Table: 36-10-0221-01 – accessed April 2025).

2025 Financial and Economic Review	| 89

Appendix 1 – Economic Review Supplementary Tables

Table A1.5 Employment by Industry in British Columbia

	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024

(thousands)
Total – all industries	1,952	1,998	2,028	2,090	2,153	2,211	2,244	2,202	2,222	2,230	2,284	2,305	2,330	2,375	2,465	2,563	2,610	2,681	2,527	2,684	2,776	2,848	2,914
Primary industries	67	78	72	76	79	82	78	71	70	68	71	76	76	78	74	77	75	71	71	70	71	75	70
Agriculture	30	33	36	38	35	35	36	31	29	25	24	27	24	25	22	23	25	24	29	21	23	24	17
Forestry, logging & support activities	25	27	22	22	21	24	16	13	16	16	17	19	20	21	19	19	18	16	16	18	17	14	15
Fishing, hunting & trapping	3	5	3	2	3	3	2	2	2	2	2	2	2	2	2	2	3	2	3	2	2	2	2
Mining & oil & gas extraction	9	13	11	14	19	20	24	24	24	26	28	29	30	30	31	32	29	28	24	28	28	35	37

Manufacturing	198	207	208	193	190	190	180	161	164	166	175	159	167	176	176	184	180	172	169	186	188	176	179
Food, beverages & tobacco	27	31	31	31	24	27	30	29	27	29	31	27	29	34	38	35	38	37	35	38	42	41	35
Wood products	44	49	46	45	43	43	35	30	32	34	30	31	32	35	33	30	26	24	23	24	24	23	22
Paper	17	14	12	12	14	14	13	11	10	10	12	12	13	10	9	12	9	9	10	13	10	10	7
Printing & related support activities	9	8	8	8	8	6	8	7	6	8	8	7	6	9	5	7	8	4	2	5	5	4	4
Primary metals	6	9	7	7	6	6	5	6	8	6	6	6	3	5	3	4	6	7	7	6	7	6	8
Metal fabrication	13	14	15	18	14	15	16	13	13	12	15	11	12	16	14	14	13	13	10	12	11	12	16
Transportation equipment	14	12	12	9	9	12	10	10	9	9	12	9	10	8	9	10	12	10	10	13	15	12	12
Machinery manufacturing	10	9	10	10	9	8	6	6	7	9	10	10	9	8	11	10	9	12	8	13	12	11	12
Other manufacturing	59	60	69	55	62	61	58	49	53	49	52	47	54	50	54	62	61	57	63	61	62	57	64

Construction	117	118	142	166	184	198	211	199	197	201	202	211	205	207	219	239	249	253	230	230	238	238	247
General contractors	41	47	51	65	67	67	81	74	78	80	79	89	92	91	92	106	110	107	104	101	107	112	112
Special trade contractors	76	71	92	101	117	131	130	125	120	121	123	122	113	116	127	133	139	147	126	129	130	126	135

Utilities	11	11	9	10	7	8	11	11	11	12	12	14	15	15	13	11	15	13	18	18	16	18	18
Transportation & warehousing	110	115	113	116	116	125	130	115	113	120	127	123	139	142	142	142	143	147	135	146	144	147	156
Transportation	105	109	108	112	110	119	124	109	107	112	117	115	129	135	133	131	132	138	128	136	133	138	149
Warehousing & storage	5	6	5	5	7	7	6	6	6	8	9	9	10	7	8	11	11	9	7	10	11	9	7

Trade	319	326	313	330	348	360	355	367	374	352	347	374	371	366	386	395	400	421	391	403	437	441	429
Wholesale trade	72	76	66	79	83	80	88	88	84	77	82	84	84	87	96	88	88	94	93	89	95	94	103
Retail trade	246	249	247	251	265	280	268	279	290	275	265	290	287	279	290	307	313	327	298	314	342	347	326

Finance, Insurance, Real Estate & Leasing	124	126	128	131	134	139	143	135	137	137	144	146	147	139	148	165	165	168	172	171	164	176	184
Finance	57	60	55	59	59	65	63	58	66	53	65	63	67	62	68	72	72	73	76	66	68	78	70
Insurance	24	21	27	26	26	27	29	27	26	31	28	30	29	31	32	35	32	31	37	49	38	37	45
Real estate	32	35	35	34	39	37	40	40	37	44	45	45	43	38	43	51	55	55	52	46	51	52	61
Leasing	11	11	11	13	10	9	11	10	8	10	7	8	8	7	6	7	7	8	7	9	7	9	8

Public administration	90	95	99	93	88	90	97	105	105	106	100	104	107	106	111	105	107	120	122	138	139	144	154
Federal administration	33	37	35	32	34	33	36	38	43	43	43	36	35	39	40	38	35	43	41	52	52	46	56
Provincial administration	28	29	30	29	26	25	25	27	27	25	27	30	33	30	34	31	35	37	38	36	42	43	47
Local administration	29	29	35	32	28	32	36	40	36	38	31	37	39	37	37	35	37	40	43	50	45	56	52

Other service industries	918	924	944	974	1,007	1,020	1,040	1,040	1,050	1,068	1,107	1,099	1,105	1,146	1,196	1,245	1,275	1,316	1,220	1,324	1,379	1,434	1,478
Education & related services	137	137	132	143	152	152	148	153	157	157	168	166	167	170	171	171	168	176	173	186	199	220	220
Health & welfare services	211	214	217	213	226	234	239	254	262	253	263	262	268	283	296	312	330	330	324	353	372	383	410
Professional, scientific & technical	134	136	143	159	163	162	168	165	168	176	174	181	185	195	204	209	222	240	244	267	284	289	300
Information, culture & recreation	105	105	110	109	114	112	113	107	108	107	109	109	113	122	132	139	131	133	107	129	149	141	148
Services to business management	72	79	80	90	96	97	103	96	91	96	97	95	88	93	101	104	103	116	98	100	88	91	95
Accommodation & food services	163	159	170	172	169	177	174	169	167	179	184	181	184	177	185	196	200	202	176	179	184	197	187
Miscellaneous services	96	94	93	88	88	86	95	96	99	99	112	105	100	106	109	114	121	119	99	109	102	112	119

Source: Statistics Canada, Labour Force Survey (Table: 14-10-0023-01 and unpublished data – accessed March 2025). Totals may not add due to rounding.

90 |	2025 Financial and Economic Review

Appendix 1 – Economic Review Supplementary Tables

Table A1.6 Capital Investment by Industry

					Preliminary		2023	2024
	Actual	Actual	Actual	Actual	Actual	Intentions	to	to
	2020	2021	2022	2023	2024	2025	2024	2025

	($ millions)						(per cent)
Agriculture, forestry, fishing and hunting	920.1	994.4	1,217.3	1,048.4	x	886.8	-	-
Mining, quarrying, and oil and gas extraction	2,893.6	4,844.0	5,821.4	8,188.6	8,823.6	8,210.2	7.8	(7.0)
Manufacturing	1,683.7	1,704.7	2,124.6	x	x	2,264.3	-	-
Construction	846.6	1,433.9	1,698.4	2,577.4	2,858.8	3,017.0	10.9	5.5
Transportation and warehousing	15,563.5	15,624.3	18,358.3	20,798.9	13,157.4	13,231.3	(36.7)	0.6
Utilities	5,319.2	5,486.8	6,019.5	6,087.9	7,365.2	6,692.4	21.0	(9.1)
Wholesale trade	x	x	659.0	740.2	x	791.7	-	-
Retail trade	860.1	x	1,138.5	1,087.9	x	1,137.2	-	-
Finance and insurance	323.1	308.7	344.9	310.3	x	291.4	-	-
Real estate, rental and leasing	1,704.0	2,093.0	2,011.2	1,888.1	1,894.7	1,793.6	0.3	(5.3)
Information and cultural industries	1,329.1	1,531.1	1,683.4	1,546.3	1,285.5	1,392.6	(16.9)	8.3
Professional, scientific and technical services	473.8	x	737.9	1,067.7	635.5	521.9	(40.5)	(17.9)
Management of companies and enterprises	x	x	61.9	x	x	97.9	-	-
Admin, waste and remediation services	x	F	F	342.1	381.8	318.1	11.6	(16.7)
Arts, entertainment and recreation	379.9	F	530.8	523.3	881.6	899.3	68.5	2.0
Accommodation and food services	501.2	430.1	518.6	581.2	690.4	729.8	18.8	5.7
Educational services	1,553.8	1,960.6	1,825.1	2,143.6	2,873.6	2,936.5	34.1	2.2
Health care and social assistance	1,272.4	2,072.0	2,470.0	3,540.0	4,319.9	4,457.7	22.0	3.2
Public administration	4,347.8	4,092.4	5,373.6	5,972.7	9,130.3	10,386.9	52.9	13.8
Other services	165.7	x	292.0	F	326.4	241.3	-	(26.1)
Total	40,874.1	45,413.5	53,194.0	61,157.6	59,864.8	60,298.1	(2.1)	0.7

Public	14,811.6	17,387.0	21,783.0	24,829.9	26,240.3	27,101.3	5.7	3.3
Private	26,062.5	28,026.4	31,411.0	36,327.7	33,624.5	33,196.8	(7.4)	(1.3)
Total	40,874.1	45,413.5	53,194.0	61,157.6	59,864.8	60,298.1	(2.1)	0.7

Machinery and equipment	10,525.6	11,755.1	13,780.6	15,332.5	15,555.4	17,878.7	1.5	14.9
Construction	30,348.6	33,658.4	39,413.5	45,825.1	44,309.5	42,419.4	(3.3)	(4.3)
Total	40,874.1	45,413.5	53,194.0	61,157.6	59,864.8	60,298.1	(2.1)	0.7

Housing	22,187.9	26,098.9	30,544.4	28,388.6	28,904.9	n/a	1.8	n/a

Source: Statistics Canada (Tables: 34-10-0035-01, 34-10-0038-01, 34-10-0286-01 – accessed April 2025).

x  Suppressed to meet the confidentiality requirements of the Statistics Act.

F Too unreliable to be published.

Note: Totals may not add due to rounding or due to some data not being disclosed for confidentiality reasons.

2025 Financial and Economic Review	| 91

Appendix 1 – Economic Review Supplementary Tables

Table A1.7 British Columbia International Goods Exports by Major Market and Selected Commodities, 2024

			European	Mainland	Other	Total -
Commodity	U.S.	Japan	Union [1]	China	Markets	All Countries
	($ millions)
Wood products	5,680	731	152	470	582	7,614
Lumber (softwood)	3,347	387	128	254	357	4,474
Cedar shakes and shingles	222	0	7	0	10	239
Plywood and veneer (softwood)	479	1	1	2	10	493
Other panel products	665	3	0	0	10	679
Selected value-added wood products	772	6	2	0	3	783
Logs	47	125	0	213	34	419
Other	147	209	13	1	157	528

Pulp and paper products	1,053	159	27	2,015	716	3,970
Pulp	472	158	26	1,995	614	3,265
Newsprint	3	0	0	6	19	28
Paper, paperboard – excluding newsprint	455	0	0	13	28	496
Other	124	0	0	1	56	181

Agriculture and food other than fish	3,633	186	75	121	496	4,511
Fruit and nuts	446	40	2	6	38	532
Vegetables	527	10	3	0	2	542
Vegetable oils	96	1	0	0	3	101
Bread, pastry, prepared cereals, pasta, etc.	624	6	2	1	8	641
Meat and prepared meat products	50	58	0	36	69	213
Other	1,889	71	69	77	376	2,481

Fish products	787	76	34	287	97	1,283
Whole fish; fresh, chilled, frozen – excluding salmon	84	10	10	16	23	142
Whole salmon; fresh, chilled, frozen	454	31	6	11	8	510
Salmon; fillets, canned, smoked, etc.	69	0	2	0	7	78
Other	181	35	17	259	59	552

Metallic mineral products	2,239	1,194	239	1,996	1,625	7,293
Copper ores and concentrates	0	1,191	0	1,967	1,257	4,415
Molybdenum ores and concentrates	0	0	27	27	43	97
Zinc ores and concentrates	0	0	0	1	0	1
Unwrought aluminum	1,083	0	209	0	7	1,300
Unwrought zinc	967	0	0	0	42	1,009
Unwrought lead	170	0	0	0	0	170
Other	18	4	3	1	275	301

Fabricated metal products	1,317	8	22	69	252	1,668

Energy products	5,726	3,059	635	3,035	3,829	16,285
Natural gas	2,523	0	0	0	0	2,523
Coal	176	2,086	635	2,700	3,032	8,629
Electricity	920	0	0	0	0	920
Other	2,107	974	0	336	798	4,214

Machinery and equipment	5,537	164	495	276	1,129	7,602
Motor vehicles and parts	604	1	16	55	163	839
Electrical/electronic/communications	1,740	78	174	56	284	2,331
Scientific/photographic/measuring equipment, etc.	646	44	146	128	268	1,233
Aircraft and parts	225	11	4	3	16	258
Other	2,323	30	155	35	398	2,942

Plastics and articles of plastic	675	2	15	34	57	782
Chemicals and chemical products	1,037	65	105	139	242	1,588
Apparel and accessories	39	1	3	50	6	99
Textiles	21	1	3	1	30	56

All other commodities	1,143	3	29	30	695	1,900
Total	28,888	5,649	1,835	8,522	9,757	54,650

[1]	The European Union is the membership as of February 1, 2020: Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, and Sweden.

Source: Statistics Canada, International Trade Statistics custom extract, May 2025. Figures may not add due to rounding.

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Appendix 1 – Economic Review Supplementary Tables

Table A1.8 British Columbia International Goods Exports by Market Area

					% Change	Percent of Total
	2021	2022	2023	2024	2023-2024	2023	2024

	($ millions)					(per cent)
United Kingdom	406	495	283	288	1.5	0.5	0.5
Germany	389	502	387	396	2.3	0.7	0.7
Mainland China	8,888	8,487	7,939	8,522	7.4	14.1	15.6
Hong Kong	189	216	256	243	(4.9)	0.5	0.4
Taiwan	1,143	1,064	783	818	4.4	1.4	1.5
Japan	4,842	6,016	6,235	5,649	(9.4)	11.1	10.3
South Korea	2,920	4,106	3,292	3,581	8.8	5.9	6.6
India	766	1,573	1,406	1,269	(9.8)	2.5	2.3
Australia	327	513	719	829	15.4	1.3	1.5
Mexico	100	179	164	122	(25.6)	0.3	0.2
United States	29,878	37,358	30,400	28,888	(5.0)	54.1	52.9
Other	4,089	4,434	4,285	4,047	(5.6)	7.6	7.4
Total	53,936	64,944	56,149	54,650	(2.7)	100.0	100.0
Market Areas:
Western Europe [1]	2,165	2,423	2,394	1,923	(19.7)	4.3	3.5
Pacific Rim [2]	19,765	21,804	20,315	21,136	4.0	36.2	38.7

[1]	Austria, Belgium, Denmark, Finland, France, Germany, Greece, Iceland, Ireland, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom.

[2]	Australia, Brunei Darussalam, China, Fiji, Hong Kong, Indonesia, Japan, Laos, Macau, Malaysia, Mongolia, New Zealand, North Korea, Philippines, Singapore, South Korea, Taiwan, Thailand and Vietnam.

Source: Statistics Canada, International Trade Statistics custom extract, May 2025. Figures may not add due to rounding.

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Appendix 1 – Economic Review Supplementary Tables

Table A1.9 Historical Commodity Prices (in US Dollars)

	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024
Metals
Copper (London; $/lb)	3.11	2.49	2.21	2.80	2.96	2.73	2.80	4.22	4.00	3.84	4.16
Lead (London; $/lb)	0.95	0.81	0.85	1.05	1.02	0.91	0.83	1.00	0.98	0.97	0.94
Zinc (London; $/lb)	0.98	0.87	0.95	1.31	1.33	1.16	1.03	1.36	1.58	1.20	1.26
Gold (London; $/troy oz)	1,266	1,159	1,251	1,257	1,269	1,391	1,769	1,799	1,802	1,939	2,388
Silver (London; $/troy oz)	19.07	15.68	17.16	17.05	15.71	16.19	20.50	25.14	21.80	23.34	28.31
Molybdenum ($/lb)	11.40	6.74	6.56	7.21	10.52	11.34	8.62	16.07	18.45	24.76	21.29
Aluminum (London; $/lb)	0.85	0.75	0.73	0.89	0.96	0.81	0.77	1.12	1.23	1.02	1.10
Forest Products
Lumber (Madison's Lumber Reporter; WSPF, 2x4, $/1000 bd ft)	354	282	308	409	500	372	567	881	814	398	412
Pulp (NBSK; del. China $/tonne)	733	653	599	697	866	625	585	852	934	756	772
Newsprint (US Eastcoast; $/tonne)	583	517	540	557	669	667	559	623	783	786	693
Cedar (Madison's Lumber Reporter 2x4, $/1000 bd ft)	956	986	1,004	1,298	1,397	1,386	1,507	1,825	1,998	1,668	1,375
Other
Oil (West Texas Intermediate; $/barrel)	93	49	43	51	65	57	39	68	95	78	77
Natural Gas (Plant Inlet; $C/GJ)	3.12	1.37	0.99	1.14	0.79	0.73	0.94	2.23	4.09	1.77	0.74
Coal (Japan-Australia FOB $/t) Metallurgical	124	101	112	201	207	183	136	183	347	281	267
Low Volatile PCl	104	84	88	142	146	131	97	138	292	231	194
Thermal	82	68	62	85	110	99	74	93	254	235	158

Sources: Ministry of Finance; Ministry of Energy and Climate Solutions; Ministry of Forests; Ministry of Mining and Critical Minerals; and US Department of Energy.

94 |	2025 Financial and Economic Review

Appendix 1 – Economic Review Supplementary Tables

Table A1.10 British Columbia Forest Sector Economic Activity Indicators

											Change[1]
Indicator	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2023-2024

	(million cubic meters)										(per cent)
Wood production Lumber	30.6	31.4	30.3	29.2	22.8	21.2	21.7	18.7	16.6	15.7	(5.2)
Timber Scaled by species Lodgepole pine	24.1	20.3	15.9	15.0	11.1	10.1	9.0	6.8	5.8	4.9	(16.3)
Spruce	13.3	13.2	15.8	15.3	12.3	12.5	12.5	11.0	8.3	8.5	1.9
Hemlock	7.2	7.6	7.1	8.1	6.6	6.1	6.4	6.1	5.0	5.2	4.6
Douglas fir	9.7	10.7	10.9	13.3	11.0	9.9	11.4	10.9	9.5	9.7	1.5
Balsam	6.3	6.8	7.7	8.7	7.2	7.4	7.2	7.0	5.5	5.7	2.7
Cedar	4.8	4.9	4.2	4.4	3.7	3.7	3.6	3.3	2.9	2.9	3.2
All others	3.2	2.8	2.9	3.1	2.4	1.9	2.5	2.6	2.0	2.2	10.3
Total [2]	68.7	66.3	64.5	67.9	54.3	51.7	52.7	47.7	38.9	39.0	0.1

	(million tonnes)
Pulp and paper production	5.6	5.4	5.3	5.2	5.1	4.5	4.5	4.0	3.6	3.7	1.5
Market pulp	4.3	4.2	4.2	4.1	4.1	3.9	3.7	3.3	3.1	3.2	2.9
Newsprint, paper and paperboard	1.3	1.1	1.1	1.0	1.0	0.6	0.8	0.7	0.5	0.4	(8.0)
Industrial product price indices	(Jan 2020=100)
Softwood lumber (Canada)	86.4	90.3	103.7	114.2	97.0	134.4	215.5	201.6	121.5	128.6	5.9
Spruce-Pine-Fir lumber (BC)	88.1	93.6	104.0	114.5	99.4	133.9	221.6	211.6	127.2	137.8	8.3
Hemlock lumber (BC)	75.4	81.3	102.0	111.4	92.6	145.3	197.4	180.8	99.9	114.2	14.3
Douglas fir and Western larch (BC)	88.0	92.0	102.1	109.4	100.4	129.9	226.0	259.9	143.8	148.9	3.5
Veneer and plywood (Canada)	95.6	96.8	106.5	112.1	104.8	126.7	186.9	178.0	145.8	144.0	(1.3)
Wood pulp (Canada)	80.5	79.7	91.5	112.2	106.3	101.1	110.0	121.7	107.9	110.4	2.4
Newsprint for export (Canada)	81.9	88.3	91.2	111.1	109.6	98.6	98.2	114.5	120.4	109.1	(9.4)

[1]	Percentage change based on unrounded numbers.

[2]	Totals may not add due to rounding.

Sources:	Wood Production: Lumber - Statistics Canada Table 16-10-0017-01 - accessed April 2025, Timber scaled by species – Ministry of Forests.
Pulp and paper production – Pulp and Paper Products Council.
Industrial product price indices – Statistics Canada (Tables: 18-10-0266-01 with custom tabulations – accessed June 2025).

Timber scaled data includes all logs, special forest products, species and grades billed to crown, private and federal land. Waste, reject, and Christmas trees are excluded.

For all scale invoiced as of date of reporting – April 2025

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Appendix 1 – Economic Review Supplementary Tables

Table A1.11 Historical Value of Mineral, Petroleum and Natural Gas Shipments

					Natural Gas	Other Oil
Year	Metals	Non-metals [1]	Coal [2]	Crude Oil [3]	to Pipeline	and Gas [4]

	($ millions)
1991	1,511	449	1,536	260	562	36
1992	1,502	369	1,039	260	592	38
1993	1,198	395	1,121	233	814	42
1994	1,354	417	1,331	235	991	44
1995	2,016	453	1,421	272	710	58
1996	1,537	440	1,922	441	817	75
1997	1,495	445	2,018	403	1,087	98
1998	1,484	454	1,813	373	1,154	47
1999	1,183	465	1,300	461	1,577	53
2000	1,571	508	1,332	843	3,826	114
2001	1,394	513	1,431	729	4,834	103
2002	1,288	541	1,373	714	3,458	79
2003	1,353	563	1,450	718	5,396	116
2004	1,956	594	1,579	824	5,827	133
2005	2,442	643	2,986	973	7,821	173
2006	3,248	637	2,845	1,013	5,956	179
2007	2,887	775	2,485	989	5,745	200
2008	2,590	1,075	5,395	1,215	7,525	524
2009	1,837	581	4,261	720	3,284	115
2010	2,191	721	5,255	930	3,437	161
2011	2,131	778	7,131	1,194	3,444	307
2012	2,360	831	5,679	1,208	1,934	273
2013	2,578	838	4,823	1,332	3,129	214
2014	3,302	x	3,660	1,565	5,170	261
2015	3,250	x	3,163	1,015	2,445	76
2016	2,942	x	4,212	1,065	1,918	90
2017	3,351	x	6,617	1,534	2,205	217
2018	3,694	x	7,396	2,545	1,740	457
2019	3,660	559	6,740	2,456	1,647	160
2020	4,104	598	4,106	1,627	2,161	198
2021	5,202	657	7,147	3,022	5,526	809
2022	4,778	774	11,893	4,553	11,127	1,390
2023	4,441	x	10,336	3,787	5,081	849
2024	4,225	x	8,629	4,503	2,264	1,033

[1]	Includes non-metals, aggregates, clay and refractory minerals.

[2]	As adapted by BC Stats from the Statistics Canada, International Trade Statistics custom extract. Previous table releases sourced from Natural Resources Canada.

[3]	Includes pentanes and condensate.

[4]	Liquefied petroleum gases and sulphur.

[x]	Suppressed to meet the confidentiality requirements of the Statistics Act.

Sources: Statistics Canada (Tables: 16-10-0022-01 - accessed April 2025), BC Stats, Natural Resources Canada, Ministry of Energy and Climate Solutions, and Ministry of Mining and Critical Minerals.

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Appendix 1 – Economic Review Supplementary Tables

Table A1.12 Petroleum and Natural Gas Activity Indicators

					Provincial Reserves		Provincial
	Natural gas	Crude oil and			Raw gas	Oil	Government
	production	wellhead condensate			(remaining	(remaining	petroleum and
	(wellhead)	Production	Wells Authorized	Wells Drilled	reserves)	reserves)	natural gas revenue [2]
	(billion cubic m)	(million cubic m)	(number) [1]	(number)	(billion cubic m)	(million cubic m)	($ millions)
2004	34.2	2.2	1,700	1,282	389.7	21.9	2,186.5
2005	31.8	2.0	1,790	1,429	444.6	20.9	2,300.2
2006	35.4	1.9	1,730	1,435	462.4	18.2	2,063.1
2007	31.9	1.8	1,206	909	482.9	19.7	1,924.3
2008	33.5	1.6	1,408	929	605.3	18.5	2,710.1
2009	32.9	1.5	829	626	657.9	19.3	2,972.4
2010	35.0	1.6	871	714	932.0	18.7	1,360.4
2011	41.4	1.5	1,133	661	974.9	18.2	1,328.1
2012	41.0	1.6	647	484	1,138.5	19.1	619.1
2013	43.7	1.5	907	571	1,197.2	19.3	569.7
2014	46.3	1.8	1,252	706	1,443.9	18.1	1,018.4
2015	48.2	1.9	913	546	1,504.7	17.6	626.7
2016	50.1	2.3	479	355	1,485.1	16.5	243.1
2017	50.5	2.5	870	621	1,354.8	18.2	347.9
2018	58.0	3.6	897	446	1,434.1	18.3	436.8
2019	58.8	3.7	672	365	1,818.7	16.6	299.1
2020	61.6	3.2	519	372	1,912.5	14.9	218.6
2021	65.7	3.0	-	469	2,093.0	13.4	689.6
2022	72.2	2.7	-	382	2,475.2	12.2	2,268.6
2023	75.8	2.6	-	528	2,598.9	11.9	1,148.5
2024	80.4	3.2	-	623	n/a	n/a	741.0
per cent change
2023-2024	6.1	23.5	-	18.0	n/a	n/a	(35.5)

[1]	No new well authorizations from 2021 to 2024 in response to the Supreme Court of B.C. ruling on the cumulative impacts of industrial development.

[2]	Includes Crown royalties, Crown reserve disposition bonuses, fees and rentals (for which the accounting treatment is revised from deferred accrual to cash basis for all historical years).

Sources: Ministry of Energy and Climate Solutions and BC Energy Regulator.

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Appendix 1 – Economic Review Supplementary Tables

Table A1.13 Supply and Consumption of Electrical Energy in British Columbia

	Supply					Consumption			Net Exports
	Net Generation
		All Other		Receipts		Delivered
		Types Of	Total	From Other		To Other	Total
		Electricity	Provincial	Provinces	Total	Provinces	Provincial	Total
Year	Hydro	Generation[2]	Generation	and Imports	Supply	and Exports	Consumption	Demand

	(gigawatt-hours)[1]
1989	51,082	6,573	57,655	4,500	62,155	6,583	55,572	62,155	2,083
1990	57,245	3,417	60,662	3,233	63,895	6,689	57,206	63,895	3,456
1991	60,149	2,832	62,981	2,272	65,253	7,725	57,528	65,253	5,454
1992	60,555	3,503	64,058	2,685	66,743	9,473	57,270	66,743	6,788
1993	53,057	5,716	58,774	5,691	64,465	5,605	58,860	64,465	(86)
1994	53,979	7,036	61,015	7,836	68,851	9,541	59,311	68,851	1,705
1995	49,814	8,192	58,006	6,385	64,391	3,972	60,419	64,391	(2,413)
1996	67,329	4,436	71,765	3,289	75,053	10,390	64,664	75,053	7,101
1997	61,772	5,189	66,961	4,316	71,278	12,114	59,163	71,278	7,798
1998	60,849	6,861	67,710	5,056	72,766	10,619	62,147	72,766	5,563
1999	61,588	6,457	68,045	6,807	74,852	12,529	62,323	74,852	5,722
2000	59,754	8,487	68,241	6,039	74,280	10,698	63,582	74,280	4,659
2001	48,338	8,994	57,332	10,154	67,486	6,408	61,079	67,486	(3,747)
2002	58,627	6,318	64,945	5,769	70,714	8,078	62,636	70,714	2,309
2003	56,689	6,362	63,051	7,084	70,135	9,599	60,535	70,135	2,515
2004	53,281	7,214	60,496	8,261	68,757	6,791	61,966	68,757	(1,470)
2005*	60,327	7,447	67,774	7,206	74,980	9,247	65,732	74,980	2,042
2006	54,247	7,350	61,598	12,687	74,284	6,133	68,151	74,284	(6,554)
2007	64,287	7,543	71,830	8,390	80,220	11,198	69,022	80,220	2,808
2008	58,699	7,373	66,072	12,431	78,503	9,956	68,546	78,503	(2,474)
2009	56,462	8,594	65,057	12,075	77,132	8,304	68,827	77,132	(3,771)
2010	54,152	10,072	64,224	10,767	74,991	7,566	67,425	74,991	(3,201)
2011	61,037	8,220	69,257	10,973	80,230	15,552	64,679	80,230	4,579
2012	65,141	8,444	73,584	9,738	83,323	16,929	66,394	83,323	7,191
2013	59,223	8,628	67,851	10,466	78,317	13,576	64,741	78,317	3,110
2014	57,573	9,435	67,008	10,941	77,949	13,734	64,215	77,949	2,793
2015	64,999	6,772	71,771	9,591	81,361	14,123	67,238	81,361	4,533
2016	61,840	7,939	69,779	8,758	78,537	14,476	64,061	78,537	5,718
2017	66,503	8,083	74,586	8,943	83,530	15,139	68,391	83,530	6,195
2018	61,791	7,989	69,781	10,531	80,312	10,703	69,609	80,312	172
2019	56,108	8,674	64,782	12,086	76,868	9,434	67,434	76,868	(2,652)
2020	63,237	7,710	70,947	7,997	78,944	17,066	61,879	78,944	9,068
2021	64,371	8,251	72,622	8,937	81,559	16,090	65,469	81,559	7,153
2022	63,232	7,378	70,610	9,588	80,198	17,305	62,893	80,198	7,718
2023	48,827	7,276	56,103	18,454	74,557	7,306	67,252	74,557	(11,149)
2024	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

[1]	Gigawatt-hour = one million kilowatt-hours

[2]	All other types of electricity generation includes steam, nuclear, combustion turbine, tidal, wind and solar.

*	Note: Starting from 2005, annual survey values (25-10-0020-01 and 25-10-0021-01) are used since more extensive information is available from companies' annual performance reviews.

Source: Statistics Canada (Tables: 25-10-0001-01, 25-10-0020-01 and 25-10-0021-01 – accessed March 2025) and BC Stats.

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Appendix 1 – Economic Review Supplementary Tables

Table A1.14 Components of British Columbia Population Change

	Net Migration			Natural Increase			Total	Total
	Inter-	Inter-					Population	Population
Year	provincial	national	Total	Births	Deaths	Total	Increase [1]	at July 1
1975	(2,864)	25,342	22,478	36,281	19,151	17,130	39,608	2,499,564
1976	(464)	16,288	15,824	35,848	18,788	17,060	32,884	2,533,899
1977	12,452	11,224	23,676	36,691	18,596	18,095	41,771	2,570,315
1978	20,106	7,699	27,805	37,231	19,058	18,173	45,978	2,615,162
1979	32,541	14,012	46,553	38,432	19,204	19,228	65,781	2,665,238
1980	38,773	23,522	62,295	40,104	19,371	20,733	83,028	2,745,861
1981	23,270	22,143	45,413	41,474	19,857	21,617	67,030	2,826,558
1982	(1,129)	14,175	13,046	42,747	20,707	22,040	35,086	2,876,513
1983	3,000	10,639	13,639	42,919	19,827	23,092	36,731	2,907,502
1984	3,867	8,674	12,541	43,911	20,686	23,225	35,766	2,947,181
1985	(3,430)	9,374	5,944	43,127	21,302	21,825	27,769	2,975,131
1986	(772)	12,290	11,518	41,967	21,213	20,754	32,272	3,003,621
1987	16,588	21,078	37,666	41,814	21,814	20,000	57,666	3,048,651
1988	25,829	28,704	54,533	42,930	22,546	20,384	74,917	3,114,761
1989	35,711	31,042	66,753	43,769	22,997	20,772	87,525	3,196,725
1990	40,088	28,585	68,673	45,617	23,577	22,040	90,713	3,292,111
1991	34,600	21,274	55,874	45,612	23,977	21,635	77,509	3,373,787
1992	39,578	29,477	69,055	46,156	24,615	21,541	90,596	3,468,802
1993	37,595	34,679	72,274	46,026	25,764	20,262	92,536	3,567,772
1994	34,449	42,667	77,116	46,998	25,939	21,059	98,175	3,676,075
1995	23,414	43,644	67,058	46,820	26,375	20,445	87,503	3,777,390
1996	17,798	47,617	65,415	46,138	27,538	18,600	84,015	3,874,317
1997	1,980	38,318	40,298	44,577	27,412	17,165	57,463	3,948,583
1998	(17,521)	24,380	6,859	43,072	27,978	15,094	21,953	3,983,113
1999	(12,413)	28,644	16,231	41,939	28,017	13,922	30,153	4,011,375
2000	(14,783)	29,266	14,483	40,672	27,461	13,211	27,694	4,039,230
2001	(7,028)	34,165	27,137	40,576	28,448	12,128	39,265	4,076,896
2002	(4,445)	28,575	24,130	40,069	28,916	11,153	35,283	4,100,504
2003	3,025	27,762	30,787	40,499	29,377	11,122	41,909	4,124,447
2004	7,785	28,019	35,804	40,512	29,950	10,562	46,366	4,155,630
2005	7,212	38,394	45,606	40,857	30,313	10,544	56,150	4,196,076
2006	12,799	34,681	47,480	41,756	30,736	11,020	58,500	4,241,793
2007	16,776	35,726	52,502	43,654	31,333	12,321	64,823	4,290,987
2008	10,849	49,682	60,531	44,281	32,114	12,167	72,698	4,349,338
2009	9,672	46,783	56,455	44,999	31,448	13,551	70,006	4,410,513
2010	6,212	32,727	38,939	43,812	31,340	12,472	51,411	4,465,557
2011	711	34,898	35,609	44,125	31,972	12,153	47,762	4,503,819
2012	(4,322)	34,893	30,571	44,052	32,530	11,522	42,093	4,570,866
2013	2,514	35,370	37,884	43,786	33,205	10,581	48,465	4,634,943
2014	15,859	32,151	48,010	44,380	33,793	10,587	58,597	4,712,691
2015	22,827	3,427	26,254	44,300	35,249	9,051	35,305	4,765,472
2016	23,589	43,154	66,743	45,269	36,635	8,634	75,377	4,861,269
2017	15,296	53,243	68,539	44,648	38,490	6,158	74,697	4,934,202
2018	12,716	62,715	75,431	43,594	38,473	5,121	80,552	5,020,979
2019	14,265	70,859	85,124	43,490	38,561	4,929	90,053	5,111,022
2020	19,310	(3,155)	16,155	42,255	41,332	923	17,078	5,176,101
2021	31,047	74,807	105,854	44,050	44,587	(537)	105,317	5,226,665
2022	11,325	148,341	159,666	41,727	45,813	(4,086)	155,580	5,357,486
2023	(1,203)	189,768	188,565	41,393	44,999	(3,606)	184,959	5,531,553
2024	(5,912)	100,303	94,391	43,718	43,752	(34)	94,357	5,698,430

[1]	Components may not add to totals due to the revision of population statistics based on information collected during subsequent census years. The revisions are not distributed back to relevant components due to insufficient data.

Sources: Statistics Canada (Tables: 17-10-0020-01, 17-10-0040-01 and 17-10-0059-01 – accessed April 2025) and BC Stats.

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Appendix 2

Financial Review

Supplementary Tables

2025 Financial and Economic Review

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Appendix 2 – Financial Review Supplementary Tables

Table A2.1 Operating Statement – 2013/14 to 2024/25 1

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23	2023/24	2024/25	change
													(per cent)
Revenue	43,146	45,670	46,918	50,943	51,940	56,950	58,493	62,047	72,391	81,790	79,623	84,046	6.2
Expense	(43,439)	(44,477)	(46,869)	(48,721)	(51,744)	(55,634)	(59,024)	(67,662)	(71,129)	(80,834)	(84,658)	(91,393)	7.0
Surplus (deficit)	(293)	1,193	49	2,222	196	1,316	(531)	(5,615)	1,262	956	(5,035)	(7,347)
Accumulated surplus (deficit) beginning of year, before remeasurement gains/(losses)	3,067	2,774	3,967	4,016	6,238	6,434	7,750	7,219	1,604	2,866	3,822	(1,213)
Accumulated surplus (deficit),before remeasurement gains/(losses)	2,774	3,967	4,016	6,238	6,434	7,750	7,219	1,604	2,866	3,822	(1,213)	(8,560)
Remeasurement gains/(losses)	420	145	(502)	(266)	(230)	36	(214)	693	540	(372)	(408)	(1,450)
Accumulated surplus (deficit), end of year	3,194	4,112	3,514	5,972	6,204	7,786	7,005	2,297	3,406	3,450	(1,621)	(10,010)

Per cent of Nominal GDP: [2]
Surplus (deficit)	-0.1	0.5	0.0	0.8	0.1	0.4	-0.2	-1.8	0.4	0.2	-1.2	-1.7
Per cent of revenue:
Surplus (deficit)	-0.7	2.6	0.1	4.4	0.4	2.3	-0.9	-9.0	1.7	1.2	-6.3	-8.7
Per capita ($): [3]
Surplus (deficit)	(63)	253	10	457	40	262	(104)	(1,085)	241	178	(910)	(1,289)

[1]	Figures have been restated to reflect government accounting policies in effect at March 31, 2025.
[2]	Revenue and expense as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2024/25 amounts divided by GDP for the 2024 calendar year). As nominal GDP for the calendar year ending 2024 is not yet available, the 2024 GDP projected in the March 2025 budget has been used for the fiscal year ended March 31, 2025.
[3]	Per capita revenue and expense is calculated using July 1 population (e.g. 2024/25 amounts divided by population on July 1, 2024).

2025 Financial and Economic Review	| 103

Appendix 2 – Financial Review Supplementary Tables

Table A2.2 Statement of Financial Position – 2013/14 to 2024/25 1

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23	2023/24	2024/25	change
													(per cent)
Financial assets:
Cash and temporary investments	2,801	3,675	3,892	4,232	3,440	3,029	3,985	6,560	7,142	8,247	6,768	13,341	15.2
Other financial assets	9,409	9,190	9,711	10,218	11,749	12,646	12,413	15,413	17,109	19,074	22,057	24,071	8.9
Sinking funds	835	977	1,580	1,087	1,348	752	692	492	510	521	491	562	-3.5
Investments in commercial Crown corporations:	7,862	8,277	7,537	7,517	6,134	5,738	6,523	9,632	12,426	12,926	14,677	16,985	7.3
Retained earnings
Recoverable capital loans	19,255	20,624	22,041	23,809	20,534	22,547	24,768	26,301	27,218	28,037	30,572	33,577	5.2
	27,117	28,901	29,578	31,326	26,668	28,285	31,291	35,933	39,644	40,963	45,249	50,562	5.8
Total financial assets	40,162	42,743	44,761	46,863	43,205	44,712	48,381	58,398	64,405	68,805	74,565	88,536	7.5
Liabilities:
Accounts payable, accrued liabilities & others	9,807	9,859	10,071	10,521	11,278	12,137	13,100	14,733	18,509	25,400	23,769	24,395	8.6
Deferred revenue	7,002	7,541	8,196	8,484	8,967	9,620	9,895	11,557	12,796	14,494	15,082	16,213	7.9
Debt:
Taxpayer-supported debt	41,068	41,880	42,719	41,499	43,607	42,681	46,229	59,750	62,341	59,888	75,402	99,089	8.3
Self-supported debt	19,625	21,040	22,532	24,338	21,312	23,281	25,932	27,350	28,325	29,492	32,060	34,788	5.3
Total provincial debt	60,693	62,920	65,251	65,837	64,919	65,962	72,161	87,100	90,666	89,380	107,462	133,877	7.5
Add: debt offset by sinking funds	835	977	1,580	1,087	1,348	752	692	492	510	521	491	562	-3.5
Add: foreign exchange adjustments	-	-	-	-	-	-	-	-	-	472	494	2,434	n/a
Less: guarantees & non-guaranteed debt	(726)	(739)	(820)	(835)	(896)	(850)	(1,337)	(1,335)	(1,402)	(1,523)	(1,476)	(1,639)	7.7
Financial statement debt	60,802	63,158	66,011	66,089	65,371	65,864	71,516	86,257	89,774	88,850	106,971	135,234	7.5
Total liabilities	77,611	80,558	84,278	85,094	85,616	87,621	94,511	112,547	121,079	128,744	145,822	175,842	7.7
Net liabilities	(37,449)	(37,815)	(39,517)	(38,231)	(42,411)	(42,909)	(46,130)	(54,149)	(56,674)	(59,939)	(71,257)	(87,306)	8.0
Capital and other assets:
Tangible capital assets	37,857	39,107	40,361	41,382	45,915	47,909	50,104	52,861	56,142	59,818	65,583	72,736	6.1
Restricted assets	1,493	1,553	1,631	1,695	1,768	1,834	1,931	2,003	2,147	2,224	2,352	2,464	4.7
Other assets	1,293	1,267	1,039	1,126	932	952	1,100	1,582	1,791	1,347	1,701	2,096	4.5
Total capital and other assets	40,643	41,927	43,031	44,203	48,615	50,695	53,135	56,446	60,080	63,389	69,636	77,296	6.0
Accumulated surplus (deficit)	3,194	4,112	3,514	5,972	6,204	7,786	7,005	2,297	3,406	3,450	(1,621)	(10,010)
Per cent of Nominal GDP: [2]
Net liabilities	16.2	15.5	15.8	14.5	15.0	14.4	14.9	17.6	15.9	15.2	17.4	20.5	2.1
Capital and other assets	17.6	17.2	17.2	16.7	17.2	17.0	17.2	18.4	16.8	16.0	17.0	18.1	0.3
Growth rates:
Net liabilities	3.8	1.0	4.5	-3.3	10.9	1.2	7.5	17.4	4.7	5.8	18.9	22.5	n/a
Capital and other assets	3.6	3.2	2.6	2.7	10.0	4.3	4.8	6.2	6.4	5.5	9.9	11.0	n/a
Per capita: [3]
Net liabilities	8,080	8,024	8,292	7,864	8,595	8,546	9,026	10,461	10,843	11,188	12,882	15,321	6.0
Capital and other assets	8,769	8,897	9,030	9,093	9,853	10,097	10,396	10,905	11,495	11,832	12,589	13,564	4.0

[1]	Figures have been restated to reflect government accounting policies in effect at March 31, 2025.
[2]	Net liabilities as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2024/25 amount divided by GDP for the 2024 calendar year). As nominal GDP for the calendar year ending 2024 is not available, the 2024 GDP projected in the March 2025 budget has been used for the fiscal year ended March 31, 2025.
[3]	Per capita net liabilities is calculated using July 1 population (e.g. 2024/25 amount divided by population on July 1, 2024).

104 |	2025 Financial and Economic Review

Appendix 2 – Financial Review Supplementary Tables

Table A2.3 Changes in Financial Position – 2013/14 to 2024/25

	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	12-Year
($ millions)	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23	2023/24	2024/25	Total
(Surplus) deficit for the year	293	(1,193)	(49)	(2,222)	(196)	(1,316)	531	5,615	(1,262)	(956)	5,035	7,347	11,627
Change in remeasurement (gains) losses	(327)	275	647	(236)	(36)	(266)	250	(907)	153	912	36	1,042	1,543
Change in accumulated (surplus) deficit	(34)	(918)	598	(2,458)	(232)	(1,582)	781	4,708	(1,109)	(44)	5,071	8,389	13,170
Capital and other asset changes:
Taxpayer-supported capital investments	3,151	3,407	3,459	3,659	3,908	4,452	4,772	5,428	6,002	6,755	8,772	10,379	64,144
Less: amortization and other accounting changes	(2,135)	(2,157)	(2,205)	(2,638)	625	(2,458)	(2,577)	(2,671)	(2,721)	(3,079)	(3,007)	(3,226)	(28,249)
Increase in net capital assets	1,016	1,250	1,254	1,021	4,533	1,994	2,195	2,757	3,281	3,676	5,765	7,153	35,895
Increase (decrease) in restricted assets	51	60	78	64	73	66	97	72	144	77	128	112	1,022
Increase (decrease) in other assets	341	(26)	(228)	87	(194)	20	148	482	209	(444)	354	395	1,144
Change in capital and other assets	1,408	1,284	1,104	1,172	4,412	2,080	2,440	3,311	3,634	3,309	6,247	7,660	38,061
Increase (decrease) in net liabilities	1,374	366	1,702	(1,286)	4,180	498	3,221	8,019	2,525	3,265	11,318	16,049	51,231
Investment and working capital changes:
Investment in commercial Crown corporations:
Increase (decrease) in retained earnings	298	415	(740)	(20)	(1,383)	(396)	785	3,109	2,794	500	1,751	2,308	9,421
Self-supported capital investments	2,519	2,488	2,573	2,725	2,729	4,106	4,386	3,475	3,730	4,165	4,584	4,402	41,882
Less: loan repayments and other accounting changes	(472)	(1,119)	(1,156)	(957)	(6,004)	(2,093)	(2,165)	(1,942)	(2,813)	(3,346)	(2,049)	(1,397)	(25,513)
Change in investment	2,345	1,784	677	1,748	(4,658)	1,617	3,006	4,642	3,711	1,319	4,286	5,313	25,790
Increase (decrease) in cash and temporary investments	(372)	874	217	340	(792)	(411)	956	2,575	582	1,105	(1,479)	6,573	10,168
Other working capital changes [1]	616	(668)	257	(724)	552	(1,211)	(1,531)	(495)	(3,301)	(6,613)	3,996	328	(8,794)
Change in investment and working capital	2,589	1,990	1,151	1,364	(4,898)	(5)	2,431	6,722	992	(4,189)	6,803	12,214	27,164
Increase (decrease) in financial statement debt	3,963	2,356	2,853	78	(718)	493	5,652	14,741	3,517	(924)	18,121	28,263	78,395
(Increase) decrease in sinking fund debt	943	(142)	(603)	493	(261)	596	60	200	(18)	(11)	30	(71)	1,216
(Increase) decrease in foreign exchange	-	-	-	-	-	-	-	-	-	(472)	(22)	(1,940)	(2,434)
Increase (decrease) in guarantees	27	(33)	6	(23)	(188)	(2)	57	113	9	(227)	(80)	172	(169)
Increase (decrease) in non-guaranteed debt	(56)	46	75	38	249	(44)	430	(115)	58	348	33	(9)	1,053
Increase (decrease) in total provincial debt	4,877	2,227	2,331	586	(918)	1,043	6,199	14,939	3,566	(1,286)	18,082	26,415	78,061
Represented by increase (decrease) in:
Taxpayer-supported debt	2,886	812	839	(1,220)	2,108	(926)	3,548	13,521	2,591	(2,453)	15,514	23,687	60,907
Self-supported debt	1,991	1,415	1,492	1,806	(3,026)	1,969	2,651	1,418	975	1,167	2,568	2,728	17,154
Total provincial debt	4,877	2,227	2,331	586	(918)	1,043	6,199	14,939	3,566	(1,286)	18,082	26,415	78,061

[1]	Includes changes in other financial assets, sinking funds, accounts payable, deferred revenue and other accrued liabilities.

2025 Financial and Economic Review	| 105

Appendix 2 – Financial Review Supplementary Tables

Table A2.4 Revenue by Source – 2013/14 to 2024/25 1

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23	2023/24	2024/25	change
													(per cent)
Taxation revenue:
Personal income	6,862	8,076	8,380	9,704	8,923	11,364	10,657	11,118	13,704	17,268	16,443	17,026	8.6
Corporate income	2,427	2,635	2,787	3,003	4,165	5,180	5,011	4,805	5,053	9,156	6,085	8,262	11.8
Employer health	-	-	-	-	-	464	1,897	2,156	2,443	2,720	2,886	3,056	n/a
Harmonized sales	(226)	(91)	(55)	6	13	7	-	-	-	-	-	-	n/a
Other sales [2]	5,529	5,853	6,045	6,600	7,118	7,362	7,374	7,694	8,731	9,818	10,330	10,363	5.9
Fuel	917	932	973	969	1,010	1,015	1,008	936	1,022	1,021	982	979	0.6
Carbon	1,222	1,198	1,190	1,220	1,255	1,465	1,682	1,683	2,011	2,161	2,642	2,606	7.1
Tobacco	724	752	734	737	727	781	729	711	708	531	477	412	-5.0
Property	2,080	2,154	2,219	2,279	2,367	2,617	2,608	2,313	3,012	3,253	3,605	3,837	5.7
Property transfer	937	1,065	1,533	2,026	2,141	1,826	1,609	2,098	3,327	2,293	1,993	2,005	7.2
Insurance premium and other	458	482	520	549	602	633	691	652	706	804	853	900	6.3
	20,930	23,056	24,326	27,093	28,321	32,714	33,266	34,166	40,717	49,025	46,296	49,446	8.1
Natural resource revenue:
Natural gas royalties	445	493	139	152	161	199	118	196	920	2,255	823	672	3.8
Crown land tenures	287	397	76	117	196	106	60	45	45	41	42	42	-16.0
Columbia River Treaty	170	130	116	111	111	202	119	117	231	437	448	297	5.2
Other energy and minerals	269	267	226	403	619	557	386	191	795	979	637	448	4.7
Forests	719	754	865	913	1,065	1,406	988	1,304	1,893	1,887	657	514	-3.0
Other resources	493	459	460	499	463	465	432	433	499	518	536	443	-1.0
	2,383	2,500	1,882	2,195	2,615	2,935	2,103	2,286	4,383	6,117	3,143	2,416	0.1
Other revenue:
Medical Services Plan premiums	2,158	2,254	2,434	2,558	2,266	1,360	1,063	(4)	1	(1)	(1)	-	n/a
Post-secondary education fees	1,445	1,544	1,666	1,828	2,034	2,275	2,451	2,418	2,536	2,651	2,840	2,911	6.6
Other healthcare related fees	333	358	374	404	429	441	475	372	417	519	591	631	6.0
Motor vehicle licences and permits	507	507	527	539	557	563	576	581	622	621	630	641	2.2
Other fees and licences	770	770	841	894	963	949	1,004	970	1,025	1,146	1,217	1,285	4.8
Investment earnings	1,203	1,171	1,213	1,232	1,101	1,243	1,263	1,264	1,306	1,314	1,708	2,159	5.5
Sales of goods and services	946	967	1,011	1,131	1,133	1,164	1,162	741	1,059	1,396	1,548	1,534	4.5
Miscellaneous	2,256	1,893	2,287	2,377	2,410	2,249	2,676	2,395	2,851	3,049	3,440	3,926	5.2
	9,618	9,464	10,353	10,963	10,893	10,244	10,670	8,737	9,817	10,695	11,973	13,087	2.8
Contributions from the federal government:
Canada Health Transfer	4,280	4,186	4,454	4,744	4,994	5,182	5,523	5,701	6,431	6,432	7,117	7,203	4.8
Canada Social Transfer	1,589	1,641	1,695	1,751	1,854	1,908	1,971	2,042	2,110	2,174	2,273	2,339	3.6
Other cost shared agreements	1,645	1,452	1,498	1,672	2,207	1,962	2,041	5,151	3,439	3,921	4,344	4,765	10.2
	7,514	7,279	7,647	8,167	9,055	9,052	9,535	12,894	11,980	12,527	13,734	14,307	6.0
Commercial Crown corporation net income:
BC Hydro [3]	549	581	655	684	683	(428)	705	688	668	360	323	587	0.6
Liquor Distribution Branch	877	935	1,031	1,083	1,119	1,104	1,107	1,161	1,189	1,199	1,148	1,094	2.0
BC Lottery Corporation [4]	1,165	1,245	1,304	1,329	1,391	1,405	1,336	420	1,211	1,584	1,429	1,295	1.0
ICBC	136	657	(293)	(612)	(1,327)	(1,153)	(376)	1,528	2,286	131	1,399	1,653	25.5
Other	(26)	(47)	13	41	140	127	147	167	140	152	178	161	-218.0
Accounting adjustments [3]	-	-	-	-	(950)	950	-	-	-	-	-	-	n/a
	2,701	3,371	2,710	2,525	1,056	2,005	2,919	3,964	5,494	3,426	4,477	4,790	5.3
Total revenue	43,146	45,670	46,918	50,943	51,940	56,950	58,493	62,047	72,391	81,790	79,623	84,046	6.2

[1]	Figures have been restated to reflect government accounting policies in effect at March 31, 2025. The accounting treatment is revised from deferred accrual to cash basis for Crown land tenures, motor vehicle and other fees for all historical years.
[2]	Includes social service tax, hotel room tax, provincial sales tax, tax on designated properties and housing transition tax.
[3]	BC Hydro's loss in 2018/19 includes a write-off of a regulatory account. At the summary level, the Province recognized a $950 million adjustment in fiscal 2017/18 with respect to BC Hydro's deferred regulatory accounts.
[4]	Net of payments to the federal government and starting in 2021/22, is also net of payments to the BC First Nations Gaming Revenue Sharing Limited Partnership in accordance with section 14.3 of the Gaming Control Act (B.C.).

106 |	2025 Financial and Economic Review

Appendix 2 – Financial Review Supplementary Tables

Table A2.5 Revenue by Source Supplementary Information – 2013/14 to 2024/25

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23	2023/24	2024/25	change
													(per cent)
Per cent of Nominal GDP: [1]
Taxation	9.1	9.5	9.7	10.3	10.0	11.0	10.8	11.1	11.4	12.4	11.3	11.6	2.3
Natural resources	1.0	1.0	0.8	0.8	0.9	1.0	0.7	0.7	1.2	1.5	0.8	0.6	-5.3
Other	4.2	3.9	4.1	4.2	3.9	3.4	3.5	2.8	2.8	2.7	2.9	3.1	-2.7
Contributions from the federal government	3.3	3.0	3.0	3.1	3.2	3.0	3.1	4.2	3.4	3.2	3.4	3.4	0.3
Commercial Crown corporation net income	1.2	1.4	1.1	1.0	0.4	0.7	0.9	1.3	1.5	0.9	1.1	1.1	-0.4
Total revenue	18.7	18.7	18.7	19.3	18.4	19.2	18.9	20.2	20.3	20.7	19.4	19.7	0.5
Growth rates (per cent):
Taxation	-0.6	10.2	5.5	11.4	4.5	15.5	1.7	2.7	19.2	20.4	-5.6	6.8	n/a
Natural resources	34.3	4.9	-24.7	16.6	19.1	12.2	-28.3	8.7	91.7	39.6	-48.6	-23.1	n/a
Other	10.4	-1.6	9.4	5.9	-0.6	-6.0	4.2	-18.1	12.4	8.9	11.9	9.3	n/a
Contributions from the federal government	6.6	-3.1	5.1	6.8	10.9	0.0	5.3	35.2	-7.1	4.6	9.6	4.2	n/a
Commercial Crown corporation net income	-2.7	24.8	-19.6	-6.8	-58.2	89.9	45.6	35.8	38.6	-37.6	30.7	7.0	n/a
Total revenue	4.3	5.8	2.7	8.6	2.0	9.6	2.7	6.1	16.7	13.0	-2.6	5.6	n/a
Per capita ($): [2]
Taxation	4,516	4,892	5,105	5,573	5,740	6,515	6,509	6,601	7,790	9,151	8,369	8,677	6.1
Natural resources	514	530	395	452	530	585	411	442	839	1,142	568	424	-1.7
Other	2,075	2,008	2,173	2,255	2,208	2,040	2,088	1,688	1,878	1,996	2,164	2,297	0.9
Contributions from the federal government	1,621	1,545	1,605	1,680	1,835	1,803	1,866	2,491	2,292	2,338	2,483	2,511	4.1
Commercial Crown corporation net income	583	715	569	519	214	399	571	766	1,051	639	809	841	3.4
Total revenue	9,309	9,691	9,845	10,479	10,527	11,342	11,444	11,987	13,850	15,266	14,394	14,749	4.3

Real Per Capita Revenue (2024 $) [3]	12,275	12,649	12,712	13,288	13,070	13,710	13,517	14,051	15,794	16,284	14,775	14,749	1.7
Growth rate (per cent)	5.7	3.1	0.5	4.5	-1.6	4.9	-1.4	4.0	12.4	3.1	-9.3	-0.2	n/a

[1]	Revenue as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2024/25 revenue divided by GDP for the 2024 calendar year). As nominal GDP for the calendar year ending 2024 is not available, the 2024 GDP projected in the March 2025 budget has been used for the fiscal year ended March 31, 2025 for demonstration purposes. Totals may not add due to rounding.
[2]	Per capita revenue is calculated using July 1 population (e.g. 2024/25 revenue divided by population on July 1, 2024). Totals may not add due to rounding.
[3]	Revenue is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2024 CPI for 2024/25 revenue).

2025 Financial and Economic Review	| 107

Appendix 2 – Financial Review Supplementary Tables

Table A2.6 Expense by Function – 2013/14 to 2024/25 1

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23	2023/24	2024/25	change
													(per cent)
Function:
Health:
Medical Services Plan	4,114	4,136	4,345	4,573	4,623	4,861	5,013	5,145	5,776	6,006	7,071	8,240	6.5
Pharmacare	1,130	1,120	1,335	1,284	1,400	1,494	1,517	1,501	1,579	1,711	1,906	1,974	5.3
Regional services	11,967	12,417	12,818	13,086	14,101	15,002	16,054	18,290	19,574	21,715	25,261	27,288	7.9
Other healthcare expenses	658	704	712	753	810	800	872	677	662	890	625	680	-0.1
	17,869	18,377	19,210	19,696	20,934	22,157	23,456	25,613	27,591	30,322	34,863	38,182	7.3
Education:
Elementary and secondary	6,134	6,065	6,304	6,423	6,919	7,255	7,584	7,444	8,085	8,585	9,285	9,990	4.7
Post-secondary	5,289	5,354	5,507	5,677	6,002	6,398	6,846	6,872	7,357	7,517	8,403	8,856	5.1
Other education expenses	410	414	407	374	176	442	312	630	361	891	791	763	5.5
	11,833	11,833	12,218	12,474	13,097	14,095	14,742	14,946	15,803	16,993	18,479	19,609	4.9
Social services:	1,572	1,589	1,641	1,692	1,988	2,202	2,342	3,141	2,910	3,157	3,009	3,599	7.9
Social assistance
Child welfare	1,097	1,129	1,301	1,358	1,507	1,652	1,940	2,226	2,254	3,168	3,941	4,548	13.8
Low income tax credit transfers	279	248	247	244	239	414	435	1,131	754	1,746	733	1,015	6.0
Community living and other services	857	881	917	949	1,003	1,075	1,170	1,291	1,350	1,581	1,601	1,761	7.4
	3,805	3,847	4,106	4,243	4,737	5,343	5,887	7,789	7,268	9,652	9,284	10,922	9.6
Protection of persons and property	1,520	1,451	1,572	1,655	1,930	2,004	2,126	2,258	2,937	3,483	3,101	3,183	6.8
Transportation	1,580	1,608	1,670	1,784	1,931	2,021	2,126	3,362	4,453	3,320	2,379	2,933	5.9
Natural resources & economic development	2,477	2,465	3,374	3,825	3,778	4,191	5,213	6,284	6,704	6,165	1,755	2,191	10.3
Other	1,205	1,309	1,285	2,281	1,574	1,831	2,525	2,862	3,082	5,736	4,215	4,022	10.3
General government	1,390	1,363	1,505	1,536	1,544	1,674	1,657	3,919	2,040	2,325	2,341	2,132	4.9
Debt servicing	2,482	2,498	2,826	2,587	2,623	2,684	2,727	2,722	2,742	2,719	3,292	4,245	5.4
Total expense	43,439	44,477	46,869	48,721	51,744	55,634	59,024	67,662	71,129	80,834	84,658	91,393	7.0
Per cent of operating expense:	41.1	41.3	41.0	40.4	40.5	39.8	39.7	37.9	38.8	37.5	41.2	41.8	0.3
Health
Education	27.2	26.6	26.1	25.6	25.3	25.3	25.0	22.1	22.2	21.0	21.8	21.5	-2.0
Social services	8.8	8.6	8.8	8.7	9.2	9.6	10.0	11.5	10.2	11.9	11.0	12.0	2.4
Protection of persons and property	3.5	3.3	3.4	3.4	3.7	3.6	3.6	3.3	4.1	4.3	3.7	3.5	-0.2
Transportation	3.6	3.6	3.6	3.7	3.7	3.6	3.6	5.0	6.3	4.1	2.8	3.2	-1.0
Natural resources & economic development	4.0	4.9	5.3	5.1	6.5	6.9	6.4	6.2	7.3	7.8	7.9	6.7	3.1
Other	2.8	2.9	2.7	4.7	3.0	3.3	4.3	4.2	4.3	7.1	5.0	4.4	3.1
General government	3.2	3.1	3.2	3.2	3.0	3.0	2.8	5.8	2.9	2.9	2.8	2.3	-2.0
Debt servicing	5.7	5.6	6.0	5.3	5.1	4.8	4.6	4.0	3.9	3.4	3.9	4.6	-1.6
	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0

[1]	Figures have been restated to reflect government accounting policies in effect at March 31, 2025.

108 |	2025 Financial and Economic Review

Appendix 2 – Financial Review Supplementary Tables

Table A2.7 Expense by Function Supplementary Information – 2013/14 to 2024/25 1

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23	2022/23	2024/25	change
													(per cent)
Per cent of nominal GDP: [2]
Health	7.7	7.5	7.7	7.5	7.4	7.5	7.6	8.3	7.7	7.7	8.5	8.9	1.2
Education	5.1	4.9	4.9	4.7	4.6	4.7	4.8	4.9	4.4	4.3	4.5	4.6	-1.1
Social services	1.6	1.6	1.6	1.6	1.7	1.8	1.9	2.5	2.0	2.4	2.3	2.6	3.3
Protection of persons and property	0.7	0.6	0.6	0.6	0.7	0.7	0.7	0.7	0.8	0.9	0.8	0.7	0.7
Transportation	0.7	0.7	0.7	0.7	0.7	0.7	0.7	1.1	1.2	0.8	0.6	0.7	-0.1
Natural resources & economic development	0.8	0.9	1.0	0.9	1.2	1.3	1.2	1.4	1.5	1.6	1.6	1.4	4.0
Other	0.5	0.5	0.5	0.9	0.6	0.6	0.8	0.9	0.9	1.5	1.0	0.9	4.0
General government	0.6	0.6	0.6	0.6	0.5	0.6	0.5	1.3	0.6	0.6	0.6	0.5	-1.1
Debt servicing	1.1	1.0	1.1	1.0	0.9	0.9	0.9	0.9	0.8	0.7	0.8	1.0	-0.7
Operating expense	18.8	18.2	18.7	18.5	18.3	18.7	19.1	22.0	19.9	20.4	20.7	21.4	0.9
Growth rates (per cent):
Health	2.1	2.8	4.5	2.5	6.3	5.8	5.9	9.2	7.7	9.9	15.0	9.5	n/a
Education	2.6	0.0	3.3	2.1	5.0	7.6	4.6	1.4	5.7	7.5	8.7	6.1	n/a
Social services	-4.6	1.1	6.7	3.3	11.6	12.8	10.2	32.3	-6.7	32.8	-3.8	17.6	n/a
Protection of persons and property	-1.2	-4.5	8.3	5.3	16.6	3.8	6.1	6.2	30.1	18.6	-11.0	2.6	n/a
Transportation	1.6	1.8	3.9	6.8	8.2	4.7	5.2	58.1	32.5	-25.4	-28.3	23.3	n/a
Natural resources & economic development	-16.1	24.8	13.1	-0.5	36.9	13.4	-1.2	10.9	24.4	20.5	6.7	-8.0	n/a
Other	-11.9	8.6	-1.8	77.5	-31.0	16.3	37.9	13.3	7.7	86.1	-26.5	-4.6	n/a
General government	9.8	-1.9	10.4	2.1	0.5	8.4	-1.0	136.5	-47.9	14.0	0.7	-8.9	n/a
Debt servicing	3.8	0.6	13.1	-8.5	1.4	2.3	1.6	-0.2	0.7	-0.8	21.1	28.9	n/a
Operating expense	0.5	2.4	5.4	4.0	6.2	7.5	6.1	14.6	5.1	13.6	4.7	8.0	n/a
Per capita ($): [3]
Health	3,855	3,899	4,031	4,052	4,243	4,413	4,589	4,948	5,279	5,660	6,303	6,700	5.2
Education	2,553	2,511	2,564	2,566	2,654	2,807	2,884	2,888	3,024	3,172	3,341	3,441	2.9
Social services	821	816	862	873	960	1,064	1,152	1,505	1,391	1,802	1,678	1,917	7.4
Protection of persons and property	328	308	330	340	391	399	416	436	562	650	561	559	4.7
Transportation	341	341	350	367	391	403	416	650	852	620	430	515	3.8
Natural resources & economic development	379	465	520	507	684	762	739	810	997	1,173	1,212	1,082	8.1
Other	260	278	270	469	319	365	494	553	590	1,071	762	706	8.1
General government	300	289	316	316	313	333	324	757	390	434	423	374	2.8
Debt servicing	535	530	593	532	532	535	534	526	525	508	595	745	3.3
Operating expense	9,372	9,437	9,836	10,022	10,487	11,081	11,548	13,073	13,610	15,090	15,305	16,039	4.9
Real Per Capita Operating Expense (2024 $) [4]	12,358	12,319	12,699	12,708	13,020	13,393	13,640	15,323	15,519	16,094	15,709	16,038	2.3
Growth rate (per cent)	-0.8	-0.3	3.1	0.1	2.5	2.9	1.8	12.3	1.3	3.7	-2.4	2.1	n/a

[1]	Numbers may not add due to rounding.
[2]	Expense as a per cent of GDP is an estimate calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2024/25 expense divided by nominal GDP for the 2024 calendar year); as nominal GDP for the calendar year ending 2024 is not available, the 2024 GDP projected in the March 2025 budget has been used for the fiscal year ended March 31, 2025.
[3]	Per capita expense is calculated using July 1 population (e.g. 2024/25 expense divided by population on July 1, 2024).
[4]	Expense is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2024 CPI for 2024/25 expense).

2025 Financial and Economic Review	| 109

Appendix 2 – Financial Review Supplementary Tables

Table A2.8 Full-Time Equivalents (FTEs) – 2013/14 to 2024/25

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23	2023/24	2024/25	change
													(per cent)
Taxpayer-supported programs and agencies:
Ministries and special offices (CRF)	26,526	26,679	27,192	27,940	29,291	30,891	31,774	32,672	33,400	33,696	37,008	39,036	3.6
Service delivery agencies [1]	4,640	4,798	4,803	4,850	5,076	5,258	5,985	6,042	6,767	7,746	8,666	9,575	6.8
Total FTEs	31,166	31,477	31,995	32,790	34,367	36,149	37,759	38,714	40,167	41,442	45,674	48,611	4.1
Growth rates:
Ministries and special offices (CRF)	-2.9	0.6	1.9	2.8	4.8	5.5	2.9	2.8	2.2	0.9	9.8	5.5	n/a
Service delivery agencies	2.9	3.4	0.1	1.0	4.7	3.6	13.8	1.0	12.0	14.5	11.9	10.5	n/a
Population per FTE: [2]
Total FTEs	148.7	149.7	148.9	148.3	143.6	138.9	135.4	133.7	130.1	129.3	121.1	117.2	-2.1

[1]	Service delivery agency FTE figures do not include SUCH sector staff employment.
[2]	Population per FTE is calculated using July 1 population (e.g. population on July 1, 2024 divided by 2024/25 FTEs).

110 |	2025 Financial and Economic Review

Appendix 2 – Financial Review Supplementary Tables

Table A2.9 Capital Spending – 2013/14 to 2024/25

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23	2023/24	2024/25	change
													(per cent)
Taxpayer-supported:
Education
Schools (K–12)	466	420	430	474	578	626	877	944	1,001	934	874	1,199	9.0
Post-secondary	507	718	746	792	968	1,024	936	904	899	1,071	1,227	1,527	10.5
Health	690	900	923	1,004	890	904	1,009	1,162	1,555	1,915	2,998	3,226	15.1
BC Transportation Financing Authority	1,017	822	867	823	717	853	955	1,285	1,364	1,823	2,263	3,013	10.4
BC Transit	80	83	51	41	115	85	73	107	67	101	158	151	5.9
Government direct (ministries)	298	326	290	301	430	421	520	389	386	470	537	468	4.2
Housing	65	107	127	184	169	483	355	572	642	357	587	603	22.4
Other	28	31	25	40	41	56	47	65	88	85	128	192	19.1
	3,151	3,407	3,459	3,659	3,908	4,452	4,772	5,428	6,002	6,756	8,772	10,379	11.4
Self-supported:
BC Hydro	2,036	2,169	2,306	2,444	2,473	3,826	3,082	3,207	3,475	3,919	4,263	4,015	6.4
Columbia Basin power projects	52	28	15	2	1	2	994	7	9	10	8	16	-10.2
Transportation Investment Corp.	202	76	25	38	4	-	-	-	-	-	-	-	n/a
BC Railway Company	8	5	23	4	11	33	6	1	2	6	4	4	-6.1
ICBC	82	88	90	62	54	66	62	100	54	41	64	43	-5.7
BC Lottery Corporation	100	69	68	86	82	75	102	73	90	95	84	100	0.0
Liquor Distribution Branch	13	25	23	27	48	60	36	22	22	16	18	22	4.9
Other	26	28	23	62	56	44	104	65	78	78	143	202	20.5
	2,519	2,488	2,573	2,725	2,729	4,106	4,386	3,475	3,730	4,165	4,584	4,402	5.2
Total capital spending	5,670	5,895	6,032	6,384	6,637	8,558	9,158	8,903	9,732	10,921	13,356	14,781	9.1
Per cent of Nominal GDP: [1]
Taxpayer-supported	1.4	1.4	1.4	1.4	1.4	1.5	1.5	1.8	1.7	1.7	2.1	2.4	5.4
Self-supported	1.1	1.0	1.0	1.0	1.0	1.4	1.4	1.1	1.0	1.1	1.1	1.0	-0.5
Total	2.5	2.4	2.4	2.4	2.4	2.9	3.0	2.9	2.7	2.8	3.3	3.5	3.2
Growth rates:
Taxpayer-supported	-3.9	8.1	1.5	5.8	6.8	13.9	7.2	13.7	10.6	12.6	29.8	18.3	n/a
Self-supported	-8.9	-1.2	3.4	5.9	0.1	50.5	6.8	-20.8	7.3	11.7	10.1	-4.0	-7.1
Total	-6.2	4.0	2.3	5.8	4.0	28.9	7.0	-2.8	9.3	12.2	22.3	10.7	n/a
Per capita: [2]
Taxpayer-supported	680	723	726	753	792	887	934	1,049	1,148	1,261	1,586	1,821	9.4
Self-supported	543	528	540	561	553	818	858	671	714	777	829	772	3.3
Total	1,223	1,251	1,266	1,313	1,345	1,704	1,792	1,720	1,862	2,038	2,415	2,594	7.1

Real Per Capita Capital Spending (2024 $) [3]	1,613	1,633	1,634	1,665	1,670	2,060	2,116	2,016	2,123	2,174	2,478	2,594	4.4
Growth rate (per cent)	-7.4	1.2	0.1	1.9	0.3	23.4	2.7	-4.7	5.3	2.4	14.0	4.7	n/a

[1]	Capital spending as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2024/25 amounts divided by GDP for the 2024 calendar year). As nominal GDP for the calendar year ending 2024 is not available, the 2024 GDP projected in the March 2025 budget has been used for the fiscal year ended March 31, 2025. Totals may not add due to rounding.
[2]	Per capita capital spending is calculated using July 1 population (e.g. 2024/25 amounts divided by population on July 1, 2024). Totals may not add due to rounding.
[3]	Capital spending is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2024 CPI for 2024/25 capital spending).

2025 Financial and Economic Review	| 111

Appendix 2 – Financial Review Supplementary Tables

Table A2.10 Provincial Debt – 2013/14 to 2024/25

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23	2023/24	2024/25	change
													(per cent)
Taxpayer-supported debt:
Provincial government
Operating	10,223	9,280	8,034	4,644	1,156	-	-	8,746	7,233	-	8,729	24,516	8.3
Capital
K-12 education	7,217	7,572	8,012	8,454	8,891	8,885	9,757	10,529	11,342	10,893	11,643	12,563	5.2
Post-secondary institutions	3,747	3,860	4,063	4,285	4,584	4,607	4,917	5,426	5,732	5,502	5,979	6,663	5.4
Health facilities	4,732	5,105	5,416	5,835	6,141	6,173	6,705	7,484	8,223	8,286	10,109	12,559	9.3
Ministries general capital	1,372	1,698	1,987	2,288	2,718	2,363	3,133	3,702	4,087	4,549	5,084	5,552	13.6
Transportation	2,174	2,174	2,174	2,174	5,682	5,401	5,401	5,401	5,401	5,391	5,391	5,330	8.5
Social housing	378	413	428	449	619	619	805	1,062	1,424	1,648	2,024	2,386	18.2
Other	242	242	242	242	242	242	252	268	278	269	352	486	6.5
Total capital	19,862	21,064	22,322	23,727	28,877	28,290	30,970	33,872	36,487	36,538	40,582	45,539	7.8
Total provincial government	30,085	30,344	30,356	28,371	30,033	28,290	30,970	42,618	43,720	36,538	49,311	70,055	8.0
Taxpayer-supported entities:
School districts	28	28	21	19	17	19	18	24	25	21	19	20	-3.0
Post-secondary institutions	639	658	668	699	744	763	753	882	922	910	897	976	3.9
Health authorities & hospital societies	1,306	1,417	1,582	1,717	1,762	1,795	1,802	1,875	1,839	1,983	2,387	2,333	5.4
BC Transportation Financing Authority	7,912	8,428	9,177	9,974	10,388	11,293	12,193	13,321	14,615	18,946	21,286	24,078	10.6
BC Pavilion Corporation	149	148	156	143	141	138	135	132	129	126	123	119	-2.0
BC Transit	143	123	106	94	84	73	65	60	56	53	109	119	-1.7
InBC Investment Corp	440	414	304	217	161	70	45	37	19	21	60	117	-11.3
Social housing	341	302	332	246	259	225	222	770	974	1,241	1,182	1,237	12.4
Other	25	18	17	19	18	15	26	31	42	49	28	35	3.1
Total taxpayer-supported entities	10,983	11,536	12,363	13,128	13,574	14,391	15,259	17,132	18,621	23,350	26,091	29,034	9.2
Total taxpayer-supported debt	41,068	41,880	42,719	41,499	43,607	42,681	46,229	59,750	62,341	59,888	75,402	99,089	8.3
Self-supported debt:
Commercial Crown corporations and agencies
BC Hydro	15,559	16,544	17,929	19,685	19,990	22,064	23,238	24,650	25,611	26,707	29,351	31,890	6.7
BC Liquor Distribution Branch		-	-	-	-	-	210	233	230	242	233	233	n/a
BC Lottery Corporation	155	140	150	145	155	100	233	228	195	201	169	189	1.8
Columbia Basin power projects	470	464	459	448	433	418	1,387	1,349	1,319	1,298	1,265	1,227	9.1
Columbia Power Corporation	-	300	296	291	286	282	276	271	266	270	266	259	n/a
Post-secondary institution subsidiaries	198	222	310	340	418	387	504	520	615	685	682	896	14.7
Transportation Investment Corporation	3,209	3,335	3,355	3,398	-	-	-	-	-	-	-	-	n/a
Other	34	35	33	31	30	30	84	99	89	89	94	94	9.7
Total self-supported debt	19,625	21,040	22,532	24,338	21,312	23,281	25,932	27,350	28,325	29,492	32,060	34,788	5.3
Total provincial debt	60,693	62,920	65,251	65,837	64,919	65,962	72,161	87,100	90,666	89,380	107,462	133,877	7.5

112 |	2025 Financial and Economic Review

Appendix 2 – Financial Review Supplementary Tables

Table A2.11 Provincial Debt Supplementary Information – 2013/14 to 2024/25

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23	2023/24	2024/25	change
													(per cent)
Per cent of nominal GDP: [1]
Taxpayer-supported debt:
Provincial government direct operating	4.4	3.8	3.2	1.8	0.4	-	-	2.8	2.0	-	2.1	5.7	2.4
Provincial government capital	8.6	8.6	8.9	9.0	10.2	9.5	10.0	11.0	10.2	9.2	9.9	10.7	2.0
Total provincial government	13.0	12.4	12.1	10.8	10.6	9.5	10.0	13.9	12.2	9.2	12.0	16.4	2.1
Taxpayer-supported entities	4.8	4.7	4.9	5.0	4.8	4.8	4.9	5.6	5.2	5.9	6.4	6.8	3.3
Total taxpayer-supported debt	17.8	17.2	17.0	15.7	15.4	14.4	15.0	19.4	17.5	15.1	18.4	23.2	2.5
Self-supported debt:
Commercial Crown corporations and agencies	8.5	8.6	9.0	9.2	7.6	7.8	8.4	8.9	7.9	7.5	7.8	8.2	-0.4

Total provincial debt	26.3	25.8	26.0	24.9	23.0	22.2	23.4	28.3	25.4	22.6	26.2	31.4	1.6
Growth rates (per cent):
Taxpayer-supported debt:
Provincial government direct operating	8.7	-9.2	-13.4	-42.2	-75.1	-100.0	-	-	-17.3	-100.0	-	180.9	31.8
Provincial government capital	6.0	6.1	6.0	6.3	21.7	-2.0	9.5	9.4	7.7	0.1	11.1	12.2	6.6
Taxpayer-supported entities	9.3	5.0	7.2	6.2	3.4	6.0	6.0	12.3	8.7	25.4	11.7	11.3	1.7
Total taxpayer-supported debt	7.6	2.0	2.0	-2.9	5.1	-2.1	8.3	29.2	4.3	-3.9	25.9	31.4	13.8
Self-supported debt:
Commercial Crown corporations and agencies	11.3	7.2	7.1	8.0	-12.4	9.2	11.4	5.5	3.6	4.1	8.7	8.5	-2.5
Total provincial debt	8.7	3.7	3.7	0.9	-1.4	1.6	9.4	20.7	4.1	-1.4	20.2	24.6	9.9
Per capita: [2]
Taxpayer-supported debt:
Provincial government direct operating	2,206	1,969	1,686	955	234	-	-	1,690	1,384	-	1,578	4,302	6.3
Provincial government capital	4,285	4,470	4,684	4,881	5,852	5,634	6,059	6,544	6,981	6,820	7,336	7,991	5.8
Taxpayer-supported entities	2,370	2,448	2,594	2,701	2,751	2,866	2,986	3,310	3,563	4,358	4,717	5,095	7.2
Total taxpayer-supported debt	8,861	8,887	8,964	8,537	8,838	8,501	9,045	11,543	11,927	11,178	13,631	17,389	6.3
Self-supported debt:
Commercial Crown corporations and agencies	4,234	4,465	4,728	5,007	4,319	4,637	5,074	5,284	5,419	5,505	5,796	6,105	3.4

Total provincial debt	13,095	13,351	13,692	13,543	13,157	13,137	14,119	16,827	17,347	16,683	19,427	23,494	5.5
Real Per Capita Provincial Debt (2024 $) [3]	17,267	17,427	17,679	17,172	16,336	15,879	16,676	19,725	19,781	17,795	19,941	23,494	2.8
Growth rate (per cent)	7.3	0.9	1.4	-2.9	-4.9	-2.8	5.0	18.3	0.3	-10.0	12.1	17.8	n/a

[1]	Debt as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2024/25 debt divided by GDP for the 2024 calendar year). As nominal GDP for the calendar year ending in 2024 is not available, the 2024 GDP projected in the March 2025 budget has been used for the fiscal year ended March 31, 2025. Totals may not add due to rounding.
[2]	Per capita debt is calculated using July 1 population (e.g. 2024/25 debt divided by population on July 1, 2024). Totals may not add due to rounding.
[3]	Debt is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2024 CPI for 2024/25 debt).

2025 Financial and Economic Review	| 113

Appendix 2 – Financial Review Supplementary Tables

Table A2.12 Key Provincial Debt Indicators – 2013/14 to 2024/251

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23	2023/24	2024/25	change
													(per cent)
Debt to revenue (per cent)
Total provincial	108.9	107.4	107.1	100.0	94.8	89.7	95.9	115.2	104.4	90.7	113.4	134.8	2.0
Taxpayer-supported	97.7	95.0	92.6	82.6	82.6	75.3	80.6	101.4	90.9	74.3	97.9	122.7	2.1
Debt per capita ($) [2]
Total provincial	13,094	13,350	13,694	13,544	13,157	13,137	14,119	16,828	17,346	16,685	19,426	23,495	5.5
Taxpayer-supported	8,860	8,886	8,965	8,537	8,838	8,500	9,045	11,544	11,927	11,179	13,630	17,390	6.3
Debt to nominal GDP (per cent) [3]
Total provincial	26.3	25.8	26.0	24.9	23.0	22.2	23.4	28.3	25.4	22.6	26.2	31.4	1.6
Taxpayer-supported	17.8	17.2	17.0	15.7	15.4	14.4	15.0	19.4	17.5	15.1	18.4	23.2	2.5
Interest bite (cents per dollar of revenue) [4]
Total provincial	4.4	4.3	4.8	3.8	4.0	3.8	3.8	3.7	3.3	3.2	3.8	4.6	0.5
Taxpayer-supported	3.8	3.7	4.2	3.3	3.3	3.2	3.1	3.1	2.8	2.5	3.2	4.1	0.7
Interest costs ($ millions)
Total provincial	2,444	2,525	2,919	2,521	2,759	2,786	2,872	2,817	2,848	3,116	3,647	4,600	5.9
Taxpayer-supported	1,583	1,651	1,932	1,644	1,725	1,793	1,807	1,832	1,896	2,032	2,444	3,278	6.8
Interest rate (per cent) [5]
Taxpayer-supported	4.0	4.0	4.6	3.9	4.1	4.2	4.1	3.5	3.1	3.3	3.6	3.8	-0.6
Revenue Factor for Key Indicators ($ millions)
Total provincial [6]	55,710	58,589	60,906	65,828	68,471	73,556	75,283	75,583	86,832	98,583	94,769	99,315	5.4
Taxpayer-supported [7]	42,042	44,085	46,122	50,220	52,786	56,703	57,386	58,925	68,587	80,575	77,043	80,729	6.1
Debt ($ millions)
Total provincial	60,693	62,920	65,251	65,837	64,919	65,962	72,161	87,100	90,666	89,380	107,462	133,877	7.5
Taxpayer-supported [8]	41,068	41,880	42,719	41,499	43,607	42,681	46,229	59,750	62,341	59,888	75,402	99,089	8.3
Provincial nominal GDP ($ millions) [9]	230,981	243,872	250,784	263,912	282,283	297,392	308,993	307,412	357,002	395,629	409,881	426,791	5.7
Population (thousands at July 1) [10]	4,635	4,713	4,765	4,861	4,934	5,021	5,111	5,176	5,227	5,357	5,532	5,698	1.9

[1]	Figures for prior years have been restated to conform with the presentation used for 2024/25 and to include the effects of changes in underlying data and statistics.

[2]	The ratio of debt to population (e.g. 2024/25 debt divided by population at July 1, 2024).

[3]	The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g. 2024/25 debt divided by 2024 nominal GDP). As nominal GDP for the calendar year ending is not available, the 2024 GDP projected in the March 2025 budget has been used for the fiscal year ended March 31, 2025.
[4]	The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

[5]	Weighted average of all outstanding debt issues.

[6]	Includes revenue of the consolidated revenue fund (excluding dividends from enterprises) plus revenue of all government organizations and enterprises.

[7]	Excludes revenue of government enterprises, but includes dividends from enterprises paid to the consolidated revenue fund.

[8]	Excludes debt of commercial Crown corporations and agencies and funds held under the province's warehouse borrowing program.

[9]	Nominal GDP for the calendar year ending in the fiscal year (e.g. Nominal GDP for 2024 is used for the fiscal year ended March 31, 2025). As nominal GDP for the calendar year ending 2024 is not available, the 2024 GDP projected in the March 2025 budget has been used for the fiscal year ended March 31, 2025.
[10]	Population at July 1st within the fiscal year (e.g. population at July 1, 2024 is used for the fiscal year ended March 31, 2025).

114 |	2025 Financial and Economic Review

Appendix 2 – Financial Review Supplementary Tables

Table A2.13 Historical Operating Statement Surplus (Deficit) 1

				Crown				Surplus
				Corporations				(Deficit)
	Consolidated Revenue Fund			and	SUCH	Other	Surplus	as a Per Cent
($ millions)	Revenue	Expenditure	Balance	Agencies	Sector	Adjustments	(Deficit)[1]	of GDP
1970/71	1,373	1,274	99	-	-	-	-	1.0
1971/72	1,558	1,474	84	-	-	-	-	0.8
1972/73	1,772	1,675	97	-	-	-	-	0.8
1973/74	2,217	2,071	146	-	-	-	-	0.9
1974/75	2,769	2,779	(10)	-	-	-	-	(0.1)
1975/76	3,124	3,534	(410)	-	-	-	-	(2.1)
1976/77	3,785	3,691	94	-	-	-	-	0.4
1977/78	4,372	4,168	204	-	-	-	-	0.8
1978/79	4,853	4,582	271	-	-	-	-	0.9
1979/80[1]	5,860	5,318	542	(88)	-	-	454	1.3
1980/81	5,982	6,239	(257)	45	-	-	(212)	(0.5)
1981/82	7,139	7,323	(184)	43	-	-	(141)	(0.3)
1982/83	7,678	8,662	(984)	(257)	-	-	(1,241)	(2.7)
1983/84	8,335	9,347	(1,012)	49	-	-	(963)	(2.0)
1984/85	8,807	9,801	(994)	172	-	-	(822)	(1.6)
1985/86	9,160	10,127	(967)	110	-	-	(857)	(1.5)
1986/87	9,463	10,624	(1,161)	526	-	-	(635)	(1.1)
1987/88	11,007	11,055	(48)	119	-	-	71	0.1
1988/89	12,570	11,834	736	194	-	-	930	1.3
1989/90	13,656	13,200	456	40	-	-	496	0.6
1990/91	14,236	15,010	(774)	107	-	-	(667)	(0.8)
1991/92	14,570	17,101	(2,531)	192	-	-	(2,339)	(2.8)
1992/93	16,172	17,858	(1,686)	210	-	-	(1,476)	(1.6)
1993/94	17,923	18,833	(910)	11	-	-	(899)	(0.9)
1994/95	19,506	19,953	(447)	219	-	-	(228)	(0.2)
1995/96	19,698	20,054	(356)	38	-	-	(318)	(0.3)
1996/97	20,126	20,241	(115)	(270)	-	-	(385)	(0.3)
1997/98	20,216	20,368	(152)	(258)	-	-	(410)	(0.3)
1998/99	20,312	20,530	(218)	(689)	(88)	-	(995)	(0.8)
1999/2000	21,836	22,161	(325)	345	(73)	-	(53)	0.0
2000/01	23,948	22,675	1,273	(171)	105	(52)[3]	1,155	0.8
2001/02	22,988	24,981	(1,993)[2]	(711)[2]	147	1,464 [3]	(1,093)	(0.8)
2002/03	22,212	25,168	(2,956)	(216)	494	-	(2,678)	(1.9)
2003/04	23,430	25,481	(2,051)	347	337	-	(1,367)	(0.9)
2004/05	27,579	26,310	1,269	1,035	361	-	2,665	1.6
2005/06	29,952	27,178	2,774	550	562	(710)[4]	3,176	1.8
2006/07	31,713	28,510	3,203	841	372	(264)[4]	4,152	2.2
2007/08	33,007	30,569	2,438	995	410	(444)[4,5]	3,399	1.7
2008/09	32,560	32,036	524	975	153	18 [4,5]	1,670	0.8
2009/10	29,169	32,277	(3,108)	803	492	-	(1,813)	(0.9)
2010/11	32,778	33,581	(803)	(219)	710	-	(312)	(0.2)
2011/12	32,708	34,595	(1,887)	239	807	(1,599)[6]	(2,440)	(1.1)
2012/13	32,667	35,125	(2,458)	95	482	-	(1,881)	(0.8)
2013/14	34,088	34,896	(808)	155	360	-	(293)	(0.1)
2014/15	36,373	36,063	310	199	684	-	1,193	0.5
2015/16	37,630	37,722	(92)	(621)	762	-	49	0.0
2016/17	41,344	39,669	1,675	(168)	715	-	2,222	0.8
2017/18	43,579	45,737	(2,158)	1,270	1,084	-	196	0.1
2018/19	46,926	45,161	1,765	(1,289)	840	-	1,316	0.4
2019/20	46,580	47,824	(1,244)	(419)	1,132	-	(531)	(0.2)
2020/21	48,210	57,889	(9,679)	1,847	2,217	-	(5,615)	(1.8)
2021/22	57,387	58,716	(1,329)	525	2,066	-	1,262	0.4
2022/23	67,690	68,322	(632)	168	1,420	-	956	0.2
2023/24	62,458	71,537	(9,079)	1,049	2,995	-	(5,035)	(1.2)
2024/25	64,867	77,369	(12,502)	1,665	3,490	-	(7,347)	(1.7)

[1]	The provincial government began publishing summary financial statements in 1979/80. Figures for prior years are unavailable. For 1970/71 to 1978/79,the CRF balance is used in place of the summary accounts surplus/(deficit). Figures have been restated to reflect government accounting policies in effect at March 31, 2025.

[2]	Does not include the $256 million transfer to the CRF for the wind-up of Forest Renewal BC and Fisheries Renewal BC.

[3]	Impact of move to joint trusteeship for public service pension plans.

[4]	Negotiating framework incentive payments.

[5]	Climate Action Dividend.

[6]	One-time HST transition repayment.

2025 Financial and Economic Review	| 115

Appendix 2 – Financial Review Supplementary Tables

Table A2.14 Historical Provincial Debt Summary1

	Taxpayer-Supported Debt
	Provincial	Education	Health			Total			Total Debt	Taxpayer-
	Government	Facilities	Facilities	Highways,		Taxpayer-	Self-	Total	as a	Supported
	Direct	Capital	Capital	Ferries and		Supported	Supported	Provincial	Per Cent	Debt as a Per
Year	Operating	Financing	Financing	Public Transit	Other[2]	Debt	Debt[3]	Debt	of GDP	Cent of GDP
	($ millions)								(per cent)
1969/70	-	338	42	142	100	622	1,661	2,283	24.7	6.7
1970/71	-	362	64	172	99	697	1,808	2,505	25.6	7.1
1971/72	-	380	85	233	95	793	1,948	2,741	24.9	7.2
1972/73	-	408	105	288	87	888	2,062	2,950	23.8	7.2
1973/74	-	425	117	340	145	1,027	2,228	3,255	21.1	6.7
1974/75	-	485	133	386	149	1,153	2,650	3,803	21.3	6.5
1975/76	-	557	178	544	145	1,424	3,144	4,568	23.1	7.2
1976/77	261	658	236	649	188	1,992	3,787	5,779	24.4	8.4
1977/78	261	710	291	656	215	2,133	4,464	6,597	24.9	8.1
1978/79	261	778	334	653	91	2,117	4,838	6,955	23.3	7.1
1979/80	235	836	401	730	195	2,397	5,704	8,101	23.3	6.9
1980/81	209	919	461	729	270	2,588	5,956	8,544	21.6	6.5
1981/82	183	1,067	561	844	291	2,946	7,227	10,173	21.8	6.3
1982/83	883	1,204	660	1,024	894	4,665	7,692	12,357	26.5	10.0
1983/84	1,596	1,321	712	1,392	1,174	6,195	8,440	14,635	29.7	12.6
1984/85	2,476	1,308	717	691	1,276	6,468	9,082	15,550	30.0	12.5
1985/86	3,197	1,276	680	1,034	1,376	7,563	8,990	16,553	29.7	13.6
1986/87	4,802	1,268	681	1,097	812	8,660	8,485	17,145	29.1	14.7
1987/88	5,017	1,278	716	1,192	660	8,863	8,149	17,012	26.1	13.6
1988/89	4,919	1,322	763	1,213	842	9,059	7,396	16,455	22.8	12.6
1989/90	4,209	1,367	837	1,244	1,262	8,919	7,340	16,259	20.7	11.4
1990/91	4,726	1,565	959	1,287	1,281	9,818	7,444	17,262	21.0	11.9
1991/92	6,611	1,939	1,040	1,527	1,431	12,548	7,493	20,041	23.6	14.8
1992/93	8,969	2,426	1,141	1,719	1,641	15,896	7,526	23,422	25.9	17.6
1993/94	10,257	3,054	1,181	1,862	1,627	17,981	7,946	25,927	26.7	18.5
1994/95	10,181	3,631	1,318	2,158	1,749	19,037	8,013	27,050	26.1	18.4
1995/96	10,237	3,990	1,399	2,598	1,695	19,919	8,847	28,766	26.3	18.2
1996/97	11,030	4,230	1,431	3,144	1,440	21,275	8,096	29,371	26.1	18.9
1997/98	11,488	4,352	1,417	3,463	1,431	22,151	8,204	30,355	25.6	18.7
1998/99	11,707	5,023	1,494	3,678	1,330	23,232	8,910	32,142	26.8	19.4
1999/2000	13,295	5,429	1,679	3,527	1,276	25,206	9,232	34,438	27.4	20.1
2000/01	11,578	5,737	2,028	4,234	1,527	25,104	8,684	33,788	24.8	18.4
2001/02	13,319	6,118	2,186	4,685	1,196	27,504	8,578	36,082	26.0	19.8
2002/03	14,957	6,394	2,265	4,835	919	29,370	7,487	36,857	25.6	20.4
2003/04	15,180	6,829	2,343	4,931	717	30,000	7,775	37,775	24.9	19.7
2004/05	13,969	7,122	2,253	4,644	660	28,648	7,221	35,869	21.8	17.4
2005/06	11,343	7,612	2,635	4,883	742	27,215	7,242	34,457	19.4	15.4
2006/07	8,889	8,026	3,053	5,436	533	25,937	7,502	33,439	17.6	13.6
2007/08	7,604	8,638	3,511	6,143	653	26,549	8,088	34,637	17.3	13.2
2008/09	5,744	9,133	3,936	6,831	758	26,402	11,612	38,014	18.4	12.8
2009/10	7,359	9,601	4,389	7,502	1,117	29,968	11,917	41,885	21.1	15.1
2010/11	6,964	10,108	4,895	8,095	1,759	31,821	13,333	45,154	21.8	15.4
2011/12	7,813	10,592	5,293	8,644	2,317	34,659	15,534	50,193	22.9	15.8
2012/13	9,408	11,145	5,691	9,421	2,517	38,182	17,634	55,816	25.0	17.1
2013/14	10,223	11,631	6,038	10,229	2,947	41,068	19,625	60,693	26.3	17.8
2014/15	9,280	12,118	6,522	10,725	3,235	41,880	21,040	62,920	25.8	17.2
2015/16	8,034	12,764	6,998	11,457	3,466	42,719	22,532	65,251	26.0	17.0
2016/17	4,644	13,457	7,552	12,242	3,604	41,499	24,338	65,837	24.9	15.7
2017/18	1,156	14,236	7,903	16,154	4,158	43,607	21,312	64,919	23.0	15.4
2018/19	-	14,274	7,968	16,767	3,672	42,681	23,281	65,962	22.2	14.4
2019/20	-	15,445	8,507	17,659	4,618	46,229	25,932	72,161	23.4	15.0
2020/21	8,746	16,861	9,359	18,782	6,002	59,750	27,350	87,100	28.3	19.4
2021/22	7,233	18,021	10,062	20,072	6,953	62,341	28,325	90,666	25.4	17.5
2022/23	-	17,326	10,269	24,390	7,903	59,888	29,492	89,380	22.6	15.1
2023/24	8,729	18,538	12,496	26,786	8,853	75,402	32,060	107,462	26.2	18.4
2024/25	24,516	20,222	14,892	29,527	9,932	99,089	34,788	133,877	31.4	23.2

[1]	Provincial debt is prepared in accordance with Generally Accepted Accounting Principles and presented consistent with the Debt Summary Report included in the Public Accounts. Debt is shown net of sinking funds and unamortized discounts, excludes accrued interest and foreign exchange adjustments, and includes non-guaranteed debt directly incurred by commercial Crown corporations and debt guaranteed by the Province.

[2]	Includes BC Buildings, BC Housing Management Commission, other taxpayer-supported Crown agencies, and loan guarantee provisions.

[3]	Includes commercial Crown corporations and agencies and funds held under the province's warehouse borrowing program.

116 |	2025 Financial and Economic Review

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